Exhibit 10.1

$215,680,289.01

CREDIT AGREEMENT

among

GRAMERCY WAREHOUSE FUNDING I LLC,
GKK TRADING WAREHOUSE I LLC,
as Borrowers,

GRAMERCY CAPITAL CORP.,
GKK CAPITAL LP,
GRAMERCY INVESTMENT TRUST,
GKK TRADING CORP.,
as Guarantors,

THE LENDERS PARTY HERETO,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Dated as of July 22, 2008

WACHOVIA CAPITAL MARKETS, LLC,
as Sole Lead Arranger and Sole Bookrunner

i

v

Schedules

Schedule 1.1(a)	Investments
Schedule 1.1(b)	Collection Account
Schedule 1.1(c)	Asset Representations
Schedule 1.1(d)	Securities Account
Schedule 2.3(a)	Letters of Credit
Schedule 2.3(b)	Cash Collateralized Letters of Credit
Schedule 2.3(c)	Non-Cash Collateralized Letters of Credit
Schedule 3.3	Jurisdictions of Organization and Qualification
Schedule 3.6	Material Litigation
Schedule 3.12	Organizational Chart
Schedule 3.18	Location
Schedule 5.23	List of Participated Assets
Schedule 9.3	Servicers

Exhibits

Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Account Control Agreement
Exhibit 1.1(d)(i)	Form of Borrower Joinder Agreement
Exhibit 1.1(d)(ii)	Form of Guarantor Joinder Agreement
Exhibit 1.1(e)	Form of Notice of Borrowing
Exhibit 1.1(f)	Form of Assignment
Exhibit 1.1(g)	Form of Compliance Certificate
Exhibit 1.1(h)	Form of Servicer Redirection Notice
Exhibit 2.1(b)	Form of Confirmation
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.2(d)	Form of Term Loan Note
Exhibit 2.14	Form of Section 2.14 Exhibit
Exhibit 4.1(a)	Form of Lender Consent
Exhibit 4.1(n)	Form of Closing Officer’s Certificate
Exhibit 4.1(o)	Form of Patriot Act Certificate
Exhibit 4.1(q)(i)	Form of Power of Attorney – Borrower
Exhibit 4.1(q)(ii)	Form of Power of Attorney – Pledgor
Exhibit 5.2(j)	Form of Mortgage Asset Data Summary

CREDIT AGREEMENT, dated as of July 22, 2008, among GRAMERCY WAREHOUSE FUNDING I LLC, a Delaware limited liability company (together with its successors and permitted assigns, “GWF-I”), as a borrower, GKK TRADING WAREHOUSE I LLC, a Delaware limited liability company (together with its successors and permitted assigns, “GKK Trading” and together with GWF-I, the “Borrowers”), as a borrower, GRAMERCY CAPITAL CORP., a Maryland corporation (“Gramercy Capital”), as a guarantor, GKK CAPITAL LP, a Delaware limited partnership (“GKK Capital”), as a guarantor, GRAMERCY INVESTMENT TRUST, a Maryland real estate investment trust (“Gramercy REIT”), as a guarantor, GKK TRADING CORP., a Delaware corporation (individually, “GTC” and collectively with Gramercy Capital, GKK Capital and Gramercy REIT, the “Guarantors”), as a guarantor, the other entities from time to time party hereto pursuant to Section 5.10, the several banks and other financial institutions as are, or may from time to time become parties to this Agreement (each, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make loans and other financial accommodations to the Credit Parties in an aggregate principal amount of up to $215,680,289.01, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Credit Parties on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                   Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“1199 F Street” shall mean that certain Sub-Participation A Interest (in the original amount of $28,460,955.31 as described in that certain Sub-Participation Agreement, dated as of May 29, 2008, by and between Gramercy Warehouse Funding I LLC as Participant A and Participant B) in that certain Funded Participation Interest in the original amount of $39,700,000 as described in that certain Participation and Servicing Agreement, dated as of May 29, 2008, by and between Gramercy Warehouse Funding I LLC as Advance Participant and Funded Participant.

“40 Act” shall mean the Investment Company Act of 1940, as amended, restated or modified from time to time.

“ABR Default Rate” shall have the meaning set forth in Section 2.8.

“Accepted Servicing Practices” shall mean, with respect to each item of Collateral, those mortgage, mezzanine loan and/or secured lending servicing practices, as applicable, of prudent lending institutions that service Collateral of the same type, size and structure as such Collateral in the jurisdiction where the related Underlying Mortgaged Property is located, as applicable, but in any event, (a) in accordance with the terms of the Credit Documents and Requirements of Law, (b) without prejudice to the interests of the Administrative Agent or any Lender, (c) with a view to the maximization of the recovery on such Collateral on a net present value basis and (d) without regard to (i) any relationship that any Credit Party or any Affiliate or any Subsidiary of  the foregoing may have with the related Obligor, mortgagor, any Servicer, any PSA Servicer, any Credit Party or any Affiliate or any Subsidiary of any of the foregoing; (ii) the right of any Credit Party or any Subsidiary or Affiliate of the foregoing to receive compensation or other fees for its services rendered pursuant to this Agreement, the other Credit Documents, the Mortgage Loan Documents or any other document or agreement; (iii) the ownership, servicing or management by any Credit Party or any Affiliate or any Subsidiary of  the foregoing for others of any other mortgage loans, assets or mortgaged property; (iv) any obligation of any Credit Party or any Affiliate or any Subsidiary of  the foregoing to repurchase, repay or substitute any item of Collateral; (v) any obligation of any Credit Party or any Affiliate or any Subsidiary of  the foregoing to cure a breach of a representation and warranty with respect to any Collateral and (vi) any debt any Credit Party or any Affiliate or any Subsidiary of  the foregoing has extended to any Obligor, mortgagor or any Affiliate of such Obligor or mortgagor.

“Account Control Agreement” shall mean that certain agreement, dated as of the date hereof, among the Borrowers, the Administrative Agent and Wachovia substantially in the form of Exhibit 1.1(c) attached hereto, as amended, restated, modified or supplemented from time to time.

“Account Designation Notice” shall mean the Account Designation Notice dated as of the Closing Date from the Borrowers to the Administrative Agent in substantially the form attached hereto as Exhibit 1.1(a), as amended, restated, modified or supplemented from time to time.

“Act of Insolvency” shall mean with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Additional Credit Party” shall mean each Person that becomes a Borrower or Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.

“Administrative Borrower” shall mean GWF-I.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent, as amended, restated, modified or supplemented from time to time.

“Affiliate” shall mean any (A) entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the debtor, other than an entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such entity has not in fact exercised such power to vote; (B) corporation 20 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the debtor, or by an entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the debtor, other than an entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such entity has not in fact exercised such power to vote; (C) person whose business is operated under a lease or operating agreement by a debtor, or person substantially all of whose property is operated under an operating agreement with the debtor; or (D) entity that operates the business or substantially all of the property of the debtor under a lease or operating agreement.

“Affiliated Hedge Counterparty” shall mean Wachovia Bank, National Association, or any Affiliate thereof, in its capacity as a party to any Interest Rate Protection Agreement with the Borrowers, any Guarantor or any Subsidiary or Affiliate of the Borrowers.

“Agreement” or “Credit Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Allocated Revolving Loan Amount” shall mean, for each item of Revolving Loan Collateral, the outstanding principal amount of the Revolving Loans allocated by the Administrative Agent to the related Revolving Loan Collateral, which Allocated Revolving Loan Amount shall be set forth in the related Confirmation, as such Allocated Revolving Loan Amount may be reduced (based on the application by the Administrative Agent of principal payments under this Agreement in accordance with Section 2.7) from time to time.  The Administrative Agent shall maintain a schedule of all reductions in the Allocated Revolving Loan Amount for all Revolving Loan Collateral and such schedules shall be conclusive and binding absent manifest error.

“Allocated Term Loan Amount” shall mean, for each item of Term Loan Collateral, the outstanding principal amount of the Term Loan allocated by the Administrative Agent to the related Term Loan Collateral, which Allocated Term Loan Amount shall be set forth in the related Confirmation, as such Allocated Term Loan Amount may be reduced (based on the application by the Administrative Agent of principal payments under this Agreement in accordance with Section 2.7) from time to time.  The Administrative Agent shall maintain a schedule of all reductions in the Allocated Term Loan Amount for all Term Loan Collateral and such schedules shall be conclusive and binding absent manifest error.

“Allocated Underlying Debt” shall mean, with respect to an Underlying Mortgaged Property, any senior or pari passu Indebtedness secured directly or indirectly by such Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, the related Mortgage Asset in right of payment or priority.

“ALTA” shall mean the American Land Title Association.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Applicable Advance Rate” shall have the meaning set forth in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Applicable Percentage” shall have the meaning set forth in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Approved Bank” shall mean any bank, savings and loan association, savings institution, trust company or national banking association subject to state and/or federal supervision with a rating of at least an “A” (or its equivalent) from at least two (2) of the Rating Agencies.

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender with a rating of at least an “A” (or its equivalent) from at least two (2) of the Rating Agencies.

“Arranger” shall mean Wachovia Capital Markets, LLC, together with its successors and assigns.

“Asset Schedule and Exception Report” shall have the meaning set forth in the Custodial Agreement.

“Asset Value” shall have the meaning set forth in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Assignment” shall mean the transfer of all of the Borrowers’ rights and interests under an Eligible Asset pursuant to an assignment executed by the Borrowers in blank, which assignment shall be in the form of Exhibit 1.1(f) and shall be otherwise satisfactory to the Administrative Agent in its discretion, as any such Assignments may be amended, restated, modified or supplemented from time to time.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by the definition of Eligible Assignee and Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Administrative Agent.

“Assignment of Leases” shall mean, with respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Underlying Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Underlying Mortgaged Property is located to reflect the assignment of the Mortgage to the Administrative Agent for the benefit of the Lenders.

“Authority Documents” shall mean, as to any Person, the articles or certificate of incorporation or formation, by-laws, limited liability company agreement, general partnership agreement, limited partnership agreement, trust agreement, joint venture agreement or other applicable organizational or governing documents and the applicable resolutions of such Person.

“Availability” shall mean at any time, an amount equal to the positive excess (if any) of (a) the lesser of (i) the Revolving Committed Amount, and (ii) the Asset Value of all Revolving Loan Collateral, minus (b) the aggregate outstanding principal amount for all Revolving Loans on such day; provided, however, for so long as and to the extent that the Administrative Agent does not have a first priority perfected security interest in any item of Revolving Loan Collateral, then such Revolving Loan Collateral shall be disregarded for the purposes of calculating Availability; provided, further, however, on and after the occurrence of the Maturity Date or an Event of Default, the Availability shall be zero (0).

“Average Advance Rate” shall mean, for a particular Loan, a fraction, the numerator of which is the outstanding principal amount of such Loan and the denominator of which is the Asset Value of all Eligible Assets pledged as primary collateral for such Loan (without taking into account any Applicable Advance Rates), as such Asset Values are determined by the Administrative Agent in accordance with the definition of Asset Value.

“Bailee” shall mean, with respect to each Table Funded Mortgage Asset, the related title company or other settlement agent, in each case, approved in writing by the Administrative Agent  in its discretion.

“Bailee Agreement” shall mean, the Bailee Agreement among the applicable Borrower, the Administrative Agent and the Bailee in the form of Annex 13 to the Custodial Agreement.

“Bailee’s Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(g).

“Basic Mortgage Asset Documents” shall have the meaning set forth in the Custodial Agreement.

“Bookrunner” shall mean Wachovia Capital Markets, LLC, together with its successors and assigns.

“Borrower” or “Borrowers” shall mean, individually and/or collectively, Gramercy Warehouse Funding I LLC, GKK Trading Warehouse I LLC and any other entity that becomes a party to this Agreement pursuant to Section 5.10 from time to time, in each case together with their successors and permitted assigns.

“Borrower Joinder Agreement” shall mean a Borrower Joinder Agreement in substantially the form of Exhibit 1.1(d)(i), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10, as amended, restated, supplemented or modified from time to time.

“Borrower Asset Schedule” shall have the meaning set forth in the Custodial Agreement.

“Borrowing Date” shall mean the date any Loan is made or any item of Collateral is pledged to the Administrative Agent pursuant to the terms hereof and the other Credit Documents.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in North Carolina or New York are authorized or required by Requirements of Law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of (or other agreement conveying the right to use) Property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean, for any Person and its Consolidated Subsidiaries, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean the cash or payments received by the Administrative Agent pursuant to Section 2.7 of this Agreement or as Income on any Collateral, or with respect to any Letter of Credit, cash or deposit account balances deposited in a cash collateral account opened by the Administrative Agent to secure repayment of such Letters of Credit.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent Cash Collateral as collateral for the Obligations pursuant to documentation reasonably satisfactory to the Administrative Agent.

“Cash Collateralized Letters of Credit” shall have the meaning set forth in Section 2.3(a)(ii).

“Cash Equivalents” shall mean (i) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (ii) interest bearing or discounted obligations of Federal agencies and Government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (iii) time deposits, Domestic and LIBOR certificates of deposit, bankers’ acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody’s and/or guaranteed by a Person with an Aa1 rating by Moody’s, an AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved

Bank), (iv) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa1 by Moody’s and/or guaranteed by a Person with an Aa1 rating by Moody’s and/or an AA rating by S&P or better rated credit, (v) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and/or SP-l by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (vi) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (vii) real estate loan pool participations, guaranteed by a Person with an AA rating given by S&P or Aa1 rating given by Moody’s or better rated credit.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall mean the occurrence of any of the following events: (a) prior to an internalization of management by Parent, if GKK Manager LLC is no longer the manager of Parent, (b) after such time as Parent is internally managed, any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of the Parent entitled to vote generally in the election of directors of 20% or more; or (c) the Parent shall cease to own and control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of each Borrower.  Notwithstanding the foregoing, none of the Administrative Agent, any Lender nor any other Person shall be deemed to approve or to have approved any internalization of management as a result of this definition or any other provision herein.

“Class” shall mean, with respect to a Mortgage Asset, such Mortgage Asset’s classification as one of the following: (a) Senior Mortgage Loan, (b) Junior Interest, (c) Mezzanine Loan, (d) Preferred Equity or (e) GKK CRE CDO Security.

“Closing Date” shall mean the date of this Agreement.

“Closing Officer’s Certificate” shall mean a certificate substantially in the form of Exhibit 4.1(n), duly executed by each of the Credit Parties.

“CMBS” shall mean pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by commercial and/or multifamily properties.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean the collective reference to the collateral described in the Security Documents which secures all Obligations (including, without limitation, the Revolving Loan, the Term Loan and the Letters of Credit).

“Collateral Default” shall mean any Mortgage Asset included or proposed to be included in the Collateral (a) that is thirty (30) or more days delinquent under the terms of the related Mortgage Loan Documents (including, without limitation, any Preferred Equity which has not been current pay during such period), (b) for which there is a non-monetary default under the terms of the related Mortgage Loan Documents, (c) for which there is any breach of a representation or warranty under Schedule 1.1(c) or (d) with respect to which the related Obligor is the subject of an Insolvency Proceeding or Act of Insolvency.

“Collection Account” shall mean the account set forth on Schedule 1.1(b), which is established in the name of one or more Borrowers and subject to the Account Control Agreement and into which all Income and Cash Collateral shall be deposited.  Funds in the Collection Account may be invested at the direction of the Administrative Agent in Cash Equivalents.

“Commercial Real Estate” shall mean any real estate included in the definition of Property Type.

“Commitment” shall mean the Revolving Commitments and the Term Loan Commitments, individually or collectively, as appropriate.

“Commitment Fee” shall mean the “Commitment Fee” payable under the Fee and Pricing Letter.

“Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with a Borrower or any other Credit Party within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes any Borrower or any other Credit Party and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.

“Compliance Certificate” shall mean a certificate in the form of Exhibit 1.1(g) attached hereto, duly executed by the Credit Parties.

“Confirmation” shall have the meaning set forth in Section 2.1.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrowers, the Guarantors and their Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Adjusted EBITDA” shall mean, for any period, determined with respect to any Person(s) on a consolidated basis, an amount equal to the sum of (a) net income (or loss) of such Person(s) for such period determined on a consolidated basis (prior to any impact from minority interests and before deduction of Preferred Dividends on preferred stock, if any, of such Person(s)), in accordance with GAAP, plus the following (but only to the extent actually included in determination of such net income (or loss)): (i) depreciation and amortization expense, (ii) interest expense, (iii) income tax expense and (iv) extraordinary or non-recurring gains and losses; plus (b) each such Person’s pro rata share of Consolidated Adjusted EBITDA of its Unconsolidated Affiliates.  Consolidated Adjusted EBITDA will be adjusted to remove all impact of FIN 46 and FAS 140 to the extent of related transfers to special purpose entities in connection with bona fide securitizations of Mortgage Assets and related extensions of credit in connection with bona fide lendings made by such Person as lender.

“Consolidated Interest Expense” shall mean, for any period, determined without duplication with respect to any Person(s) on a consolidated basis, the amount of total interest expense incurred (in accordance with GAAP), including capitalized or accruing interest (but excluding interest funded under a construction loan), plus each such Person’s pro rata share of Interest Expense from Joint Venture investments and Unconsolidated Affiliates.

“Consolidated Total Assets” shall mean, at any time, an amount equal to the aggregate book value of (a) all assets owned by any Person(s) (on a consolidated basis) and (b) the proportionate share of assets owned by non-consolidated subsidiaries of such Person(s), less (i) amounts owing to such Person(s) from any Affiliates thereof (other than “arm’s length” loans to SLG), or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person(s) or their respective Affiliates, (ii) intangible assets (other than Interest Rate Protection Agreements specifically related to the Mortgage Assets) and (iii) prepaid Taxes and/or expenses.

“Consolidated Total Indebtedness” shall mean, at any time, without duplication, all amounts of Indebtedness and Contingent Liabilities of any Person(s) and all Subsidiaries thereof determined on a consolidated basis, plus the pro rata share of Indebtedness and Contingent Liabilities of Unconsolidated Affiliates of such Person(s).

“Contingent Liabilities” shall mean with respect to any Person(s) and all Subsidiaries thereof (without duplication): (i) liabilities and obligations (including any Guarantee Obligations) of such Persons in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which would be required to be, or customarily would be, disclosed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of a Form 10-Q or Form 10-K (or their equivalents) which any such Person (or any Affiliate thereof) is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore) other than extensions of credit in connection with bona fide lendings made by such Person as lender and bona fide securitization transactions which fall into this category solely as a result of the application of FAS 140 or FIN 46, (ii) any obligation (including, without limitation, any Guarantee Obligation) whether or not required to be disclosed in the footnotes to any such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion, environmental indemnities and guarantees of customary carve-out matters made in connection with Non-Recourse Indebtedness, such as fraud, misappropriation, bankruptcy and misapplication) which have not yet been called on or quantified, of such Person or of any other Person, and (iii) any forward commitment or obligation to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender.  The amount of any Contingent Liabilities described in clause (ii) shall be deemed to be (a) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which in the case of an operating income guarantee shall be deemed to be equal to the debt service for the note secured thereby, through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of such Person.  As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis

About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Fee and Pricing Letter, the Guarantee Agreement, each Notice of Borrowing, each Confirmation, the Custodial Fee Letter, each Interest Rate Protection Agreement, the Derivatives Guarantee Agreement, the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith, as each such agreement, document, certificate or instrument is amended, restated, modified or supplemented from time to time.

“Credit Party” shall mean any of the Borrowers, the Guarantors, the Pledgors, any Additional Credit Party or any pledgor or obligor under the Security Documents.

“Credit Party–Related Obligations” shall mean any obligations, liabilities and/or Indebtedness of the Credit Parties under each Credit Document and under any other arrangement between any Credit Party or any Affiliate or Subsidiary of any Credit Party, on the one hand, and the Administrative Agent, any Affiliate or Subsidiary of the Administrative Agent and/or any commercial paper conduit for which Wachovia or an Affiliate or Subsidiary of Wachovia acts as a liquidity provider, administrator or agent, on the other hand, including, without limitation, any obligations, liabilities and/or Indebtedness under any Interest Rate Protection Agreement entered into with any Affiliated Hedge Counterparty.

“Custodial Agreement” shall mean that certain Custodial Agreement, dated as of the date hereof, by and among the Borrowers, the Administrative Agent and the Custodian, as the same shall be amended, modified, waived, supplemented, extended, replaced or restated from time to time.

“Custodial Fee Letter” shall mean that certain Custodial Fee Letter between the Borrowers and the Custodian, as such letter may be amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Custodial Identification Certificate” shall have the meaning set forth in the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, N.A., and its successor in interest as the custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Deficit” shall have the meaning set forth in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to an Insolvency Proceeding, Act of Insolvency or to a receiver, trustee or similar official.

“Delayed Draw Term Loan” shall have the meaning set forth in Section 2.2(a).

“Derivatives Contract” shall mean any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Guarantee Agreement” shall mean the Derivatives Guarantee Agreement made as of the date hereof in favor of the Affiliated Hedge Counterparty by the Guarantors, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Derivatives Termination Value” shall mean, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contract has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contract (which may include the Administrative Agent or any Lender).

“Dollars” and “$” shall mean dollars in freely transferable lawful currency of the United States of America.

“DSCR” shall mean, with respect to any Mortgage Asset, as of any date of determination, each of (a) the In Place DSCR and (b) the Stabilized DSCR of such Mortgage Asset at such time.

“DTC” shall mean The Depository Trust Company, a limited purpose company under the banking laws of the State of New York.

“Due Diligence Review” shall mean the performance by the Administrative Agent of any or all of the reviews permitted under Section 10.26 with respect to any or all of the Collateral, as desired by the Administrative Agent from time to time.

“Electronic Transmission” shall mean the delivery of information and executed documents in an electronic format acceptable to the applicable recipient thereof.

“Eligible Asset” shall mean a Mortgage Asset that as of any date of determination:

(a)                                  in the case of a GKK CRE CDO Security, is rated BBB-/Baa3 or higher by at least two (2) of the Rating Agencies;

(b)                                 is not in a Collateral Default;

(c)                                  except for with respect to 1199 F Street, is not a construction loan or a construction note of any sort (which shall not, in and of itself, preclude Mortgage Assets that include renovation, rehabilitation or expansion components which will be completed within twelve (12) months of the related Borrowing Date);

(d)                                 has been approved by the Administrative Agent in its sole discretion;

(e)                                  has, to the extent applicable, an LTV not in excess of the Maximum LTV;

(f)                                    has, to the extent applicable, a DSCR equal to or greater than the Minimum DSCR;

(g)                                 is not a loan to an operating business (other than a hotel);

(h)                                 the pledge of such Mortgage Asset will not violate any applicable Sub–Limit;

(i)                                     satisfies each of the applicable representations and warranties set forth in Article III of this Agreement and the Security Documents (to the extent any such representations or warranties relate to the Mortgage Assets or the Administrative Agent’s rights or remedies with respect thereto), in Schedule 1.1(c) hereto, the Mortgage Loan Documents and in any statement, affirmation or certification made or information, document, agreement, notice or report provided to the Administrative Agent with respect to such Mortgage Asset;

(j)                                     in the case of a Ground Lease, the Ground Lease has a remaining term including extensions of no less than twenty (20) years from the maturity date of the Mortgage Asset;

(k)                                  in the case of any Mortgage Asset the Mortgage Property for which is a hotel, that hotel must be a national flag hotel;

(l)                                     the Underlying Mortgaged Property is located, and the Obligor is domiciled, in the United States of America;

(m)                               in the case of a Senior Mortgage Loan, is evidenced by an original Mortgage Note or a senior participation certificate, as applicable;

(n)                                 such Mortgage Asset is denominated and payable in Dollars;

(o)                                 the Obligor is not a Sanctioned Person or Sanctioned Entity; and

(p)                                 does not involve an equity or similar interest by any Credit Party that would result in (i) a conflict of interest or a potential conflict of interest or (ii) an affiliation with an Obligor under the terms of the Mortgage Loan Documents which results or could reasonably be expected to result in the loss or impairment of any material rights of the holder of the Mortgage Asset; provided, however, the Borrowers must disclose to the Administrative Agent prior to the related Borrowing Date all equity or similar interests held or to be held by any Credit Party regardless of whether it satisfies any of the foregoing clauses (i) or (ii);

provided, that (i) “Eligible Asset” shall not include any Mortgage Asset consisting of Preferred Equity or a first loss debt instrument which represents less than 5.0% of the total debt capitalization of the related Underlying Mortgaged Property, (ii) notwithstanding the foregoing and any Mortgage Asset’s failure to conform to any of the criteria set forth above, the Agent may, in its sole discretion, designate in writing any such non-compliant Mortgage Asset an Eligible Asset, (iii) in the case of Mortgage Assets consisting of Preferred Equity, the Agent reserves the right to require that such Mortgage Assets be held in separate special purpose entities with respect to each such Mortgage Asset of a particular Class in order to be included as Eligible Assets and (iv) Eligible Assets (other than GKK CRE CDO Securities) that are pari passu investments with third parties must provide that (a) any Borrower or the Parent retains the majority ownership or joint control with respect to customary major decisions for the particular type of Eligible Asset and retains notice and cure rights with respect to all material issues related thereto, (b) the Lenders meet any applicable financial and other criteria required by the applicable documentation for a holder of such Eligible Asset and (c) any other participant or co-investor must meet customary “qualified institutional lender” criteria on the related transfer date.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers, Guarantors or any Borrower’s or Guarantor’s Affiliates or Subsidiaries.

“Environmental Laws” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” shall mean with respect to any Person, any share of Capital Stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of Capital Stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of Capital Stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“Event of Default” shall mean any of the events specified in Section 7.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exceptions” shall have the meaning set forth in the Custodial Agreement.

“Exception Report” shall have the meaning set forth in the Custodial Agreement.

“Excluded Taxes” shall have the meaning set forth in Section 2.14.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender and any pledge of a Mortgage Asset to the Administrative Agent.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee and Pricing Letter” shall mean the letter agreement dated as of the date hereof, among the Borrowers and the Administrative Agent, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Financial Covenants” shall mean the covenants set forth in Section 5.9 of this Agreement and in Section 12 of the Guarantee Agreement.

“Fitch” shall mean Fitch Ratings, Inc.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operation” or “FFO” shall mean, for a given period, (a) Net Income of the Parent and its Subsidiaries for such period (before extraordinary and non-recurring items), minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation and amortization of real and personal property assets for such period, plus (d) without duplication, income from unconsolidated partnerships and joint ventures, determined in each case in accordance with GAAP.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9, to the provisions of Section 1.3.

“GKK CRE CDO Security” shall mean a commercial real estate collateralized debt obligation (a) managed by a Borrower or Guarantor and (b) in which Borrowers, Guarantors and/or their Affiliates are holders of 100% of all classes of equity and holders of certain subordinated notes and mezzanine notes issued by the CDO issuer.

“Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over any Borrower or Lender, as applicable, or any of their respective businesses, operations or properties.

“Gramercy Finance Contracts” shall mean such contracts and agreements of the Credit Parties related to the financing, ownership and acquisition of commercial mortgage debt instruments and CMBS investments.

“Gramercy Realty Contracts” shall mean such contracts and agreements of the Credit Parties related to the ownership and management of real estate assets.

“Ground Lease” shall mean a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of twenty (20) years or more from the Borrowing Date of the Mortgage Asset; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantee Agreement” shall mean the Guarantee Agreement made as of the date hereof in favor of the Lenders by the Guarantors, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guarantor” shall mean Gramercy Capital Corp., GKK Capital LP, Gramercy Investment Trust, GKK Trading Corp. and any other entity that becomes party to this Agreement pursuant to Section 5.10 from time to time, in each case together with their successors and permitted assigns.

“Guarantor Joinder Agreement” shall mean a Guarantor Joinder Agreement in substantially the form of Exhibit 1.1(d)(ii), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10, as amended, restated, supplemented or modified from time to time.

“In Place DSCR” shall mean, with respect to any Mortgage Asset, as of any date of determination, the ratio of (x) (i) Net Cash Flow plus (ii) debt service reserves actually held back or funded into Borrower controlled accounts subject to a Borrower’s exclusive dominion and control, plus (iii) at the Administrative Agent’s sole discretion, third party credit enhancements, including acceptable sponsor guarantees, to (y) the debt service on the Mortgage Asset calculated using the required amortization for the first 12 months of the remaining term of the Mortgage Asset and either (i) an interest rate equal to the actual interest rate (in the case of a fixed interest rate Eligible Asset) or (ii) the highest applicable strike price of any LIBOR cap contract for such 12-month period (plus the spread) (in the case of a variable interest rate Eligible Asset).

“Income” shall mean with respect to the Collateral and to the extent of a Borrower’s or the holder’s interest therein, at any time, all of the following:  all payments, collections, prepayments, recoveries, proceeds (including, without limitation, insurance and condemnation proceeds) and all other payments or amounts of any kind or nature whatsoever paid, received, collected, recovered or distributed on, in connection with or in respect of the Collateral or any other collateral for the Obligations, including, without limitation, principal payments, interest payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions and all other distributions, payments and other amounts of any kind or nature whatsoever payable thereon, in connection therewith, or with respect thereto, together with amounts received from any Interest Rate Protection Agreement; provided, however, Income shall not include (a) any Obligor Reserve Payments unless a Borrower, a Servicer or a PSA Servicer has exercised rights with respect to such payments under the terms of the related Mortgage Loan Documents, the Servicing Agreements or the Pooling and Servicing Agreements, as applicable, or (b) prior to a Default or Event of Default, any servicing fees charges by a Servicer.

“Indebtedness” shall mean, with respect to any Person, including such Person’s Consolidated Subsidiaries determined on a consolidated basis, at the time of computation thereof, all indebtedness of any kind including, without limitation (without duplication):  (a) all obligations of such Person in respect of money borrowed (including, without limitation, principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of Property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property or assets, or otherwise); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of preferred equity or trust preferred securities; (c) Capital Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off—Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatory Redeemable Stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Mortgage Asset or any obligation senior to the Mortgage Asset, unfunded interest reserve amount under any Mortgage Asset or any obligation that is senior to the Mortgage Asset, purchase obligation, repurchase obligation, sale/buy–back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatory Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Non–Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person; (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; (k) all Contingent Liabilities; (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of Property or assets, including contracts for the deferred purchase price of Property or assets that include the procurement of services; (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); (n) obligations of such Person to fund capital commitments under any Authority Document, subscription agreement or otherwise; and (o) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Indemnified Amounts” shall have the meaning set forth in Section 10.5(b).

“Indemnitee” shall have the meaning set forth in Section 10.5(b).

“Information Materials” shall have the meaning set forth in Section 5.15.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Act of Insolvency.

“Instrument” shall mean any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

“Interest Period” shall mean,

(a)                                  initially, the period commencing on the Borrowing Date and ending one month thereafter; and

(b)                                 thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending one month thereafter; provided that the foregoing provisions are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month; and

(iii)                               no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date and, further with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan.

“Interest Rate Protection Agreement” shall mean with respect to any or all of the Mortgage Assets, (a) any Derivatives Contract required under the terms of the related Mortgage Loan Documents providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and acceptable to the Administrative Agent in its discretion and (b) any Derivatives Contract put in place with any Affiliated Hedge Counterparty or any other hedge counterparty by any Borrower, any Guarantor or any Subsidiary or Affiliate of the foregoing with respect to any Mortgage Asset.

“Internal Control Event” shall mean a material weakness in, or fraud that involves management or other employees who have a significant role in, any Credit Party’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” shall mean, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment or option to make an Investment in any other Person shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” shall mean Wachovia Bank, National Association or such other Lender reasonably acceptable to the Administrative Agent and the Borrowers and designated by the Administrative Agent.

“Joinder Agreement” shall mean a Borrower Joinder Agreement and/or a Guarantor Joinder Agreement, as applicable, as each may be amended, restated, supplemented or modified from time to time.

“Joint Venture” shall mean any corporation, partnership or limited liability company in which any Guarantor owns individually or together with one or more other Guarantor, directly or indirectly, an economic interest but that is not a wholly-owned subsidiary of a Guarantor.

“Junior Interest” shall mean (a) a junior participation interest in a performing commercial real estate loan, (b) a junior participation interest in a Mezzanine Loan or (c) a “B-note” in an “A/B structure” in a performing commercial real estate loan, for which the combined DSCR is not less than that set forth in the related Confirmation, taking into account, in the calculation of the LTV and the DSCR of such Junior Interest, any senior or pari passu Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property (including, if applicable, any Preferred Equity).

“Junior Interest Note” shall mean the original executed promissory note, certificate (whether participation or otherwise) or other tangible evidence of a Junior Interest.

“L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.3.

“L/C Participants” shall mean all Term Loan Lenders other than the Issuing Lender.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement and shall include the Revolving Lenders and the Term Loan Lenders.

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its Revolving Commitment Percentage, its portion of the Term Loan Commitment Percentage, and its percentage of the related Commitment Fees, as applicable.

“Lender Consent” shall mean any lender consent delivered by a Lender on the Closing Date in the form of Exhibit 4.1(a).

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.3 hereof.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a LIBOR rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent in accordance with the definition of “LIBOR”.

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean the Revolving Loan and/or the Term Loan and/or Letters of Credit, as appropriate.

“LTV” shall mean with respect to any Mortgage Asset, at the time of determination, the ratio of (a) the outstanding principal amount of such Mortgage Asset at such time plus the amount of any Allocated Underlying Debt for such Mortgage Asset at such time to (b) the Asset Value of the related Underlying Mortgaged Property at such time, as determined by the Administrative Agent in its discretion, as such LTV may be adjusted by the Administrative Agent as the Administrative Agent determines in its discretion; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other obligations including debt or other obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.

“Management Contract” shall mean that certain Amended and Restated Management Contract, dated as of April 19, 2006, between Parent and GKK Manager LLC, as amended by that certain First Amendment to Amended and Restated Management Agreement dated as of September 18, 2007, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Manager” shall have the meaning assigned thereto in the Management Contract.

“Mandatory Redeemable Stock” shall mean, with respect to any Borrower or any Subsidiary thereof, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatory Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Maturity Date.

“Margin Stock” shall have the meaning provided in Regulations U and X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” shall mean, a material adverse effect on (a) the Property, business, operations, financial condition, credit quality or prospects of any Borrower or any Guarantor, taken as a whole, (b) the ability of any Borrower, any Guarantor or any other Credit Party to perform its obligations under any of the Credit Documents or any of the Mortgage Loan Documents to which it is a party, (c) the validity, enforceability, legality or binding effect of any of the Credit Documents or any Loan granted thereunder, or the perfection or priority of any Collateral granted with respect to any Loan, (d) the rights and remedies of the Administrative Agent, any Lender or the Affiliated Hedge Counterparty under any of the Credit Documents or the Collateral, (e) the timely payment of any amounts payable under the Credit Documents or under a material portion of the Mortgage Loan Documents or (f) any material portion of the Collateral (in the aggregate), or the Asset Value (other than with respect to GKK CRE CDO Securities, excluding changes in value of any Pledged Mortgage Asset solely due to the interest rate spread or general interest rate fluctuations) or rating (if applicable) of a material portion of the Collateral (in the aggregate).

“Material Contract” shall mean (a) any contract or other agreement listed in Form 8-K filed with the SEC, (b) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries involving monetary liability of or to any such Person in an amount in excess of (x) for Gramercy Realty Contracts, $10,000,000 per annum and (y) for Gramercy Finance Contracts, $3,000,000 per annum, (c) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries representing (x) for Gramercy Realty Contracts, at least $10,000,000 of the total Consolidated revenues of the Credit Parties and their Subsidiaries for any fiscal year and (y) for Gramercy Finance Contracts, at least $3,000,000 of the total Consolidated revenues of the Credit Parties and their Subsidiaries for any fiscal year and (d) any other contract, agreement, permit or license, written or oral, of the Credit Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any extraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maturity Date” shall mean the date that is two (2) years following the Closing Date, as may be extended pursuant to Section 2.4.

“Maximum LTV” shall mean with respect to any Mortgage Asset, at any time, the Maximum LTV for the related Underlying Mortgaged Property (a) in the case of Term Loan Collateral for the Term Loans, a percentage determined by the Administrative Agent in its discretion between 40% and 90% and (b) in the case of Revolving Loan Collateral for the Revolving Loans, the Maximum LTV determined by the Administrative Agent in its discretion and set forth in the related Confirmation; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.

“Mezzanine Loan” shall mean a performing mezzanine loan or a senior or pari passu participation interest in a mezzanine loan secured directly or indirectly by pledges of all the Capital Stock of a Mortgagor or that portion of the Capital Stock that includes the general partnership, managing member or other controlling interest (including, without limitation, the right to take title to and sell the related Underlying Mortgaged Property) that owns income producing commercial real estate which is a Property Type of Mortgaged Property and for which the combined DSCR is not less than that set forth in the related Confirmation, taking into account, in the calculation of the LTV and the DSCR of such Mezzanine Loan, any senior or pari passu Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, the related Mortgage Asset in right of payment or priority.

“Mezzanine Note” shall mean the original executed promissory note, certificate or other tangible evidence of Mezzanine Loan Indebtedness.

“Minimum DSCR” shall mean with respect to any Mortgage Asset, at any time, the Minimum DSCR for the related Underlying Mortgaged Property (a) in the case of Term Loan Collateral for the Term Loans, 1.0 and (b) in the case of Revolving Loan Collateral for the Revolving Loans, the Minimum DSCR determined by the Administrative Agent in its discretion and set forth in the related Confirmation; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.

“Moody’s” shall mean Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to the Administrative Agent.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a Lien on real property, fixtures and other Property and rights incidental thereto.

“Mortgage Asset” shall mean any (a) Senior Mortgage Loan, (b) Junior Interest, (c) Mezzanine Loan, (d) Preferred Equity or (e) GKK CRE CDO Security (i) the Underlying Mortgaged Property for which is included in the categories for Property Types of Mortgaged Property, and (ii) which a Borrower has delivered to the Administrative Agent, on behalf of the Lenders, or its designee (including the Custodian) in connection with any Transaction hereunder.  In no event shall “Mortgage Asset” include any equity class issued by a CDO or CLO vehicle except for GKK CRE CDO Securities.

“Mortgage Asset Data Summary” shall have the meaning set forth in Section 5.2(j).

“Mortgage Asset File” shall have the meaning set forth in the Custodial Agreement.

“Mortgage Asset File Checklist” shall have the meaning set forth in the Custodial Agreement.

“Mortgage Loan Documents” shall have the meaning set forth in the Custodial Agreement.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the Indebtedness of a Mortgagor with respect to a commercial mortgage loan.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mezzanine Note, a Junior Interest Note or a Mortgage Note or, in the case of Preferred Equity, all such real property owned, and all other collateral pledged in favor of the holder of such Preferred Equity, by the issuer of such Preferred Equity.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by a Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Cash Flow” shall mean, with respect to any Underlying Mortgaged Property, for any period, the underwritten net cash flow calculated in accordance with the Agent’s customary criteria for commercial mortgage properties.

“Net Income” shall mean with respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Cash Collateralized Letters of Credit” shall mean the Letters of Credit set forth on Schedule 2.3(c).

“Non-Consolidation Opinion” shall mean a “non-consolidation” opinion of outside counsel to each Lender in form and substance satisfactory to the Administrative Agent.

“Non-Recourse Indebtedness” shall mean, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to non-recourse provisions (including exceptions relating to bankruptcy, insolvency, receivership, non-approved transfers or other customary or similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Non–Table Funded Mortgage Asset” shall mean a Mortgage Asset that is not a Table Funded Mortgage Asset.

“Non–Wachovia Assets” shall mean any Mortgage Asset issued, extended or originated by a Person other than Wachovia Corporation or an Affiliate of Wachovia Corporation.

“Note” or “Notes” shall mean the Revolving Notes and/or the Term Loan Notes, collectively, separately or individually, as appropriate, as any shall be amended, restated, modified or supplemented from time to time.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i), as amended, restated, modified or supplemented from time to time.  A Form of Notice of Borrowing is attached as Exhibit 1.1(e).

“Obligations” shall mean, without duplication, all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders, any Affiliated Hedge Counterparty and the Administrative Agent, whenever arising, under the Loans, this Agreement, the Notes, any of the other Credit Documents and all of the Credit Party-Related Obligations, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“Obligor” shall mean, individually and collectively, as the context may expressly provide or require, the borrowers, mortgagors, obligors or debtors under a Mortgage Asset, including, but not limited to, any guarantor, any pledgor, any subordinator, any credit support party, any indemnitor, any tenant under a lease and any Person that is directly or indirectly obligated in respect thereof, the borrowers, mortgagors, obligors or debtors of any debt, including any guarantor, any pledgor, any subordinator, any credit support party, any indemnitor, any tenant under a lease and any Person that is directly or indirectly obligated in respect thereof, senior to the Mortgage Asset, including any of the foregoing such Persons with respect to the debt secured by any Underlying Mortgaged Property, and any Person that has not signed the related Mortgage Note, Junior Interest Documents, Mezzanine Note or other note, certificate or instrument but owns an interest in the related Underlying Mortgaged Property, which interest has been encumbered to secure such Mortgage Asset.

“Obligor Reserve Payments” shall mean any payments made by an Obligor under the applicable Mortgage Loan Documents which, pursuant to the terms of such Mortgage Loan Documents, are required to be deposited into escrow or into a reserve to be used for a specific purpose (e.g., tax and insurance escrows).

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Obligations” shall mean, with respect to any Person and its Consolidated Subsidiaries, as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries in accordance with GAAP:  (a) the monetary obligations under any financing lease or so-called “synthetic”, tax retention or off-balance sheet lease transaction which, upon the application of any Insolvency Laws to such Person or any of its Consolidated Subsidiaries, would be characterized as indebtedness; (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries; or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).  Notwithstanding the foregoing, nothing in the definition of Off-Balance Sheet Obligations shall include any of the items set forth in clause (i) of Contingent Liabilities.

“Officer’s Certificate” shall mean, a certificate signed by a Responsible Officer of a Borrower or a Guarantor, as applicable.

“Opinion of Counsel” shall mean, a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its discretion.

“Originator” shall mean, with respect to each Mortgage Asset, the Person who originated such Mortgage Asset.

“Other Taxes” shall have the meaning set forth in Section 2.14.

“Parent” shall mean Gramercy Capital Corp., a Maryland corporation.

“Participant” has the meaning assigned to such term in Section 10.6(d).

“Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended, restated modified or supplemented from time to time.

“Paying Borrower” shall have the meaning set forth in Section 10.28(b).

“Payment Date” shall mean (a) the last Business Day of each calendar month and (b) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Indebtedness” shall mean Indebtedness permitted under Section 6.1

“Permitted Investments” shall mean:

(a)                                  cash and Cash Equivalents;

(b)                                 Investments existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and as set forth more specifically on Schedule 1.1(a));

(c)                                  Derivatives Contracts to the extent permitted hereunder; and

(d)                                 acquisition or financing of real estate or real estate-related assets after the Closing Date.

“Permitted Liens” shall mean any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or are being contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising in the ordinary course of business securing obligations that are bonded over or not overdue for a period of more than thirty (30) days, (c) Liens granted pursuant to or by the Security Documents, and (d) in the case of the Mortgage Assets only and not any Borrower’s interest therein, with respect to any Underlying Mortgaged Property, Liens which are permitted pursuant to the terms of the Mortgage Loan Documents.

“Person” shall mean any individual, limited liability company, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean, as of any date of determination, any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall mean the Pledge and Security Agreement, dated as of the date hereof, between the Administrative Agent, the Pledgors and the other parties from time to time party thereto and any other Pledge and Security Agreement entered into after the date hereof between the Administrative Agent, a Pledgor and the other parties from time to time party thereto, as each such amendment is amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Pledged Mortgage Asset” shall mean the Mortgage Assets that have been pledged to the Administrative Agent as Collateral under the Security Documents.

“Pledgor” shall mean Gramercy Capital Corp., GKK Capital LP, Gramercy Investment Trust and GKK Trading Corp., together with their successors and permitted assigns.

“Pooling and Servicing Agreements” shall mean any and all pooling and servicing agreements governing servicing and other matters entered into in connection with (a) a GKK CRE CDO Security or (b) a securitization of one (1) or more interests that are senior, junior or pari passu with a Mortgage Asset.

“Post-Term Loan Maturity LOC” shall have the meaning set forth in Section 2.3(a)(iv).

“Preferred Dividends” shall mean for any period and without duplication, all Restricted Payments paid or accrued during such period on Preferred Securities issued by any Borrower or any Subsidiary thereof.  Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests (other than Mandatory Redeemable Stock) payable to holders of such class of Equity Interests; (b) to any Borrower or any Subsidiary thereof; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity” shall mean a performing current pay preferred equity position (with a put or synthetic maturity date structure replicating a debt instrument) evidenced by a stock share certificate or other similar ownership certificate representing the entire equity ownership interest in entities that own income producing commercial real estate for which the underwritten DSCR is not less than that set forth in the related Confirmation, taking into account, in the calculation of the LTV and the DSCR of such Preferred Equity, any senior or pari passu Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, the related Mortgage Asset in right of payment or priority.

“Preferred Securities” shall mean, with respect to any Person, Equity Interests in such Person that are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment (or accrual) of dividends or distribution of assets upon liquidation, or both.

“Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Private Information” shall have the meaning set forth in Section 5.15.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible; provided that the term “Property” or “Properties” as used in Section 3.10 shall include only the right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible of any Credit Party.

“Property Type” shall mean, with respect to a Mortgage Asset, such Mortgaged Property’s classification as one of the following: (a) multifamily, (b) retail, (c) office, (d) industrial, (e) hotel, (f) student housing, (g) medical office product or (h) self-storage.

“PSA Servicer” shall mean a third party servicer (other than a Borrower) servicing all or a portion of the Collateral under a Pooling and Servicing Agreement.

“Public Information” shall have the meaning set forth in Section 5.15.

“Purchase Agreement” shall mean any purchase agreement by and between a Borrower and any third party, including, without limitation, any Affiliate of a Borrower, pursuant to which a Borrower has purchased Mortgage Assets which are pledged to the Administrative Agent hereunder.

“Rating Agencies” shall mean each of Fitch, Moody’s or S&P, or their successors in interest, and such nationally recognized statistical rating agencies as may be designated by a Borrower to the Administrative Agent, on behalf of the Lenders, from time to time.

“Register” shall have the meaning set forth in Section 10.6(c).

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reimbursement Obligation” shall mean the obligation of the Borrowers to reimburse the Issuing Lender or the Administrative Agent, as the case may be, pursuant to Section 2.3 for amounts drawn under Letters of Credit.

“REIT” shall mean a “real estate investment trust” as defined in Section 856 of the Code.

“Related Parties” shall mean, with respect to any Person, such Person’s Subsidiaries and Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Subsidiaries and Affiliates.

“Release” shall mean any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any Property or Underlying Mortgaged Property.

“Remedial Work” shall mean any investigation, inspection, site monitoring, containment, clean–up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any Property or Underlying Mortgaged Property of any Materials of Environmental Concern, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

“Repurchase Facility” shall mean that certain facility evidenced by, among other agreements, the Third Amended and Restated Master Repurchase Agreement, dated as of October 13, 2006, by and among Gramercy Warehouse Funding I LLC, GKK Trading Warehouse I LLC and GKK 450 LEX LLC, as the sellers, Wachovia Bank, National Association, as the agent, and Wachovia Capital

Markets, LLC, as sole lead arranger, as such agreements are amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of (a) the outstanding Revolving Commitments and Term Loan or (b) if the Revolving Commitments have been terminated, the outstanding Loans; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders the Obligations owing to such Defaulting Lender and such Defaulting Lender’s Commitments.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, without limitation, those relating to environmental standards and controls), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of any Borrower or any Subsidiary thereof now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any Borrower or any Subsidiary thereof now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Borrower or any Subsidiary thereof now or hereafter outstanding.

“Revolver Commitment Period” shall mean the period from and including the Closing Date to but excluding the Maturity Date.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Revolving Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(b).

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment or a Revolving Loan on such date.

“Revolving Loan” shall have the meaning set forth in Section 2.1(a).

“Revolving Loan Collateral” shall mean the portion of the Pledged Mortgage Assets included in the Collateral with respect to which Revolving Loans (if any) are calculated and determined.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrowers provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loans provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or, if Standard & Poor’s Ratings Services is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to the Administrative Agent.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC available at or through http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

“Sarbanes Oxley” shall mean the Sarbanes Oxley Act of 2002, as amended or modified from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the issuers of each Letter of Credit and any Affiliated Hedge Counterparty.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Account” shall mean the securities account set forth on Schedule 1.1(d) established in the name of the Borrowers into which all GKK CRE CDO Securities that are Pledged Mortgage Assets and other Collateral related thereto shall be deposited (except those GKK CRE CDO Securities that are certificated securities within the meaning of Article 8 of the UCC), which Securities Account shall be subject to the Account Control Agreement.  Any Income on deposit or credited to the Securities Account shall be transferred by the Administrative Agent from the Securities Account to the Collection Account on or prior to each Payment Date.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by the Borrowers in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Account Control Agreement, the Custodial Agreement, all Assignments, the Pledge Agreements and all other agreements,

documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent Liens or security interests to secure, inter alia, the Obligations, whether now or hereafter executed and/or filed, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and Liens arising thereunder, including, without limitation, UCC financing statements, as such agreements or instruments are amended, restated, modified or supplemented from time to time.

“Senior Mortgage Loan” shall mean (a) a performing senior commercial or multifamily fixed or floating rate mortgage loan, (b) an “A-Note” or (c) a senior participation interest in the mortgage loans described in (a) and (b), in each case secured by first priority liens on multifamily or commercial properties for which the underwritten DSCR is not less than that set forth in the related Confirmation as determined by the Administrative Agent after taking into account any reserves and any other adjustments which Senior Mortgage Loan includes, without limitation, (i) a Mortgage Note and related Mortgage, and (ii) all right, title and interest of a Borrower in and to the Mortgaged Property covered by such Mortgage.  The Senior Mortgage Loan LTV and DSCR must take into account any senior or pari passu Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, the related Mortgage Asset in right of payment or priority.

“Serviced Assets” shall have the meaning set forth in Section 9.3.

“Servicer” shall mean a Person (other than a Borrower) servicing all or a portion of a Mortgage Asset under a Servicing Agreement, which Servicer shall be acceptable to the Administrative Agent in its reasonable discretion.

“Servicer Default” shall have the meaning set forth in Section 9.11.

“Servicer Redirection Notice” shall mean a notice from a Borrower to a Servicer, substantially in the form of Exhibit 1.1(i) attached hereto, duly executed by the parties thereto.

“Servicing Agreement” shall mean an agreement entered into by the applicable Borrower and a third party for the servicing of a Mortgage Asset, the form and substance of which has been approved in writing by the Administrative Agent in its reasonable discretion.

“Servicing Records” shall have the meaning set forth in Section 9.2.

“SLG” shall mean SL Green Realty Corp., a Maryland corporation.

“Solvent” shall mean, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the Property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“Stabilized DSCR” shall mean, with respect to any Mortgage Asset, as of any date of determination, the ratio of (x) Net Cash Flow (calculated using the projected Net Cash Flow at the maturity of the Mortgage Asset, annualized) to (y) debt service due using the applicable refinance constant for the related Underlying Mortgaged Property then being used by the Lenders and their Affiliates and the projected outstanding balance of such Mortgage Asset.

“Stock Exchange” shall mean the New York Stock Exchange, NASDAQ or any other nationally recognized stock exchanges.

“Sub-Limit” shall mean the composition of GKK CRE CDO Securities pledged to Lenders in connection with the Revolving Loans shall at all times meet the following sublimit caps, and no Asset Value shall be ascribed to such GKK CRE CDO Securities:

(a)                                  if at any time when all such GKK CRE CDO Securities are rated AAA/Aaa by each of S&P, Fitch and Moody’s, to the extent that the Asset Value ascribed to all such GKK CRE CDO Securities would exceed, in the aggregate, $20,000,000; or

(b)                                 if at any time when all such GKK CRE CDO Securities are not rated AAA/Aaa by each of S&P, Fitch and Moody’s, (i) to the extent that the Asset Value ascribed to all such GKK CRE CDO Securities would exceed, in the aggregate, $17,500,000 and (ii) to the extent that the Asset Value ascribed to all such GKK CRE CDO Securities rated below AA-/Aa3 by one or more Rating Agencies, would exceed, in the aggregate, $10,000,000.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Table Funded Mortgage Asset” shall mean a Mortgage Asset which is pledged to the Administrative Agent simultaneously with the origination or acquisition thereof, which origination or acquisition, pursuant to a Borrower’s request, is financed with the proceeds of a Revolving Loan and paid directly to a title company or other settlement agent, in each case, approved in writing by the Administrative Agent in its discretion, for disbursement to the parties entitled thereto in connection with such origination or acquisition.  A Mortgage Asset shall cease to be a Table Funded Mortgage Asset after the Custodian has delivered a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) to the Administrative Agent certifying its receipt of the Mortgage Asset File therefor.

“Table Funded Trust Receipt” shall mean a Trust Receipt in the form of Annex 2–B to the Custodial Agreement.

“Tax Based Accounting Principles” shall mean, with respect to any Person, those generally accepted tax accounting principles and practices which are recognized as such in the United States for the purposes of complying with filing and reporting obligations under the Code, and which are consistently applied for all periods, after the date hereof, so as to properly and fairly reflect the financial position of such Person.

“Taxes” shall have the meaning assigned to such term in Section 2.14.

“Term Loan” shall have the meaning set forth in Section 2.2(a).

“Term Loan Average Advance Rate” shall mean a fraction, the numerator of which is the outstanding principal amount of all Term Loans, and the denominator of which is the Asset Value of all Term Loan Collateral (without taking into account any Applicable Advance Rates), as such Asset Values are determined by the Administrative Agent in accordance with the definition of Asset Value.

“Term Loan Collateral” shall mean the portion of the Pledged Mortgage Assets included in the Collateral with respect to which advances under the Term Loan (if any) are calculated and determined.

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount.

“Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter, or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loan.

“Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Borrowers (if any) in favor of any of the Term Loan Lenders evidencing the portion of the Term Loan provided by any such Term Loan Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Test Period” shall mean the immediately preceding calendar quarter.

“Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Transactions” shall mean the closing of this Agreement, the other Credit Documents and the other transactions contemplated hereby to occur in connection with such closing (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Transferor” shall mean the seller of mortgage assets under a Purchase Agreement.

“True Sale Opinion” shall mean an Opinion of Counsel to the Borrowers opining that the subject transaction constitutes a “true sale” in form and substance satisfactory to the Administrative Agent.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection, or the priority of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or nonperfection, or priority.

“Unconsolidated Affiliates” shall mean, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Underlying Mortgage Loan” shall mean, with respect to any Junior Interest, Mezzanine Loan, Preferred Equity or GKK CRE CDO Security, a mortgage loan secured by the related Underlying Mortgaged Property.

“Underlying Mortgaged Property” shall mean, in the case of any:

(a)                                  Senior Mortgage Loan, the Mortgaged Property securing such Senior Mortgage Loan;

(b)                                 Junior Interest, the Mortgaged Property securing such Junior Interest (if the Junior Interest is of the type described in clause (a) of the definition thereof), or the Mortgaged Property securing the Mortgage Loan in which such Junior Interest represents a junior participation (if the Junior Interest is of the type described in clause (b) or (c) of the definition thereof);

(c)                                  Mezzanine Loan, the Mortgaged Property that is owned directly or indirectly by the Person the Capital Stock of which is pledged as collateral security for such Mezzanine Loan;

(d)                                 Preferred Equity, the income producing commercial real estate owned by the entity whose equity ownership interest is represented by such Preferred Equity; and

(e)                                  GKK CRE CDO Security, the Mortgaged Property securing the mortgage loans related to such security.

“Underwriting Package” shall mean, an internal document or credit committee memorandum (redacted to protect confidential information) setting forth all material information relating to a Mortgage Asset which is known by a Borrower, prepared by a Borrower for its evaluation of such Mortgage Asset, to include at a minimum the data required in the relevant Confirmation.  In addition,

(a)                                  with respect to each Mortgage Asset which does not consist of GKK CRE CDO Securities, the Underwriting Package shall include, to the extent applicable, (i) a copy of the appraisal, (ii) the current occupancy report (including tenant stack and rent roll), (iii) a minimum of two (2) years of property level financial statements to the extent available, (iv) current financial statement of the obligor, if any, on the commercial mortgage loan, if available, (vi) the Mortgage Asset File, (vii) all third party reports and agreed upon procedures, any letters and reports (whether drafts or final forms), site inspection reports, market studies and any other diligence conducted by a Borrower relating to such Mortgage Asset, (viii) aging of all accounts receivable and accounts payable, (ix) copies of all transaction documentation and (x) such further documents or information as the Administrative Agent may request; and

(b)                                 with respect to each Mortgage Asset which consists of GKK CRE CDO Securities, the Underwriting Package shall include, to the extent applicable, (i) the related prospectus, (ii) all distribution date statements issued in respect thereof during the immediately preceding 12 months (or, if less, since the date such GKK CRE CDO Security was issued) and (iii) any other information delivered to certificate holders in respect of such GKK CRE CDO Security during the immediately preceding 6 months.

“Unreimbursed Amount” shall have the meaning set forth in Section 2.3(c)(i).

“Wachovia” shall mean Wachovia Bank, National Association, a national banking association, together with its successors and/or assigns.

“Wachovia Assets” shall mean, any Mortgage Asset issued, extended or originated by Wachovia Corporation or an Affiliate of Wachovia Corporation.

Section 1.2                                   Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the word “asset” shall be construed to have the same meaning and effect as Property.

Section 1.3                                   Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Consolidated financial statements of the Borrowers delivered to the Lenders; provided that, if the Borrowers shall notify the Administrative Agent that they wish to amend any definitions or covenant incorporated in Section 5.9 to eliminate the effect of any change in GAAP on the operation of any such definition or provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend any such definition or provision for such purpose), then the Borrowers’ compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Borrowers, the Administrative Agent and the Required Lenders.

The Borrowers shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

Section 1.4                                   Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  Reference to day or days without further qualification means calendar days.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.5                                   Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.  Unless otherwise expressly provided in this Agreement, reference to any notice, request, approval, consent or determination provided for, permitted or required under the terms of the Credit Documents with respect to the Credit Parties, the Administrative Agent and the Lenders means, in order for such notice, request, approval, consent or determination to be effective hereunder, such notice, request, approval or consent must be in writing.

Section 1.6                                   UCC Terms.

All terms used in Articles 8 and 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 8 and 9.

Section 1.7                                   References to Discretion.

Reference herein or in any Credit Document to the Administrative Agent’s or a Lender’s discretion shall mean, unless otherwise stated herein or therein, the Administrative Agent’s or a Lender’s (as the case may be) sole and absolute discretion, and the exercise of such discretion shall be final and conclusive.  In addition, whenever the Administrative Agent or a Lender has a decision or right of determination or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove, or any arrangement or term is to be satisfactory or acceptable to or approved by (or any similar language or terms) the Administrative Agent or a Lender (as the case may be), the decision of the Administrative Agent or a Lender with respect thereto shall be in the sole and absolute discretion of the Administrative Agent or the Lender (as the case may be), and such decision shall be final and conclusive, except as may be otherwise specifically provided herein.

Section 1.8                                   References to Payment.

Unless otherwise specifically provided herein, all payments due by any Credit Party to the Administrative Agent or the Lenders shall be due by 3:00 p.m. on the date due.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1                                   Revolving Loans.

(a)                                  Revolving Commitment.  During the Revolver Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrowers from time to time in an aggregate principal amount of up to ONE HUNDRED MILLION DOLLARS ($100,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans shall not exceed the Revolving Committed Amount then in effect.  No Revolving Loan shall be made by any Revolving Lender if (i) such Revolving Loan and the Revolving Loan Collateral therefor are not approved by the Administrative Agent in its discretion, (ii) before or after giving effect to such Revolving Loan, the Availability is or would be negative and/or (iii) the conditions to Extensions of Credit in Section 4.2 are not satisfied.  Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof and will consist only of LIBOR Rate Loans; provided, however, that if the LIBOR Rate is not available, all LIBOR Rate Loans shall accrue interest at the Alternate Base Rate until such time as the LIBOR Rate is available.  LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office.

(b)                                 Revolving Loan Borrowings.

(i)                                     Notice of Borrowing.

(1)                                  The Borrowers may request Revolving Loans for the purpose of financing Eligible Assets approved by the Administrative Agent in its discretion and for no other purpose.  The Borrowers shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by Electronic Transmission) to the Administrative Agent along with a Compliance Certificate, Borrower Asset Schedule and Underwriting Package for the related Eligible Asset(s) to be financed not later than (A) twelve (12) Business Days for Non-Wachovia Assets and (B) seven (7) Business Days for Wachovia Assets from the delivery of the applicable Notice of Borrowing.  Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) the applicable Borrower and the Eligible Asset to be financed and (E) a calculation of the Availability.

(2)                                  The Administrative Agent shall notify the applicable Borrower in writing of the Administrative Agent’s tentative approval (and the proposed Allocated Revolving Loan Amount for each Eligible Asset) or final disapproval of each proposed Eligible Asset within, (i) in the case of Non–Wachovia Assets, ten (10) Business Days (or such greater time as the Administrative Agent determines in its discretion for multiple assets or assets with multiple Mortgaged Properties) and, (ii) in the case of Wachovia Assets, five (5) Business Days (or such greater time as the Administrative Agent determines in its discretion for multiple assets or assets with multiple Mortgaged Properties) after its receipt of the Notice of Borrowing, the Borrower Asset Schedule, the Compliance Certificate, the complete Underwriting Package and any supplemental requests (requested orally or in writing) relating to such proposed Eligible Asset.  Unless the Administrative Agent notifies the Borrowers in writing of the Administrative Agent’s approval of such proposed Eligible Asset within the applicable period, the Administrative Agent shall be deemed not to have approved such proposed Eligible Asset.  The Administrative Agent in its discretion may waive, shorten or increase any of the applicable time periods for the review of proposed Eligible Assets or the delivery of documents.

(3)                                  Provided that the Administrative Agent on behalf of the Lenders has tentatively agreed to finance the Eligible Asset described in the Notice of Borrowing and the proposed Allocated Revolving Loan Amount is acceptable to the applicable Borrower, the applicable Borrower shall forward to the Administrative Agent, via Electronic Transmission, at least two (2) Business Days prior to the requested Borrowing Date (which must be received by the Administrative Agent no later than 10:00 a.m. two (2) Business Days prior to the requested Borrowing Date) an executed confirmation for each Eligible Asset, substantially in the form of Exhibit 2.1(b) attached hereto (a “Confirmation”).  The Confirmation shall specify the Allocated Revolving Loan Amount for the related Eligible Asset and any additional terms or conditions of the related Revolving Loan not inconsistent with this Agreement, including, but not limited to, whether the related Mortgage Asset is one of multiple Mortgage Assets being pledged as a part of a portfolio or package.  The Confirmation shall be irrevocable.  The delivery of the Confirmation to the Administrative Agent shall be deemed to be a certification by the applicable Borrower that, among other things, all conditions precedent to such Revolving Loan set forth in Articles II and IV have been satisfied (except the Administrative Agent’s consent).  Unless otherwise agreed in writing, upon receipt of the Confirmation, the Administrative Agent, on behalf of the Lenders, may, in the Administrative Agent’s discretion, agree to enter into the requested Revolving Loan with respect to an Eligible Asset, and such agreement shall be evidenced by the Administrative Agent’s signature on the Confirmation.  Any Confirmation executed by the Administrative Agent shall be deemed to have been received by the applicable Borrower on the date actually received by the applicable Borrower.

(4)                                  Upon receipt of the Confirmation executed by the Administrative Agent, (i) the applicable Borrower shall release or cause to be released to the Custodian in accordance with the Custodial Agreement (1) in the case of a Non–Table Funded Mortgage Asset, no later than 3:00 p.m. two (2) Business Days prior to the requested Borrowing Date, and (2) in the case of a Table Funded Mortgage Asset, no later than 1:00 p.m. three (3) Business Days following the applicable Borrowing Date, the Mortgage Asset File pertaining to each Eligible Asset to be financed by the Revolving Lenders, and (ii) the applicable Borrower shall deliver to the Custodian, in connection with the applicable delivery under clause (i) above, a Custodial Identification Certificate and a Mortgage Asset File Checklist, if and to the extent required under Section 3.2 of the Custodial Agreement.

(5)                                  Each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Administrative Agent and the applicable Borrower with respect to the Revolving Loan to which the Confirmation relates, and the applicable Borrower’s acceptance of the related proceeds shall constitute the applicable Borrower’s agreement to the terms of such Confirmation.  It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.  To the extent of a conflict between this Agreement and the related Confirmation, the Confirmation shall control.

(6)                                  Pursuant to the Custodial Agreement, the Custodian shall deliver to the Administrative Agent and the applicable Borrower by 11:00 a.m. on the Borrowing Date for each Non–Table Funded Mortgage Asset a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) and an Asset Schedule and Exception Report relating to the Basic Mortgage Asset Documents with respect to the Eligible Assets that the applicable Borrower has requested the Revolving Lenders to finance on such Borrowing Date.  With respect to each Table Funded Mortgage Asset, the applicable Borrower shall cause the Bailee to deliver to the Custodian with a copy to the Administrative Agent no later than 10:00 a.m. on the Borrowing Date by facsimile the related Basic Mortgage Asset Documents, the insured closing letter (if any), the escrow instructions (if any), a fully executed Bailee Agreement, a Bailee’s Trust Receipt issued by the Bailee thereunder and such other evidence satisfactory to the Administrative Agent in its discretion that all documents necessary to effect a pledge of the related Eligible Asset and the related Revolving Loan Collateral to the Administrative Agent on behalf of the Lenders have been delivered to Bailee.  With respect to each Table Funded Mortgage Asset, the Custodian shall deliver to the Administrative Agent a Table Funded Trust Receipt no later than 1:00 p.m. on the Borrowing Date, which documents shall be acceptable to the Administrative Agent in its discretion.  In the case of a Table Funded Mortgage Asset, on the second (2nd) Business Day following the Custodian’s receipt of the related Mortgage Loan Documents comprising the Mortgage Asset File, the Custodian shall deliver to the Administrative Agent a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) certifying its receipt of the documents required to be delivered pursuant to the Custodial Agreement, together with an Asset Schedule and Exception Report relating to the Basic Mortgage Asset Documents, with any Exceptions identified by the Custodian as of the date and time of delivery of such Asset Schedule and Exception Report.  The Custodian shall deliver to the Administrative Agent an Asset Schedule and Exception Report relating to all of the Mortgage Loan Documents within five (5) Business Days of its receipt of the related Mortgage Asset Files.

(7)                                  Once the Confirmation is executed by the Administrative Agent, the Administrative Agent shall give notice to each Revolving Lender at least one (1) Business Day prior to the Borrowing Date of each such Revolving Lender’s share thereof.

(ii)                                  [Reserved].

(iii)                               Advances.  Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 p.m. on the Borrowing Date, in Dollars and in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the applicable Borrower by 4:00 p.m. on the Borrowing Date by the Administrative Agent by crediting the account of the applicable Borrower on the books of such office (or such other account that the Borrowers may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)                                  Repayment.  Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Revolver Commitment Period.  All outstanding amounts under the Revolving Loans shall be due and payable in full and all related Interest Rate Protection Agreements shall be terminated and all amounts due thereunder shall be paid in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.  The Borrowers shall have the right to repay Revolving Loans in whole or in part from time to time in accordance with the terms and restrictions set forth in Section 2.7; provided, however; that any related Interest Rate Protection Agreements shall be terminated in whole or in part, as applicable, and any amounts due thereunder paid in full.  Such repayment will be applied to the outstanding Revolving Loans and Revolving Loan Collateral in accordance with Section 2.10(a)(ii); provided, however, that a repayment in full of a specific Revolving Loan will be applied to the Revolving Loan Collateral securing such Loan.

(d)                                 Interest.  Subject to the provisions of Section 2.8, Revolving Loans shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.  Interest on Revolving Loans shall be payable in arrears on each Payment Date.

(e)                                  Revolving Notes; Covenant to Pay.  The Borrowers’ obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrowers to such Revolving Lender in substantially the form of Exhibit 2.1(e).  The Borrowers covenant and agree to pay the Revolving Loans in accordance with the terms of this Agreement.

(f)                                    Confirmations.  Notwithstanding anything to the contrary in this Section 2.1 and notwithstanding any oral or verbal approval of an Extension of Credit by the Administrative Agent, no Extension of Credit shall be deemed approved until a Confirmation or revised Confirmation, as applicable, has been executed by the Administrative Agent.  Each pledge of a Mortgage Asset, regardless of whether a Loan is made to the Borrowers in connection therewith, shall be evidenced by a Confirmation.

Section 2.2                                   Term Loan.

(a)                                  Term Loan.  Subject to the terms and conditions hereof (including, without limitation, Sections 4.1 and 4.2 of this Agreement) and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Borrowers (through the Administrative Agent) (i) on the Closing Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Initial Term Loan”) in the aggregate principal amount of SEVENTY-EIGHT MILLION NINE HUNDRED ELEVEN THOUSAND ONE HUNDRED SEVENTY-NINE DOLLARS AND NINETY-ONE CENTS ($78,911,179.91) and (ii) from time to time following the Closing Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (each such term loan, a “Delayed Draw Term Loan”, and collectively, the “Delayed Draw Term Loans”), in the case of each such term loan in an amount equal to the amount drawn on any Non-Cash Collateralized Letter of Credit pursuant to Section 2.3(c)(iii); provided that, the aggregate amount of the Initial Term Loan and the initial amounts of all Delayed Draw Term Loans (the Delayed Draw Term Loan and the Initial Term Loan, the “Term Loan”), shall not exceed an amount equal to ONE HUNDRED FIFTEEN MILLION SIX HUNDRED EIGHTY THOUSAND TWO HUNDRED EIGHTY-NINE DOLLARS AND ONE CENT ($115,680,289.01) (the “Term Loan Committed Amount”).  The Term Loan Collateral and the Allocated Term Loan Amount for each item of Term Loan Collateral shall be evidenced by Confirmations executed by the applicable Borrower and the Administrative Agent.  Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrowers by the Administrative Agent by crediting the account of the Borrowers on the books of the office of the Administrative Agent specified in Section 10.2, or at such other office as the Borrowers may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrowers).  Term Loans must be repaid in accordance with the provisions hereof and will consist only of

LIBOR Rate Loans; provided, however, that if the LIBOR Rate is not available, all LIBOR Rate Loans shall accrue interest at the Alternate Base Rate until such time as the LIBOR Rate is available.  LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office.

(b)                                 Repayment of Term Loan.  All outstanding amounts under the Term Loan shall be due and payable in full and all related Interest Rate Protection Agreements shall be terminated and all amounts due thereunder shall be paid in full on the Maturity Date unless accelerated sooner pursuant to Section 7.2.  The Borrowers shall have the right to repay Term Loans in whole or in part from time to time in accordance with the terms and restrictions set forth in Section 2.7; provided, however, that any related Interest Rate Protection Agreements shall be terminated in whole or in part, as applicable, and any amounts due thereunder paid in full.  Such repayment will be applied to the outstanding Term Loans and Term Loan Collateral in accordance with Section 2.10(a)(ii); provided, however, that a repayment in full of a specific Term Loan will be applied to the Term Loan Collateral securing such Loan.  Amounts repaid or prepaid on the Term Loan may not be reborrowed.  Any repayment hereunder will be applied to the outstanding Term Loans in accordance with Section 2.7(b)(v)(1)(A) until the outstanding principal amount of the Term Loans has been paid in full.

(c)                                  Interest on the Term Loan.  Subject to the provisions of Section 2.8, the Term Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.  Interest on the Term Loan shall be payable in arrears on each Payment Date.

(d)                                 Term Loan Notes; Covenant to Pay.  The Borrowers’ obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender’s request, by a duly executed promissory note of the Borrowers to such Term Loan Lender in substantially the form of Exhibit 2.2(d).  The Borrowers covenant and agree to pay the Term Loan in accordance with the terms of this Agreement.

(e)                                  Confirmations.  Notwithstanding anything to the contrary in this Section 2.2 and notwithstanding any oral or verbal approval of an Extension of Credit by the Administrative Agent, no Extension of Credit shall be deemed approved until a Confirmation or revised Confirmation, as applicable, has been executed by the Administrative Agent.   Each pledge of a Mortgage Asset, regardless of whether a Loan is made to the Borrowers in connection therewith, shall be evidenced by a Confirmation.  Each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Administrative Agent and the applicable Borrower with respect to the Term Loan to which the Confirmation relates, and the applicable Borrower’s acceptance of the related proceeds shall constitute the applicable Borrower’s agreement to the terms of such Confirmation.  It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.  To the extent of a conflict between this Agreement and the related Confirmation, the Confirmation shall control.

Section 2.3                                   Letters of Credit.

(a)                                  L/C Commitment.

(i)                                     Each Letter of Credit set forth on Schedule 2.3(a) issued for the account of the Borrowers prior to the Closing Date shall be deemed to be a Letter of Credit issued under this Agreement.  The issuers of such Letters of Credit shall be deemed to be “Issuing Lenders” under this Agreement.

(ii)                                  Each Letter of Credit shall expire no later than the Maturity Date; provided that, any Letter of Credit may expire after the Maturity Date then in effect if such Letters of Credit either (A) have been Cash Collateralized prior to the Closing Date and are on Schedule 2.3(b), which schedule shall include a description of the scheduled amortization, if any, of each Letter of Credit described therein and collectively, as of the Closing Date, have an aggregate face value of $52,959,719.47 (such Letters of Credit set forth on Schedule 2.3(b), “Cash Collateralized Letters of Credit”) or (B) are Cash Collateralized prior to the Maturity Date in an amount equal to the undrawn face amount of such Letter of Credit (any Letter of Credit which has been Cash Collateralized, pursuant to this Section 2.3(a)(ii)(B) following the Closing Date shall be considered a “Cash Collateralized Letter of Credit” and shall be added to Schedule 2.3(b) as such).

(iii)                               A true, correct and complete list of all Non-Cash Collateralized Letters of Credit issued prior to the Closing Date, including a description of the scheduled amortization of each such Non-Cash Collateralized Letter of Credit, is set forth on Schedule 2.3(c).  As of the Closing Date, the aggregate face amount of all such Non-Cash Collateralized Letters of Credit is $36,769,109.10.

(iv)                              The obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit pursuant to Section 2.3(b)(i) shall survive the Maturity Date with respect to Letters of Credit which have been Cash Collateralized pursuant to Section 2.3(a)(ii) until the earliest of (i) the expiration date for such Letters of Credit and (ii) the date the entire amount available under such Letters of Credit are drawn and such drawings are repaid; provided that, notwithstanding any other provision of this Section 2.3(a)(iii), with respect to any Letter of Credit having an expiration date following the Maturity Date (such a Letter of Credit, a “Post-Term Loan Maturity LOC”), in no event shall the obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lender under a Post-Term Loan Maturity LOC pursuant to Section 2.3(b)(i) expire or terminate prior to the Business Day following the expiration, cancellation or termination of the last remaining outstanding Post-Term Loan Maturity LOC.

(v)                                 Each Letter of Credit shall be subject to the International Standby Practices International Chamber of Commerce Publication No. 590 or Uniform Customs and Practice for Documentary Credits No. 600, as applicable, and to the extent not inconsistent with ISP 98 or UCP 600, the Laws of the State of New York.

(vi)                              The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(b)                                 L/C Participations.

(i)                                     The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest in the Issuing Lender’s obligations and rights under each Letter of Credit outstanding hereunder and the amounts paid by the Issuing Lender thereunder equal to such L/C Participant’s Term Loan Commitment Percentage.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if an amount is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such

L/C Participant’s Term Loan Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(ii)                                  Each L/C Participant’s obligation to accept and purchase for such L/C Participant’s own account and risk, an undivided interest in the Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Term Loan Commitment Percentage shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Participant may have against the Issuing Lender, the Borrowers, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Credit Party, (iv) any breach of this Agreement by any Credit Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iii)                               If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2.3(b)(i) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due (provided that such demand for payment is received prior to 2:00 p.m., New York City time), such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (1) such amount, times, (2) the daily average Federal Funds Effective Rate, as quoted by the Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times, (3) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 2.3(b)(i) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum equal to the ABR Default Rate.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(iv)                              Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.3(b)(i), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

(c)                                  Reimbursement Obligations of the Borrower.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit the Issuing Lender shall promptly notify the Administrative Agent and the Borrowers of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.  Each Lender and the Borrowers agree that the responsibility of the Issuing Lender to the Borrowers in connection with any amount presented for payment under any Letter of Credit issued on behalf of the Borrowers shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered by or on behalf of the beneficiary under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.  In addition, each Lender and the Borrowers agree that, in paying any drawing or demand for payment under any Letter of Credit, the Issuing Lender shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same. The Borrowers agree to reimburse the Issuing Lender through the Administrative Agent on the third Business Day following the receipt of such notice for the amount of (1) such amount so paid and (2) any Taxes and any reasonable fees, charges or other costs or expenses incurred by the Issuing Lender in connection therewith at the Administrative Agent’s address for notices specified herein in Dollars and in immediately available funds (such amount that has not been reimbursed by the Borrowers being, the “Unreimbursed Amount”); provided that, for any Cash Collateralized Letter of Credit, the Borrowers may request such reimbursement to be made with the Cash Collateral posted with respect to such Cash Collateralized Letter of Credit.

(ii)                                  Interest shall be payable on any and all Unreimbursed Amounts from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full (either in cash or upon the making of a Term Loan) at the rate per annum equal to the ABR Default Rate.

(iii)                               Each drawing under any Letter of Credit that is not timely reimbursed by the Borrowers pursuant to Section 2.3(d)(i) shall (unless an event of the type described in Section 7.1(g) shall have occurred and be continuing with respect to the Borrowers, in which case the procedures specified in Section 2.3(b) for funding by L/C Participants shall apply) constitute a request by the Borrowers to the Administrative Agent for a borrowing pursuant to Section 2.2 of a Term Loan in the amount equal to the Unreimbursed Amount of such Letter of Credit.  The Borrowing Date with respect to such borrowing shall be the date of such drawing.

(d)                                 Obligations Absolute.

(i)                                     The Borrowers’ obligations under this Section 2.3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers may have or have had against the Issuing Lender, the Administrative Agent, any beneficiary of a Letter of Credit or any other Person.

(ii)                                  The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 2.3(c)(i) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, insufficient, fraudulent or forged, (ii) any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (iii) any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee, (iv) any change in the time, manner and place of payment of, or in any other term of all or any of the Obligations of the Borrowers in respect of any Letter of Credit or any amendment or waiver or any consent to departure from the terms of any Letter of Credit or any document executed or delivered in connection with the issuance or payment thereof, or (v)

any payment by the Issuing Lender of any Letter of Credit against presentation of any document or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including arising in connection with any proceeding of the type described in Section 7.1(g).

(iii)                               The Issuing Lender shall not be liable for (i) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; (ii) any error in translation or interpretation of technical terms; (iii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iv) the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or (v) any other consequences arising from causes beyond the Issuing Lender’s or the Issuing Lender’s correspondents’ control.

(iv)                              The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.

(e)                                  Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrowers of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(f)                                    Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to a Borrower’s use of the proceeds of the Letters of Credit.

Section 2.4                                   Extension of Maturity Date.

Not less than sixty (60) days, but not more than ninety (90) days, prior to the Maturity Date, the Borrowers may request in writing that the Lenders extend the Maturity Date for an additional year (and the Administrative Agent shall promptly give the Lenders notice of any such request).  Such request to extend the Maturity Date shall be granted so long as (i) no Default or Event of Default has occurred and is continuing, (ii) the Borrowers and the Guarantors are in compliance with all financial covenants contained in the Credit Documents, (iii) no Collateral is in a Collateral Default, (iv) the weighted daily Average Advance Rate for the Term Loan and the Revolving Loan during the time period from the Closing Date until the date of the determination thereof is not greater than 60%, (v) no Deficit exists and (vi) the Borrowers pay any extension fees due under the Fee and Pricing Letter.

Section 2.5                                   Fees.

The Borrowers shall pay all fees provided for in the Fee and Pricing Letter to the Administrative Agent for distribution to the Lenders and the Administrative Agent in accordance therewith.

Section 2.6                                   Commitment Reductions.

(a)                                  Voluntary Reductions.  The Borrowers shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than thirty (30) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, (i) the sum of the aggregate principal amount of outstanding Revolving Loans would exceed the applicable Revolving Committed Amount then in effect or (ii) the applicable Availability would be negative.  In the event that the aggregate outstanding principal balance of all Loans hereunder is, or is at any time requested by the Borrowers to be, less than $100,000,000, the outstanding principal balance of the Loans may be reduced to $0 at the election of the Administrative Agent upon five (5) days advance written notice to the Borrowers, whereupon the Maturity Date shall be deemed to have occurred and all amounts outstanding under the this Agreement and the other Credit Documents shall be then due and payable.

(b)                                 Maturity Date.  The Commitments shall automatically terminate on the Maturity Date unless accelerated sooner pursuant to Section 7.2 hereof.

Section 2.7                                   Prepayments.

(a)                                  Optional Prepayments.  The Borrowers shall have the right to prepay the Term Loans and the Revolving Loans in whole or in part from time to time; provided, however, that any related Interest Rate Protection Agreements shall be terminated in whole or in part, as applicable, and any amounts due thereunder paid in full.  The Borrowers shall give three Business Days’ irrevocable notice of prepayment to the Administrative Agent (which shall notify the Lenders and each Affiliated Hedge Counterparty thereof as soon as practicable).  To the extent that the Borrowers elect to prepay the Term Loans, amounts prepaid under this Section shall be applied in accordance with Section 2.10(a)(ii).  To the extent the Borrowers elect to prepay the Revolving Loans, amounts prepaid under this Section shall be applied in accordance with Section 2.10(a)(ii).  Within the foregoing parameters, prepayments under this Section shall be applied to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section shall be subject to Section 2.13, but otherwise without premium or penalty.  Interest on the principal amount prepaid shall be payable on the next occurring Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(b)                                 Mandatory Prepayments.

(i)                                     Availability and Revolving Committed Amount.

(A)                              Availability.  The Administrative Agent may calculate Availability on any day.  If Availability is negative on any day, as determined by the Administrative Agent in its discretion, the Borrowers shall, immediately upon notice from the Administrative Agent and, in any event, within one (1) Business Day upon notice from the Administrative Agent, prepay the Revolving Loans in cash in an amount determined by the Administrative Agent so that, after giving effect to such payment, the Availability will not be negative.

(B)                                Revolving Loan Committed Amount.  If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans shall exceed the Revolving Committed Amount, the Borrowers shall immediately upon notice from the Administrative Agent and, in any event, within one (1) Business Day upon notice from the Administrative Agent, prepay the Revolving Loans in an amount sufficient to eliminate such excess; provided, that any related Interest Rate Protection Agreements shall be terminated in whole or in part, as applicable, and any amounts due thereunder paid in full.

(ii)                                  Reduction of Asset Value Prepayment.   The terms and provisions governing mandatory prepayments in connection with reductions in the Asset Value of the Collateral are set forth in the Fee and Pricing Letter and are hereby incorporated by reference.

(iii)                               Defaulted Collateral Prepayment.  To the extent any (A) Term Loan Collateral is in a Collateral Default, the Borrowers shall prepay the Term Loans, within one (1) Business Day of such Collateral Default, in an amount equal to Allocated Term Loan Amount for such item of defaulted Collateral which shall be applied to such defaulted Collateral and (B) Revolving Loan Collateral is in a Collateral Default, the Borrowers shall prepay the outstanding Revolving Loans, within one (1) Business Day of such Collateral Default, in an amount equal to Allocated Revolving Loan Amount for such item of defaulted Collateral which shall be applied to such defaulted Collateral; provided, further, that any related Interest Rate Protection Agreements shall be terminated in whole or in part, as applicable, and any amounts due thereunder paid in full.

(iv)                              Collateral Release Prepayment.  The terms and provisions governing mandatory prepayments in connection with repayments, prepayments and/or reductions of the Loans and/or under the Collateral and the releases of Collateral are set forth in the Fee and Pricing Letter and are hereby incorporated by reference.

(v)                                 Application of Mandatory Prepayments.

(1)                                  Unless otherwise set forth in this Section 2.7, all amounts required to be paid pursuant to this Section shall be applied as follows: (A) first, to the outstanding Term Loans and Term Loan Collateral, as the Administrative Agent may elect in its discretion, in each case until the outstanding principal amount of the Term Loans has been paid and full and (B) second, to the outstanding Revolving Loans and Revolving Loan Collateral in such manner as the Administrative Agent may elect in its discretion until the outstanding principal amount of the Revolving Loans has been paid in full; provided that in either case, any related Interest Rate Protection Agreement shall be terminated in whole or in part, as applicable, and any amounts due thereunder paid in full.  Within the parameters of the applications set forth above, prepayments shall be applied to LIBOR Rate Loans in direct order of Interest Period maturities.

(2)                                  All amounts required to be paid pursuant to this Section 2.7 shall be deposited in the Collection Account and shall be accompanied by any applicable costs incurred pursuant to Section 2.13 (if any) and any interest on the principal amount through the date of prepayment.

(c)                                  Junior/Senior Positions.  Notwithstanding anything contained in this Agreement to the contrary, in the event the Borrowers pledge to the Administrative Agent (whether simultaneously or on separate occasions) the senior and junior positions with respect to certain Commercial Real Estate, and the Loans with respect to such Eligible Asset(s) that are senior in priority have been repaid or prepaid by the Borrowers or the related Obligors, (i) the Asset Value of the related junior–most Eligible Asset(s) shall be reduced to zero (0) and (ii) the Administrative Agent shall not release its Lien on such Eligible Asset(s) (including any Income related thereto) that are senior in priority to the related junior–most Eligible Asset(s) that the Administrative Agent continues to have a Lien on (regardless of whether the outstanding Allocated Revolving Loan Amount or Allocated Term Loan Amount, as applicable, and related amounts due have been paid in full) until the related junior–most Eligible Asset(s) is repaid or prepaid and the outstanding Allocated Revolving Loan Amount or Allocated Term Loan Amount, as applicable, for such junior-most Eligible Asset plus any accrued and unpaid interest and any related breakage costs under Section 2.13 are paid in full; provided, however, if (A) the Loans with respect to the senior position are repaid due to repayments or prepayments by the related Obligor in accordance with the Underlying Mortgage Loan, (B) the Administrative Agent has reevaluated the remaining related junior–most Eligible Asset(s), including, without limitation, a reassessment and possible redetermination of the Asset Value of such Eligible Asset, and, based on the reevaluation, the Administrative Agent is satisfied in its discretion with continuing to hold such junior–most Eligible Asset(s) as Collateral as is or upon certain specified conditions, including, without limitation, assigning a new Asset Value to such Eligible Asset, which approval shall be in writing to be effective, and (C) there are no Events of Default or Defaults outstanding (each to be evidenced by an Officer’s Certificate), then the Administrative Agent will consent in writing to and effect the release of the senior Eligible Asset from the Collateral and not reduce the Asset Value of the related junior-most Eligible Asset to zero (0).

(d)                                 Hedging Obligations Unaffected.  Subject to the payment of any amounts due and payable, including any termination payments owing in connection with any prepayment under this Section 2.7, any repayment or prepayment made pursuant to this Section shall not affect the Borrowers’ obligation to continue to make payments under any Interest Rate Protection Agreement, which shall each remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Interest Rate Protection Agreements.

Section 2.8                                   Default Rate and Payment Dates.

(a)                                  (i) If all or a portion of the principal amount of any LIBOR Rate Loan shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the Alternate Base Rate plus the sum of the Applicable Percentage and 5.0% (the “ABR Default Rate”) or (ii) if any interest payable on the principal amount of any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).  Upon the occurrence, and during the continuance, of any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by Requirements of Law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 5.0% or (B) in the case of interest, fees or other amounts, the ABR Default Rate (after as well as before judgment).

(b)                                 Interest on each Loan shall be payable in arrears on each Payment Date; provided that interest accruing pursuant to paragraph (a) of this Section shall be payable from time to time on demand.

Section 2.9                                   Computation of Interest and Fees; Usury.

(a)                                  All fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)                                  It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under Requirements of Law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under Requirements of Law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest on the Loans under Requirements of Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans.  The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by Requirements of Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by Requirements of Law.

Section 2.10                            Pro Rata Treatment and Payments.

(a)                                  Allocation of Payments Prior to Exercise of Remedies.

(i)                                     Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders.  Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing.  Each payment (other than prepayments) by the Borrowers on account of principal of and interest on the Revolving Loans and on the Term Loan, as applicable, shall be applied to such Loans, as applicable, on a pro rata basis in accordance with the terms of Section 2.7(a) hereof.  Each optional prepayment on account of principal of the Loans shall be applied in accordance with

Section 2.7(a).  Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(b).  Unless this Agreement otherwise expressly provides for or requires a different manner for application of payments, all payments are shared pari passu and pro rata (based on the amounts of such Loans) between Revolving Loans and Term Loans. All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 10.2 in Dollars and in immediately available funds not later than 1:00 p.m. on the date when due.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment on a Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(ii)                                  The Administrative Agent as agent for the Secured Parties shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Collateral, which amount shall be deposited by the Borrowers, the Credit Parties, any Servicer or PSA Servicer under a Pooling and Servicing Agreement and any counterparty to any Interest Rate Protection Agreement into the Collection Account.  The Borrowers hereby agree (a) to instruct each applicable Servicer to transfer within two (2) Business Days of receipt thereof, (b) to instruct each applicable PSA Servicer under a Pooling and Servicing Agreement to deposit within two (2) Business Days of the date on which such Person is obligated under the applicable Pooling and Servicing Agreement to disburse such funds and (c) to itself deposit, and to instruct each counterparty to any Interest Rate Protection Agreement to transfer, all Income with respect to the Collateral directly into the Collection Account.  On each Payment Date, any Cash Collateral and any amounts on deposit in the Collection Account shall be withdrawn by the Administrative Agent and shall be applied as follows:

FIRST, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of all fees, expenses, and other obligations then due to the Administrative Agent and the Lenders pursuant to this Agreement and/or the Fee and Pricing Letter, other than the interest and principal on the Loans;

SECOND, to the extent not paid by the Borrowers, to the payment of fees and expenses owed to the Custodian under the Custodial Agreement or Custodial Fee Letter;

THIRD, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the Lenders for the payment of accrued and unpaid interest on the Loans outstanding and any amounts (other than breakage costs and termination payment amounts) then due and payable to an Affiliated Hedge Counterparty under any Interest Rate Protection Agreement;

FOURTH, without limiting the Borrowers’ obligations to make mandatory prepayments under Section 2.7(b) in a timely manner as provided in this Article II, pari passu and pro rata (based on the amounts owed to such Persons under this clause) for the payment of the amounts and Loans provided for in Section 2.7(b);

FIFTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the extent any Income or Cash Collateral includes payments or prepayments of principal on or from any Collateral (including, without limitation, insurance or condemnation proceeds or recoveries from any foreclosures not otherwise applied under Section 2.7(b) or clause FOURTH above), such payments shall be applied to reduce the Allocated Term Loan Amount and/or Allocated Revolving Loan Amount for the related Term Loan Collateral or Revolving Loan Collateral, as applicable, and, solely with respect to any Interest Rate Protection Agreement with an Affiliated Hedge Counterparty, to any accrued and unpaid breakage costs and termination payment amounts then due and payable to an Affiliated Hedge Counterparty under such Interest Rate Protection Agreement;

SIXTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the extent not previously paid pursuant to Article II, to the Lenders to pay any other principal payments then due or required to be paid, in such manner as the Administrative Agent may elect in its discretion;

SEVENTH,  pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of all other Obligations then due and owing to the Administrative Agent, the Lenders or any other Person pursuant to this Agreement and the other Credit Documents; and

EIGHTH,  to the Borrowers, for such purposes as the Borrowers shall determine in their sole discretion;

provided, however, that if a Default or Event of Default has occurred and is continuing or a mandatory prepayment under Section 2.7 is due but the applicable time period for payment of such amount has not expired, such amounts under clause “EIGHTH” shall not be transferred to the Borrowers but shall be applied (i) in the case of a mandatory prepayment under Section 2.7, in reduction of such mandatory prepayments when due and payable, with the balance being remitted to the Borrowers and (ii) in the case of a Default or Event of Default, in reduction of the Obligations in accordance with Section 2.10(b).

Notwithstanding anything to the contrary contained herein, in the event any Obligor Reserve Payments are deposited into the Collection Account, such Obligor Reserve Payments shall, upon written request of the Borrowers, be promptly transferred from the Collection Account to the Borrowers for the Borrowers to transfer into the appropriate escrow or reserve accounts.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application of the next succeeding category.

(b)                                 Allocation of Payments After Exercise of Remedies.  Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral and all amounts on deposit in the Collection Account and the Securities Account shall be paid over or delivered to the Administrative Agent and applied as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all costs and expenses (including without limitation attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of any fees owed to the Administrative Agent and any amounts due and payable to an Affiliated Hedge Counterparty under any Interest Rate Protection Agreement;

THIRD, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of all costs and expenses (including without limitation, attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

FOURTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of the outstanding principal amount of the Obligations;

SIXTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to all other Obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion of the then outstanding Loans held by such Lender) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above.

Section 2.11                            Non-Receipt of Funds by the Administrative Agent.

(a)                                  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the Administrative Agent shall forthwith advance such unpaid share on behalf of the underlying Lender in question and, until such amount is paid to the Administrative Agent by such Lender, be entitled to receive interest from such Lender on such corresponding amount, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment of such amount to the

Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                                 Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, and to make payments pursuant to Section 10.5(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Sections 8.6 and 10.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Sections 8.6 and 10.5(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.12                            Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans, the Administrative Agent shall promptly give telephone notice of such determination, confirmed in writing, to the Borrowers and the Lenders.  Unless the Borrowers shall have notified the

Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such Loans, any Loans that were requested to be made and all further Loans shall accrue interest at the Alternate Base Rate until any such notice has been withdrawn by the Administrative Agent.

Section 2.13                            Indemnity; Eurocurrency Liabilities.

(a)                                  The Credit Parties hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which each Lender may sustain or incur as a consequence of (a) the failure by the Borrowers to pay the principal amount of or interest on any Loan by any Lender in accordance with the terms hereof, (b) the failure by the Borrowers to accept a borrowing after the Borrowers have given a notice in accordance with the terms hereof, (c) default by the Borrowers in making any prepayment after the Borrowers have given a notice in accordance with the terms hereof, and/or (d) the making by the Borrowers of a prepayment of a Loan on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain its Loans hereunder.  A certificate setting forth in reasonable detail as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error.  The agreements in this Section shall survive termination of this Agreement and payment of the Obligations.

(b)                                 The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such LIBOR Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Loan or, if later demanded by the Administrative Agent, promptly on demand.

Section 2.14                            Taxes.

(a)                                  Any and all payments by a Credit Party under or in respect of this Agreement or any other Credit Documents to which a Credit Party is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law.  If a Credit Party shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Credit Documents to the Lenders (including for purposes of Section 2.14 and this Section 2.17, any assignee, successor or participant), (i) Credit Party shall make all such deductions and withholdings in respect of Taxes, (ii) Credit Party shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Credit Party shall be increased as may be necessary so that after the Credit Party has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.14) such Lenders receive an amount equal to the sum they would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.  For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of Lenders, Taxes that are imposed on their overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Lenders are organized or of their applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Lenders having executed, delivered or performed their obligations or received payments under, or enforced, this Agreement or any of the other Credit Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b)                                 In addition, the Credit Party hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Credit Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Credit Document (collectively, “Other Taxes”).

(c)                                  The Credit Party hereby agrees to indemnify Lenders for, and to hold them harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14 imposed on or paid by such Lenders and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  The indemnity by the Credit Party provided for in this Section 2.14(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.  Amounts payable by the Credit Party under the indemnity set forth in this Section 2.14(c) shall be paid within ten (10) days from the date on which Lenders make written demand therefor.

(d)                                 Within thirty (30) days after the date of any payment of Taxes, the Credit Party (or any Person making such payment on behalf of the Credit Party) shall furnish to Lenders for their own account a certified copy of the original official receipt evidencing payment thereof.

(e)                                  For purposes of this Section 2.14(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.  Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “N.A.,” “National Association,” “insurance company,” or “assurance company” (a “Non-Exempt Lenders”) shall deliver or cause to be delivered to Credit Party the following properly completed and duly executed documents:

(i)                                     in the case of a Non-Exempt Lender that is not a United States person or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which the Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)                                  (ii) in the case of a Non-Exempt Lender that is an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit 2.15 (a “Section 2.14 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)                               in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iv)             in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 2.14 Certificate; or

(v)                in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 2.14 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 2.14(e) if each such beneficial owner were a Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent that the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, as determined by a Credit Party in their sole discretion; provided, however, that Lenders shall be provided an opportunity to establish such compliance as reasonable; or

(vi)             in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section 2.14(e) if such beneficial owner were the Lender; or

(vii)          in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 2.14 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by each such person pursuant to this Section 2.14(e) if each such person were a Lender.

If the Lender provides a form pursuant to clause (i)(x) and the form provided by the Lender at the time such Lender first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form.  If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, the Lender transferor was entitled to indemnification or additional amounts under this Section 2.14, then the Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f)                                    For any period with respect to which Lenders have failed to provide the Credit Party with the appropriate form, certificate or other document described in Section 2.14(e), if required, (other than (i) if such failure is due to a change in any Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by such Lenders or (ii) if it is legally inadvisable or otherwise commercially disadvantageous for such Lenders to deliver such form, certificate or other document), such Lenders shall not be entitled to indemnification or additional amounts under Section 2.14(a) or (c) with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should Lenders become subject to Non-Excluded Taxes because of their failure to deliver a form, certificate or other document required hereunder, Credit Party shall take such steps as such Lenders shall reasonably request, to assist such Lenders in recovering such Non-Excluded Taxes.

Without prejudice to the survival of any other agreement of the Credit Party hereunder, the agreements and obligations of the Credit Party contained in this Section 2.14 shall survive the termination of this Agreement and the other Credit documents.  Nothing contained in Section 2.17 or this Section 2.14 shall require the Lenders to make available any of their tax returns or any other information that they deem to be confidential or proprietary.

Section 2.15                            Illegality.

Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrowers thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall thereafter accrue interest at the Alternate Base Rate.  The Borrowers hereby agree to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct out-of-pocket costs reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.16                            Obligations Absolute.

Except as set forth to the contrary in the Credit Documents, all sums payable by the Credit Parties hereunder or under the Credit Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense (as to any Person or any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person or any reason whatsoever), and the obligations and liabilities of each Credit Party hereunder shall in no way be released, discharged or otherwise affected (except as expressly provided herein) by reason of:  (a) any damage to or destruction of or any taking of any asset, any Property, any Collateral or any portion of the foregoing; (b) any restriction or prevention of or interference with any use of any asset, any Property, any Collateral or any portion of the foregoing; (c) any title defect or encumbrance or any eviction from any Property, by title paramount or otherwise; (d) any Insolvency Proceeding relating to any Credit Party, any Affiliate or Subsidiary of the foregoing or any Obligor, account debtor or indemnitor under the Collateral, or any action taken with respect to this Agreement or any other Credit Document by any trustee or receiver of any Credit Party, any Affiliate or Subsidiary of the foregoing or any Obligor, account debtor or indemnitor under the Collateral, or by any court, in any such proceeding; (e) any claim that any Credit Party has or might have against the Administrative Agent, any Lender and/or any Indemnitee; (f) any default or failure on the part of the Administrative Agent, any Lender and/or any Indemnitee to perform or comply with any of the terms hereof, the Credit Documents or of any other agreement with any Credit Party, any Subsidiary or Affiliate of the foregoing and/or any other Person; (g) the invalidity or unenforceability of any Collateral or Loan; (h) anything related to or arising out of any Credit-Party-Related Obligation; or (i) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not any Credit Party or any Affiliate or Subsidiary of the foregoing shall have notice or knowledge of any of the foregoing.

Section 2.17                            Requirements of Law.

(a)                                  If any Requirement of Law or any change in the interpretation or application thereof or compliance by the Lenders with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject the Lenders to any Tax or increased Tax of any kind whatsoever with respect to this Agreement, the Loans or the Letters of Credit or change the basis of taxation of payments to the Lenders in respect thereof;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Lenders; or

(iii)                               shall impose on the Lenders any other condition;

and the result of any of the foregoing is to increase the cost to the Lenders, by an amount which the Lenders deems to be material, of entering, continuing or maintaining any Loan or Letters of Credit or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay the Lenders such additional amount or amounts as calculated by the Lenders in good faith as will compensate the Lenders for such increased cost or reduced amount receivable.

(b)                                 If the Lenders shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lenders or any corporation controlling the Lenders with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lenders’ or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lenders or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lenders’ or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lenders to be material, then from time to time, the Borrowers shall promptly pay to the Lenders such additional amount or amounts as will compensate the Lenders for such reduction.

(c)                                  If the Lenders become entitled to claim any additional amounts pursuant to this Section, they shall promptly notify the Borrowers of the event by reason of which they have become so entitled; provided, however, that any failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation at any future time.  A certificate as to any additional amounts payable pursuant to this Section submitted by the Lenders to the Borrowers shall be conclusive in the absence of manifest error.  The Borrowers shall pay the Lenders the amount shown as due on any such certificate promptly and in any event within ten (10) days after receipt thereof.

The provisions of this Section 2.17 shall survive the termination of this Agreement and the payment in full of the Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant, as of the date of this Agreement and on any date a Loan is made hereunder and at all times while any Credit Document or any Loan is in full force and effect, to the Administrative Agent and to each Lender that:

Section 3.1                                   Financial Condition.

(a)                                  The audited consolidated balance sheet and the related consolidated statements of income and cash flows of the Guarantors, the Borrowers and the Guarantors’ and the Borrowers’ Consolidated Subsidiaries for the most recent quarter provided to the Administrative Agent, copies of which, certified by a Responsible Officer of the Parent, have heretofore been furnished to the Administrative Agent, are complete and correct and present fairly in all material respects the consolidated financial condition of the Guarantors, the Borrowers and the Guarantors’ and the Borrowers’ Consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows as of the date of such financial statements and other information.  All such financial statements, including the related schedules and notes thereto (if any), have been prepared in accordance with Tax Based Accounting Principles applied consistently throughout the periods involved (except as disclosed therein).  Except as disclosed in writing, neither the Guarantors, the Borrowers nor any of the Guarantors’ or the Borrowers’ Consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material contingent liability or liability for Taxes, or any long term lease or unusual forward or long term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, that is not reflected in the foregoing statements or in the notes thereto.  During the period from the date of the financial statements and other financial information delivered to the Administrative Agent, to and including the date hereof, there has been no sale, transfer or other disposition by the Guarantors, the Borrowers or any of the Guarantors’ or the Borrowers’ Consolidated Subsidiaries of any material part of their business or Property and no purchase or other acquisition of any business or Property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Guarantors, the Borrower and the Guarantors’ or the Borrowers’ Consolidated Subsidiaries on the date hereof.  Since the date of the most recent financial statements delivered to the Administrative Agent, no change having a Material Adverse Effect has occurred.

(b)                                 The operating forecast and cash flow projections of the Guarantors, the Borrowers and the Guarantors’ and the Borrowers’ Consolidated Subsidiaries, copies of which have heretofore been furnished to the Administrative Agent, have been prepared in good faith under the direction of a Responsible Officer of the Parent.  The Guarantors and the Borrowers have no reason to believe that as of the date of delivery thereof such operating forecast and cash flow projections are materially incorrect or misleading in any material respect or omit to state any material fact which would render them misleading in any material respect.  The Guarantors and the Borrowers shall not be required to provide information in its projections if the disclosure of such information would violate any Requirement of Law relating to insider trading.

Section 3.2                                   No Material Adverse Effect; Internal Control Event.

Since December 31, 2007 (a) (and, in addition, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) no Internal Control Event has occurred.

Section 3.3                                   Corporate Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own, operate and pledge all its Property, to lease the Property it operates as lessee and to conduct the business in which it is engaged and presently proposes to engage and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation and (ii) each other jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, in each case, except for any failure to qualify that would not have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law (including, without limitation, all government permit and licensing requirements), Authority Documents, government permits and government licenses, except for any failure to comply that would not have a Material Adverse Effect.  Each Credit Party other than the Borrowers is in material compliance with all Contractual Obligations, Guarantee Obligations and Indebtedness, except for any failure to comply that would not have a Material Adverse Effect.  The jurisdictions in which the Credit Parties are organized and qualified to do business, and each Credit Party’s organizational identification number and tax identification number, are described on Schedule 3.3.  The Borrowers shall update Schedule 3.3 from time to time, in accordance with Section 5.2, to update information and to add Additional Credit Parties.

Section 3.4                                   Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party.  Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party.  Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable Insolvency Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5                                   No Legal Bar; No Default.

The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, the borrowing of Loans hereunder, the pledge of Collateral under the Credit Documents and the use of the proceeds of the Loans (a) will not violate any Requirement of Law, (b) will not conflict with, result in a breach of or constitute a default under the Authority Documents of the Credit Parties or any Contractual Obligation, Indebtedness or Guarantee Obligations of any Credit Party (except those as to which waivers or consents were obtained) or any material approval or material consent from any Governmental Authority relating to such Credit Party, and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s Properties or revenues pursuant to any Requirement of Law, Contractual Obligations, Indebtedness or Guarantee Obligations other than the Permitted Liens.  No Credit Party is in default under or with respect to any of its Contractual Obligation, Indebtedness or Guarantee Obligations in any material respect.  No Default or Event of Default has occurred and is continuing.

Section 3.6                                   No Material Litigation.

Except as disclosed on Schedule 3.6, no litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or Affiliates or against any of its or their respective Properties or revenues (a) with respect to the Credit Documents, any Extension of Credit, any Collateral or any of the transactions contemplated hereby, or (b) which could reasonably be expected to have a Material Adverse Effect.  No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries or Affiliates which could reasonably be expected to have a Material Adverse Effect.

Section 3.7                                   Investment Company Act; Federal Power Act; Interstate Commerce Act; and Federal and State Statutes and Regulations.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the 40 Act.  No Credit Party is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.  No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Obligations.

Section 3.8                                   Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  The Credit Parties and their Subsidiaries and Affiliates (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” Margin Stock within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own Margin Stock.  No Borrower is subject to any Requirement of Law that purports to restrict or regulate its ability to borrow money.  No portion of the proceeds of any Extension of Credit will be used to repurchase any Equity Interests in, or to fund dividends or distributions by, any Credit Party or any Subsidiary or Affiliate.

Section 3.9                                   ERISA.

No Credit Party is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of any Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) no Credit Party is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Credit Party are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of

ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

Section 3.10                            Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)                                  The Properties owned, leased or operated by the Credit Parties or any of their Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability on behalf of any Credit Party under, any Environmental Law.

(b)                                 The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(c)                                  Neither the Credit Parties nor their Subsidiaries have received any notice of violation, alleged violation, non compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties or their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)                                 None of the Credit Parties and no other Person has transported or disposed of any Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability on behalf of any Credit Party under any Environmental Law, and none of the Credit Parties and no other Person has generated, treated, stored or disposed of any Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.

(e)                                  No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)                                    There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability on behalf of any Credit Party under any Environmental Law.

(g)                                 To the best knowledge each Credit Party, each of the representations and warranties set forth in the preceding clauses (a) through (f) is true and correct with respect to each parcel of real property owned or operated by such Credit Party.

Section 3.11                            Use of Proceeds.

The proceeds of the Extensions of Credit shall be used by the Borrowers solely to acquire or finance Eligible Assets.

Section 3.12                            Subsidiaries; Joint Ventures; Partnerships.

The organizational chart attached as Schedule 3.12 sets forth the name of each Consolidated and unconsolidated Subsidiary of each Credit Party.

Section 3.13                            Ownership.

Each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective Properties, which, together with Properties leased or licensed by the Credit Parties and their Subsidiaries, represents all Properties in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries, and (after giving effect to the Transactions) none of such Properties included in the Collateral is subject to any Lien other than Permitted Liens.  Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.

Section 3.14                            Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties (other than the Guarantors and the Pledgors) and their Subsidiaries have no Indebtedness or Guarantee Obligations.  To each such party’s knowledge, no material defaults or events of default exist under the Indebtedness and Guarantee Obligations permitted under Section 6.1.

Section 3.15                            Taxes.

Each of the Credit Parties and its Subsidiaries has filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all Taxes due (including, but not limited to, mortgage recording Taxes) prior to the time that such Taxes could give rise to a Lien, except for any such Taxes as are being contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP.  Each of the Credit Parties and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the applicable Credit Party) for the payment of, all federal, state and foreign income Taxes applicable for all prior fiscal years and for the current fiscal year to date.  There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of each Credit Party, threatened by any authority regarding any Taxes relating to each of the Credit Parties and its Subsidiaries which is material or not being contested in good faith.  No Credit Party or Subsidiary thereof has entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes, or is aware of any circumstances that would cause the taxable years or other taxable periods of such Credit Party or Subsidiary thereof not to be subject to the normally applicable statute of limitations.

Section 3.16                            Solvency.

No Credit Party is the subject of any Insolvency Proceeding or Act of Insolvency.  The Loans under this Agreement and any other Credit Document do not and will not render any Credit Party not Solvent.  The Credit Parties are not entering into the Credit Documents or any Extension of Credit with the intent to hinder, delay or defraud any creditor of the Credit Parties or any Subsidiary and the

Credit Parties have received or will receive reasonably equivalent value for the Credit Documents and each Extension of Credit.  As of the Closing Date, no Credit Party is insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the Loans entered into hereto (i) will not cause the liabilities of any Credit Party to exceed the assets of such Credit Party, (ii) will not result in any Credit Party having unreasonably small capital, and (iii) will not result in debts that would be beyond any Credit Party’s ability to pay as the same mature.  Each Borrower received reasonably equivalent value in exchange for the Loans under this Agreement.  No petition in bankruptcy has been filed against any Credit Party in the last ten (10) years, and no Credit Party has in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any Debtors Relief Laws.

Section 3.17                            Investments.

All Investments of each of the Borrowers are Permitted Investments.

Section 3.18                            Location.

Each Credit Parties’ location (within the meaning of Article 9 of the UCC) is set forth on Schedule 3.18.  The office where each Credit Party keeps all the records (within the meaning of Article 9 of the UCC) is at the address set forth on Schedule 3.18 to this Agreement (or at such other locations as to which the notice and other requirements specified in Section 10.2 shall have been satisfied).

Section 3.19                            No Burdensome Restrictions.

None of the Credit Parties or their Subsidiaries or Affiliates is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any Requirement of Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.20                            Brokers’ Fees.

None of the Credit Parties or their Subsidiaries or Affiliates (i) has engaged the services of, or otherwise dealt with, any broker, investment banker, or other person, except for the Administrative Agent (or an Affiliate of the Administrative Agent) in connection with this Agreement or any Credit Document or any transaction related thereto and (ii) has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Agreement and as set forth in the Fee and Pricing Letter.

Section 3.21                            Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries, and none of the Credit Parties or their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, or (b) has knowledge of any potential or pending strike, walkout or work stoppage.  No unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries.  There are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened against any Credit Party or their Subsidiaries or Affiliates.

Section 3.22                            Accuracy and Completeness of Information.

The information, reports, certificates, documents, financial statements, books, records, files, exhibits and schedules furnished in writing by or on behalf of each Credit Party to the Administrative Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Credit Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of each Credit Party to the Administrative Agent and the Lenders in connection with this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to a Responsible Officer of any Credit Party, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed to the Administrative Agent.  All projections furnished on behalf of each Credit Party to the Administrative Agent were prepared and presented in good faith by or on behalf of each Credit Party.

Section 3.23                            Material Contracts.

Each Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof.  To the extent requested by the Administrative Agent, the Credit Parties have delivered to the Administrative Agent a true and complete copy of each requested Material Contract.

Section 3.24                            Insurance.

Each Credit Party has and maintains, with respect to its Properties and business, insurance which meets the requirements of Section 5.5.

Section 3.25                            Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby.  Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party, in each case in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.  None of the Collateral is subject to any Lien other than Permitted Liens.  None of the Credit Parties nor any Person claiming through or under any Credit Party shall have any claim to or interest in the Collection Account or the Securities Account, except for the interest of the Borrowers in such property as a debtor for purposes of the UCC.

Section 3.26                            Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries or Affiliates is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  None of the Credit Parties or their Subsidiaries or Affiliates is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as

amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Credit Parties nor any Subsidiary or Affiliate of any Credit Party is a person (i) whose property or interest in property is blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order or is otherwise associated with any such person in any manner violative of Section 2 of such executive order or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 3.27                            Compliance with OFAC Rules and Regulations.

(a)                                  None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b)                                 None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.28                            Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries and Affiliates is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  None of the Credit Parties or their Subsidiaries or Affiliates has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary, its Affiliates or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.29                            Consent; Authorizations; Conflicts.

No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document to which a Credit Party is or will be a party, (ii) the legality, validity, binding effect or enforceability of any such Credit Document against any Credit Party or (iii) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests).  Neither the execution and delivery of this Agreement and the other Credit Documents by any Credit Party, nor the consummation of any of the transactions by it herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with any provision of law, statute, or regulation to which any Credit Party is subject or any material judgment, license, order, or permit applicable to any Credit Party or contravene or conflict with or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which any Credit Party is a party or by which any Credit Party may be bound, or to which Credit Party may be subject, other than Liens created pursuant to the Credit Documents.

Section 3.30                            Bulk Sales.

The execution, delivery and performance of this Agreement, the Credit Documents and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by any Credit Party.

Section 3.31                            Income.

Each Credit Party acknowledges that all Income received after the Closing Date by it or its Affiliates or its Subsidiaries or any Person acting on its behalf with respect to the Collateral shall be held for the benefit of the Administrative Agent until deposited into the Collection Account as required herein.

Section 3.32                            Full Payment.

No Credit Party has any knowledge of any fact that should lead it to expect that each Loan will not be paid in full.

Section 3.33                            Compliance with Covenants.

The Guarantors and their Consolidated Subsidiaries and the Borrowers are in full compliance with the Financial Covenants and all Credit Parties are in full compliance with all other applicable covenants, duties and agreements contained in the Credit Documents.  No Credit Party agrees, nor has cause to believe, that it cannot perform each and every covenant contained in the Credit Documents to which it is a party.

Section 3.34                            Collateral Agreements.

The Credit Parties have delivered to the Administrative Agent or the Custodian all documents and agreements related to, governing or affecting the Collateral, including, without limitation, the Mortgage Loan Documents, the Servicing Agreements and the Pooling and Servicing Agreements, and, to the best of the Borrowers’ knowledge, each such Collateral Agreement is in full force and effect in accordance with its terms and no material default or event of default exists thereunder.

Section 3.35                            No Reliance.

Each Credit Party has made its own independent decisions to enter into the Credit Documents and each Loan and as to whether such Loan is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including, without limitation, legal counsel and accountants) as it has deemed necessary.  No Credit Party is relying upon any advice from the Administrative Agent or any Lender as to any aspect of the Credit Documents or Loans, including, without limitation, the legal, accounting or tax treatment of such Loans.

Section 3.36                            Collateral.

(a)                                  There are no outstanding rights, options, warrants or agreements for the purchase, sale or issuance of the Collateral created by, through, or as a result of any Credit Party’s actions or inactions; (b) there are no agreements on the part of any Credit Party to issue, sell or distribute the Collateral, other than this Agreement and the Credit Documents; and (c) no Credit Party has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Collateral, except, in the case of (a) and (b), for purchase rights that may be contained in any applicable intercreditor agreement included in the Mortgage Asset File.

(b)                                 As of the date hereof, no Borrower has assigned, pledged, or otherwise conveyed or encumbered any Mortgage Asset (or any interest therein) to any other Person, and immediately prior to the pledge of such Mortgage Asset to the Lenders, Borrower was the sole owner of such Mortgage Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the pledge to the Lenders hereunder.

(c)                                  The provisions of the Security Agreement and the related Confirmation are effective to create in favor of the Administrative Agent for the ratable benefit of the Lenders a legal, valid and enforceable security interest in all right, title and interest of Borrowers in, to and under the Collateral.

(d)                                 Upon receipt by the Custodian of each Mezzanine Note or Junior Interest Note, endorsed in blank by a duly authorized officer of Borrower, the Administrative Agent shall have for the ratable benefit of the Lenders a valid and fully perfected first priority security interest in all right, title and interest of the Borrowers in the Collateral described therein.

(e)                                  Each of the representations and warranties made in respect of the Mortgage Assets pursuant to Schedule 1(c), as applicable, are true, complete and correct.

(f)                                    Upon the filing of financing statements on Form UCC-1 naming the Administrative Agent, as agent for the Lenders, as “Secured Party”, each Borrower as “Debtor” and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 3.18 attached hereto, the security interests granted under the Security Agreement in that portion of the Collateral which can be perfected by filing under the Uniform Commercial Code will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of Borrower in, to and under such Collateral.

(g)                                 Upon execution and delivery of the Account Control Agreement, the Administrative Agent shall have, for the ratable benefit of the Lenders, a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the Uniform Commercial Code) comprising Collateral.

Section 3.37                            REIT Status.

Parent has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code.  Parent for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.”

Section 3.38                            Insider.

No Credit Party is an “executive officer”, “director”, or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which the Administrative Agent or any Lender is a Subsidiary, or of any Subsidiary, of a bank holding company of which the Administrative Agent or any Lender is a Subsidiary, of any bank at which the Administrative Agent or any Lender maintains a correspondent account or of any Lender which maintains a correspondent account with the Administrative Agent or any Lender.

Section 3.39                            No Defenses.

The Credit Parties have no, and the Credit Parties hereby waive all, defenses, rights of setoff, counterclaims, abatements, rights of rescission or other claims, legal or equitable, available to any Credit Party against the Administrative Agent and any applicable Lender with respect to this Agreement, the Credit Documents, the Collateral or any other instrument, document and/or agreement described herein or in the other Credit Documents, or with respect to the obligation of the Credit Parties to repay the Obligations or any other obligation under the Credit Documents.

Section 3.40                            Interest Rate Protection Agreements.

Borrowers have entered into all Interest Rate Protection Agreements contemplated by Borrowers’ hedging strategy (as disclosed to the Administrative Agent) and to the actual knowledge of Borrowers, as of the date of this Agreement and as of the Borrowing Date for the financing of any Pledged Mortgage Asset subject to an Interest Rate Protection Agreement, each such Interest Rate Protection Agreement is in full force and effect in accordance with its terms and no default, potential event of default, event of default or termination event (however denominated) exists thereunder.  The Borrowers and the Guarantors represent and warrant that no default, potential event of default, event of default or termination event (however denominated) has occurred or is continuing under any Interest Rate Protection Agreement to which it is a party.

Section 3.41                            Selection Procedures.

No procedures believed by any Credit Party to be adverse to the interests of the Administrative Agent or the Lenders were utilized by any Credit Party in identifying and/or selecting the Collateral.  In addition, each Mortgage Asset shall have been underwritten in accordance with and satisfy any applicable standards that have been established by the Credit Parties and any of their Subsidiaries or Affiliates and are then in effect.

Section 3.42                            Value Given.

To the extent the Borrowers acquired Mortgage Assets from Transferors, the Borrowers have given reasonably equivalent value to each Transferor in consideration for the transfer to the Borrowers of the Collateral under the applicable Purchase Agreement, no such transfer has been made for or on account of an antecedent debt owed by the Transferor thereunder to the Borrowers, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 3.43                            Qualified Transferees.

With respect to each Mortgage Asset, each Borrower and the Administrative Agent are “qualified transferees”, “qualified institutional lenders” or “qualified lenders” (however such terms are phrased or denominated) under the terms of the applicable Mortgage Loan Documents with respect to each party’s ability to hold and/or to be a pledgee and/or transferee of each such Mortgage Asset.  The Assignments and the pledge of the Mortgage Assets to the Administrative Agent, on behalf of the Lenders, do not violate any provisions of the underlying Mortgage Loan Documents.

Section 3.44                            Eligibility of Mortgage Assets.

With respect to each Mortgage Asset, such asset is an Eligible Asset and each representation and warranty set forth in Schedule 1.1(c) applicable thereto is true and correct.  Each of the representations and warranties contained in the Mortgage Loan Documents and in any statement, affirmation or certification made or any information, document, report, notice or agreement provided to the Administrative Agent relating to any Mortgage Asset is true and correct in all material respects.

Section 3.45                            Ability to Perform.

None of the Credit Parties believes, or has any reason or cause to believe, that it cannot perform each and every agreement, duty, obligation and covenant contained in the Credit Documents applicable to it and to which it is a party.  None of the Credit Parties is subject to any restriction which would unduly burden its ability to timely and fully perform each and every applicable covenant, duty, obligation and agreement contained in the Credit Documents and/or Mortgage Loan Documents.  None of the Credit Parties is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which such Credit Party is bound.  No Credit Party has any material financial obligation under any agreement or instrument to which such Credit Party is a party or by which such party is otherwise bound, other than (a) obligations incurred in the ordinary course of such Credit Party’s business and (b) obligations under the Credit Documents.

Section 3.46                            Certain Tax Matters.

Each Credit Party represents and warrants, and acknowledges and agrees, that it does not intend to treat the Loans and the related transactions hereunder as being a “reportable transaction” (within the meaning of United States Treasury Department Regulation Section 1.6011-4).  In the event a Credit Party determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent and the Lenders.  If a Credit Party so notifies the Administrative Agent and the Lenders, the Credit Parties acknowledge and agree that the Administrative Agent and the Lenders may treat the Loans as part of a transaction that is subject to United States Treasury Department Regulation Section 301.6112-1, and the Administrative Agent and the Lenders will maintain the lists and other records required by such Treasury Regulation.

Section 3.47                            Set-Off, etc.

No Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Credit Parties, any Transferor or any obligor thereof, and no Collateral is subject to compromise, adjustment, extension (except as set forth in the related documents provided to the Administrative Agent), satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Credit Parties, any Transferor or any obligor with respect thereto.

Section 3.48                            Acting as Principal.

The Borrowers will engage in such transactions as principals (or, if agreed in writing in advance of any transaction by the Administrative Agent or a Lender hereto, as agent for a disclosed principal).

Section 3.49                            Fiscal Year.

The fiscal year of each Credit Party is the calendar year.

Section 3.50                            Representations and Warranties.

The representations and warranties contained herein, required by or identified in this Agreement and the other Credit Documents and the review and inquiries made on behalf of the Credit Parties in connection therewith have all been made by Persons having the requisite expertise, knowledge and background to provide such representations and warranties.  On the Borrowing Date for each Extension of Credit and on each day that Collateral becomes and/or remains subject to this Agreement and the Credit Documents, the Credit Parties shall be deemed to restate and make each of the representations and warranties made by it in this Article III and in Schedule 1.1(c) of this Agreement.

Section 3.51                            Purchase Agreement.

The representations and warranties made by the Transferors to a Borrower in the Purchase Agreements are hereby remade by the Borrowers on each date to which they speak in the Purchase Agreement as if such representations and warranties were set forth herein.  For purposes of this Section 3.51, such representations and warranties are incorporated herein by reference as if made by the Borrowers to the Administrative Agent and Lenders under the terms hereof mutatis mutandis.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1                                   Conditions to Closing Date.

This Agreement shall become effective upon, and the obligation of each Lender to make the Term Loan and the initial Revolving Loans on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)                                  Execution of Credit Agreement; Credit Documents and Lender Consents.  The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a Revolving Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a Term Loan Note, (iv) counterparts of the Security Documents, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, (v) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto and (vii) executed consents, in the form of Exhibit 4.1(a), from each Lender authorizing the Administrative Agent to enter this Credit Agreement on their behalf.

(b)                                 Authority Documents.  The Administrative Agent shall have received the following:

(i)                                     Authority Documents.  Original certified Authority Documents of each Credit Party certified (A) by a Responsible Officer of such Credit Party (pursuant to the Closing Officer’s Certificate) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) in the case of the articles of incorporation, certificates of formation or other Authority Documents filed with a Governmental Authority, to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)                                  Resolutions.  Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a Responsible Officer of such Credit Party (pursuant to the Closing Officer’s Certificate) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)                               Good Standing.  Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(iv)                              Incumbency.  An incumbency certificate of each Credit Party certified by a Responsible Officer (pursuant to the Closing Officer’s Certificate) to be true and correct as of the Closing Date.

(c)                                  Legal Opinion of Counsel.  The Administrative Agent shall have received one (1) or more Opinions of Counsel (including, if requested by the Administrative Agent, local counsel opinions) for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party, opinions as to first priority perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents, a Non-Consolidation Opinion, and opinions as to the non-contravention of the Credit Parties’ organizational documents and Material Contracts).

(d)                                 Personal Property Collateral.  The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i)                                     (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist (or the same have been appropriately terminated) other than Permitted Liens and (B) tax lien, judgment, bankruptcy and pending litigation searches, the results of which shall be acceptable to the Administrative Agent in its discretion;

(ii)                                  completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)                               stock or membership certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreements and duly executed in blank undated stock or transfer powers;

(iv)                              duly executed consents as are necessary, in the Administrative Agent’s discretion, to perfect the Lenders’ security interest in the Collateral;

(v)                                 all Instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral;

(vi)                              the Account Control Agreement; and

(vii)                           if applicable, executed control agreements necessary to perfect any Collateral where the perfection thereof is by control.

(e)                                  Liability, Casualty, Property and Business Interruption Insurance.  The Administrative Agent shall have received, to the extent requested, copies of insurance policies or certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.

(f)                                    Account Designation Notice.  The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.

(g)                                 Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date, together with all other documents, agreements or instruments required by Section 4.2.

(h)                                 Consents.  The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

(i)                                     Compliance with Laws.  The financings and other Transactions contemplated hereby shall be in compliance with all Requirements of Law (including all applicable Securities Laws and banking laws, rules and regulations).

(j)                                     Bankruptcy.  There shall be no Insolvency Proceedings pending with respect to any Credit Party or any Affiliate or Subsidiary thereof.

(k)                                  Existing Indebtedness of the Credit Parties.  All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date, including, without limitation, the Repurchase Facility.

(l)                                     Financial Statements.  The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1, each in form and substance satisfactory to it.

(m)                               No Material Adverse Change.  No Material Adverse Effect shall have occurred.

(n)                                 Closing Officer’s Certificate.  The Administrative Agent shall have received a Closing Officer’s Certificate executed by a Responsible Officer of each of the Credit Parties as of the Closing Date, substantially in the form of Exhibit 4.1(n) stating, among other things, that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries or Affiliates, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit

Documents and in any other document, agreement, statement, affirmation, certificate, notice, report or financial or other statement delivered in connection therewith are true and correct, and (C) the Guarantors and the Borrowers are in compliance with each of the Financial Covenants, (iii) each of the other conditions precedent in Section 4.1 and 4.2 have been satisfied, except to the extent the satisfaction of any such condition is subject to the judgment or discretion of the Administrative Agent or any Lender and (iv) each of the Borrowers is Solvent before and after giving effect to the initial borrowings under the Credit Documents.

(o)                                 Patriot Act Certificate.  At least five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received a certificate satisfactory thereto, substantially in the form of Exhibit 4.1(o), for benefit of itself and the Lenders, provided by the Credit Parties that sets forth information required by the Patriot Act including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act.

(p)                                 Material Contracts.  To the extent requested by the Administrative Agent, the Administrative Agent shall have received true and complete copies, certified, in the Closing Officer’s Certificate, as true and complete, of all requested Material Contracts, together with all exhibits and schedules.

(q)                                 Power of Attorney.  The Administrative Agent shall have received duly executed powers of attorney in the form attached as Exhibit 4.1(q)(i) and Exhibit 4.1(q)(ii), as applicable, from each Borrower and each Pledgor under a Pledge Agreement.

(r)                                    Fees and Expenses.  The Administrative Agent, the Lenders and the Administrative Agent’s counsel shall have received all fees and expenses, if any, owing pursuant to the Fee and Pricing Letter and Section 2.5.

(s)                                  Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

(t)                                    Conditions contained in the Fee and Pricing Letter.  All conditions precedent to the closing of the facility evidenced by the Credit Documents that are set forth in the Fee and Pricing Letter, which conditions are incorporated herein by reference, have been satisfied.

(u)                                 Interest Rate Protection Agreements.  All Interest Rate Protection Agreements required pursuant to Section 5.13 have been duly executed and delivered by each of the parties thereto.

Section 4.2                                   Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder, including the obligation of each Lender to make the Term Loan on the Closing Date and the pledge by any Borrower of any Collateral is subject to the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties made by the Credit Parties herein, in the Credit Documents, in any schedule to the Credit Documents and which are contained in any certificate, document, report or notice furnished at any time under or in connection herewith or the other Credit Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, both immediately prior to the requested Extension of Credit and also after giving effect thereto and to the intended use thereof.

(b)                                 No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date and no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect.

(c)                                  Compliance with Commitments.  Before and immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans shall not exceed the Revolving Committed Amount then in effect and (ii) the Availability shall not be negative.

(d)                                 Additional Conditions.  All requirements and conditions set forth in Sections 2.1, 2.2 and 2.3 or other applicable Sections of this Agreement shall have been satisfied.

(e)                                  Requirement of Law.  No Requirement of Law shall prohibit or render it unlawful, and no order, judgment or decree of Governmental Authority shall prohibit, enjoin or render it unlawful, to enter into such Extension of Credit in accordance with the provisions hereof or any other transaction contemplated herein.

(f)                                    Confirmation.  The Borrowers shall have delivered a Confirmation, via Electronic Transmission, in accordance with the procedures set forth in Sections 2.1 and 2.2, and the Administrative Agent shall have determined that the Mortgage Asset described in such Confirmation is an Eligible Asset, shall have approved in writing in its discretion the pledge of the related Eligible Asset and the related Loan, if applicable (which approvals shall be evidenced by the Administrative Agent’s execution of the related Confirmation) and shall have obtained all necessary internal credit and other approvals for such Extension of Credit.

(g)                                 Compliance Certificate.  The Administrative Agent shall have received a Compliance Certificate in the form of Exhibit 1.1(g) from a Responsible Officer of the Credit Parties.

(h)                                 Due Diligence.  Subject to the Administrative Agent’s right to perform one or more Due Diligence Reviews pursuant to Section 10.26, the Administrative Agent shall have completed its due diligence review of the Mortgage Asset File and the Underwriting Package for each Mortgage Asset and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Mortgage Asset as the Administrative Agent in its discretion deems appropriate to review and such review shall be satisfactory to the Administrative Agent in its discretion.

(i)                                     Servicing Agreements.  With respect to any Eligible Asset to be pledged hereunder on the related Borrowing Date that is not serviced by a Borrower, the applicable Borrower shall have provided to the Administrative Agent copies of the related Servicing Agreements and the Pooling and Servicing Agreements, certified as true, correct and complete copies of the originals, together with Servicer Redirection Notices fully executed by the applicable Borrower and the Servicer or PSA Servicer, as applicable, or such other evidence satisfactory to the Administrative Agent in its discretion that the applicable Servicer or PSA Servicer has been instructed to deliver all Income with respect to the Collateral to the Collection Account, which instructions may not be modified without the Administrative Agent’s prior written consent.

(j)                                     Fees and Expenses.  The Administrative Agent shall have received all fees and expenses of the Administrative Agent, the Lenders and counsel to the Administrative Agent due hereunder and under the Fee and Pricing Letter and the Administrative Agent shall have received the actual costs and expenses incurred by them in connection with the entering into of any Extension of Credit hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any transaction hereunder, which amounts, at the Administrative Agent’s option, may be withheld from the sale proceeds of any Extension of Credit hereunder.

(k)                                  Material Adverse Change.  There shall not have occurred a material adverse change in the financial condition of the Administrative Agent or any Lender that affects (or can reasonably be expected to affect) materially and adversely the ability of the Administrative Agent or any Lender to fund its obligations under this Agreement, and no Material Adverse Effect shall have occurred.

(l)                                     Trust Receipt.  For each Non–Table Funded Mortgage Asset, the Administrative Agent shall have received from the Custodian on or before each Borrowing Date a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) and an Asset Schedule and Exception Report with respect to the Basic Mortgage Asset Documents for each Eligible Asset, in each case dated the Borrowing Date, duly completed and, in the case of the Asset Schedule and Exception Report, with exceptions acceptable to the Administrative Agent in its discretion in respect of Eligible Assets to be pledged hereunder on such Business Day.  In the case of a Table Funded Mortgage Asset, the Administrative Agent shall have received on the related Borrowing Date the Table Funded Trust Receipt and all other items described in the second (2nd) sentence of Section 2.1(b)(i)(6), each in form and substance satisfactory to the Administrative Agent in its discretion, provided that the Administrative Agent subsequently receives the items described in Sections 2.1(b)(i)(4) and 2.1(b)(i)(6) and the other delivery requirements under the Custodial Agreement on or before the date and time specified herein and therein, which items shall be in form and substance satisfactory to the Administrative Agent in its discretion.  In the case of Term Loans, the Custodian shall have possession of all Mortgage Loan Documents for the Term Loan Collateral and the Administrative Agent shall be in receipt of Trust Receipts for the Term Loan Collateral and all other conditions under the Custodial Agreement are satisfied with respect to such Term Loan Collateral.

(m)                               Covenants and Agreements.  On and as of such day, the Credit Parties and the Custodian shall have performed all of the covenants and agreements and satisfied all other conditions contained in the Credit Documents to be performed or satisfied by such Person on or prior to such day.

(n)                                 Certificates of Good Standing.  If applicable and to the extent required for the Administrative Agent or any Lender to assert its rights with respect to an Eligible Asset, a certification of good standing for the Borrowers in each jurisdiction where the Underlying Mortgaged Property is located.

(o)                                 Power of Attorney.  To the extent there are additional Borrowers other than the initial Borrowers, the additional Borrowers shall each deliver to the Administrative Agent a duly executed power of attorney in the form attached as Exhibit 4.1(q)(i), a Joinder Agreement in form and substance satisfactory to the Administrative Agent in its discretion and all other agreements, documents, certifications, UCC financing statements and Opinions of Counsel required of the Borrowers hereunder at the Closing Date or under the Joinder Agreement.

(p)                                 Control Agreements.  With respect to any Mortgage Asset or collateral for a Mortgage Asset that is an uncertificated security (as defined in the UCC), security entitlements (as defined in the UCC) or is held in a securities account (as defined in the UCC), the Borrower shall provide to the Administrative Agent a control agreement, which shall be acceptable to the Administrative Agent in its discretion and shall be delivered to the Custodian under the Custodial Agreement, executed by the issuer of the Mortgage Asset or the collateral for the Mortgage Asset or the related securities intermediary

(as defined in the UCC), as applicable, granting control (as defined in the UCC) of such Mortgage Asset or collateral for such Mortgage Asset to the Administrative Agent and providing that, after an Event of Default, the Administrative agent shall be entitled to notify the issuer or securities intermediary, as applicable, that such issuer or securities intermediary shall comply exclusively with the instructions or entitlement orders (as defined in the UCC), as applicable, of the Administrative Agent without the consent of the Borrower or any other Person and no longer follow the instructions or entitlement orders, as applicable, of the Borrower or any other Person (other than the Administrative Agent).  All of the Borrowers’ right, title and interest in the Mortgage Assets that constitute GKK CRE CDO Securities shall be pledged to the Administrative Agent on the applicable Borrowing Date.  The Borrowers shall deliver to the Custodian on behalf of the Administrative Agent as agent for the Lenders a complete set of all transfer documents to be completed by the Administrative Agent as agent for the Lenders and executed copies of any transfer documents to be completed by the applicable Borrower, in either case in blank, but in form sufficient to allow transfer and registration of such Mortgage Assets to the Administrative Agent as agent for the Lenders no later than the proposed Borrowing Date for the relevant Mortgage Asset.  All transfers of certificated securities from the Borrowers to the Administrative Agent as agent for the Lenders shall be effected by physical delivery to the Custodian of the Mortgage Assets (duly endorsed by the applicable Borrower, in blank), together with a stock power executed by the applicable Borrower, in blank.  With respect to Mortgage Assets that shall be delivered through the DTC or the National Book Entry System of the Federal Reserve or any similar firm or agency, as applicable, in book–entry form and credited to or otherwise held in an account, the Borrowers shall take such actions necessary to provide instruction to the relevant financial institution, clearing corporation, securities intermediary or other entity to effect and perfect a legally valid delivery of the relevant interest granted herein to the Administrative Agent as agent for the Lenders hereunder to be held in the Securities Account.  Mortgage Assets delivered in book–entry form shall be under the custody of and held in the name of the Administrative Agent as agent for the Lenders in the Securities Account.

(q)                                 Consents.  Any and all consents, approvals and waivers applicable to the Collateral shall have been obtained.

(r)                                    Custodial Agreement Insurance.  The Administrative Agent shall be in receipt of the evidence of insurance (if any) required by Section 9.1 of the Custodial Agreement.

(s)                                  Pledge Provisions.  To the extent the Mortgage Loan Documents for the related Eligible Asset contain notice, cure and other provisions in favor of a pledgee of the Eligible Asset under a repurchase or warehouse facility, the applicable Borrower shall provide evidence to the Administrative Agent that the applicable Borrower has given notice to the applicable Persons of the Administrative Agent’s interest in such Eligible Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that the Administrative Agent is entitled to receive the benefits and exercise the rights of a pledgee under the terms of such pledgee provisions contained in the related Mortgage Loan Documents.

(t)                                    Sub-Limits.  The pledge of any Eligible Asset will not violate any applicable Sub-Limit.

(u)                                 Interest Rate Protection Agreements.  The Borrowers shall have assigned to the Administrative Agent, for the benefit of the Lenders, all of the Borrowers’ rights under each Interest Rate Protection Agreement in respect of a Mortgage Asset and no “termination event”, “default”, “event of default” or “potential event of default” (however denominated) shall have occurred and be continuing under any such Interest Rate Protection Agreement.

(v)                                 Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on each Borrowing Date, together with all other documents, agreements or instruments required by this Section.

(w)                               Purchase Agreements.  Prior to the purchase of any Eligible Asset acquired (by purchase or otherwise) by a Borrower from any Affiliate of a Borrower, the Administrative Agent shall have received certified copies of the applicable Purchase Agreements (if any), a Non-Consolidation Opinion and a True Sale Opinion as requested by the Administrative Agent in its sole discretion.

(x)                                   Documents, Reports, Certifications, Etc.  The Administrative Agent shall have received all such other and further documents, reports, certifications, approvals and opinions of Counsel as the Administrative Agent in its discretion shall reasonably require.

The failure of any Credit Party, as applicable, to satisfy any of the foregoing conditions precedent in respect of any Extension of Credit shall, unless such failure was expressly waived in writing by the Administrative Agent on or prior to the related Borrowing Date, give rise to a right of the Administrative Agent, which right may be exercised at any time on the demand of the Administrative Agent, to rescind the related Extension of Credit and direct the Borrowers to pay to the Administrative Agent as agent for the Lenders an amount equal to the outstanding principal amount of such Extension of Credit, accrued interest and other amounts due in connection therewith during any such time that any of the foregoing conditions precedent were not satisfied.

Each request for an Extension of Credit and each acceptance by the Borrowers of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of the request and as of the date of such Extension of Credit that the conditions set forth in Sections 4.1 and 4.2 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) until no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, such Credit Party shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1 or 5.2 hereof), to:

Section 5.1                                   Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a)                                  As soon as available and in any event within thirty (30) days after the end of each fiscal quarter of the Parent, the unaudited consolidated balance sheets of the Parent and its consolidated Subsidiaries (and, to the extent available, for each Borrower) as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Parent and its consolidated Subsidiaries (and, to the extent available, for each Borrower) for such period and the portion of the fiscal year through the end of such period, accompanied by a schedule of all contingent funding obligations and hedging positions of the Parent and its consolidated Subsidiaries (and, to the extent available, for each Borrower) and a certificate of a Responsible Officer, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its consolidated Subsidiaries (and, to the extent applicable, for each Borrower) in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(b)                                 As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, the audited consolidated balance sheets of the Parent and its consolidated Subsidiaries (and, to the extent available, for each Borrower) as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Parent and its consolidated Subsidiaries (and, to the extent available, for each Borrower) for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and its consolidated Subsidiaries (and, to the extent applicable, for each Borrower) as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(c)                                  (i) With respect to each Mortgage Asset (not including GKK CRE CDO Securities) originated or master serviced by an Affiliate of a Borrower, the Administrative Agent or any Lender, as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of each Borrowers, the rent roll, operating statement and aging of accounts receivable and accounts payable for each Underlying Mortgaged Property and (ii) with respect to each Mortgage Asset not originated or master serviced by an Affiliate of a Borrower, the Administrative Agent or any Lender, each Borrower shall use its good faith efforts to deliver as soon as practicable, the rent roll, operating statement and aging of accounts receivable and accounts payable for each Underlying Mortgaged Property;

(d)                                 With respect to each Mortgage Asset (not including GKK CRE CDO Securities), as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of each Borrower, a report detailing projections of such Borrower with respect to such Mortgage Asset for the following six (6) month period, which shall include, in any event, a description of Borrower’s internal risk rating, tenant ratings, tenant KMV ratings (if applicable) and/or surveillance of such Mortgage Asset;

(e)                                  With respect to each Mortgage Asset to the extent received by any Borrower from the obligor under any Mortgage Asset, as soon as available, but in any event not later than thirty (30) days after receipt thereof, the annual balance sheet with respect to such obligor;

(f)                                    With respect to each Mortgage Asset that is a GKK CRE CDO Security or a Junior Interest, as soon as available but in any event not later than thirty (30) days after receipt thereof, (i) the related monthly securitization report, if any, and (ii) within thirty (30) days after the end of each month, a copy of the standard monthly exception report, prepared by the applicable Borrower in the ordinary course of its business in respect of the related Mortgage Asset or Underlying Mortgaged Property;

(g)                                 From time to time such other information regarding the financial condition, operations, or business of each Borrower as the Administrative Agent may reasonably request; and

(h)                                 As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of a Borrower knows, or with respect to any Plan to which such Borrower or any Subsidiary thereof makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of such Borrower setting forth details respecting such event or condition and the action, if any, that such Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Borrower or an ERISA Affiliate with respect to such event or condition):

(i)                                     any Reportable Event, or and any request for a waiver under Section 412(d) of the Code or any successor provision thereof for any Plan;

(ii)                                  the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by such Borrower or an ERISA Affiliate to terminate any Plan;

(iii)                               the institution by PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan; and

(iv)                              the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if such Borrower or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof.

Section 5.2                                   Certificates; Other Information.

The Borrowers and the Guarantors shall furnish to the Administrative Agent, each of the Lenders and each Affiliated Hedge Counterparty:

(a)                                  Accountants’ Certificate.  Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.

(b)                                 Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b) and in connection with the delivery of each Notice of Borrowing and each Extension of Credit, a Compliance Certificate from a Responsible Officer of each Credit Party, which Compliance Certificate shall, among other things, (i) state that, to the best of Responsible Officer’s knowledge, Credit Party during such period has observed or performed all of its covenants and other agreements in all material respects, and satisfied every material condition, contained in this Agreement and the related documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail the calculations supporting such Responsible Officer’s certification of Credit Party’s compliance with respect to the requirements of each of the Financial Covenants, (iii) showing in detail the calculations projected with respect to the requirements of Section 5.9(a) through (c) for the upcoming period of four (4) fiscal quarters, (iv) confirming that all of the Capital Stock and other equity interests of Borrower’s Subsidiaries has been pledged to the Administrative Agent for the ratable benefit of the Lenders and Borrower has taken all such further actions as the Administrative Agent has requested in order to effect and perfect such pledge and (v) showing the calculations which demonstrate compliance with the Sub-Limits.

(c)                                  Updated Schedules.  Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, an updated copy of Schedule 3.3 and Schedule

3.12 (depicting and delineating all of such Credit Party’s Consolidated and non-consolidated Subsidiaries).

(d)                                 Calculations.  At such time as the Administrative Agent shall request and, in any event, within five (5) Business Days of the end of each calendar month, a Compliance Certificate regarding compliance with the Availability and the calculations thereof and/or any update that the Administrative Agent may request with respect to the Compliance Certificate.

(e)                                  Projections.  As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of each Borrower, a copy of the projections of Borrowers and the Parent of the operating budget and cash flow budget of the Borrowers and the Parent for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer certifying that such projections have been prepared in good faith based upon reasonable assumptions.

(f)                                    Accounting Reports.  Promptly upon receipt thereof, copies of all reports submitted to Credit Party by independent certified public accountants in connection with each annual, interim or special audit of the books and records of Credit Party made by such accountants, including, without limitation, any management letter commenting on Credit Party’s internal controls submitted by such accountants to management in connection with their annual audit.

(g)                                 Mortgaged Property.  Within thirty (30) days of the end of each calendar quarter, a quarterly report, which report shall include, among other items, (1) a summary of Credit Party’s delinquency and loss experience with respect to Mortgaged Property serviced by any Borrower, any Servicer or any designee of either, and (2) operating statements and the occupancy status of such Mortgaged Property and other property level information, plus any such additional reports as the Administrative Agent may reasonably request with respect to any Credit Party’s or any Servicer’s servicing portfolio or pending originations of Mortgage Assets.

(h)                                 Collateral.  With respect to the Collateral and any future Collateral, any and all documents, certificates, agreements, instruments, reports or notices received by or available to any Credit Party or any Subsidiary or Affiliate within three (3) Business Days of the receipt or availability thereof.

(i)                                     Financial Statements and Reports.  Within fifteen (15) days after the same are sent, copies of all financial statements and reports which Credit Party sends to its stockholders, and within fifteen (15) days after the same are filed, copies of all financial statements and reports which Credit Party may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority.

(j)                                     Mortgage Asset Data Summary.  No later than the fifteenth (15th) day of each month, with respect to each Mortgage Asset, a Mortgage Asset Data Summary, substantially in the form of Exhibit 5.2(j) (“Mortgage Asset Data Summary”), shall be properly completed by the Borrowers and delivered to the Administrative Agent.

(k)                                  Mortgage Assets.  The Borrowers shall promptly deliver or cause to be delivered to the Administrative Agent (i) any report or material notice received by any Credit Party, any Servicer or any PSA Servicer from any Obligor under the Collateral promptly following receipt thereof by any Credit Party and (ii) any other such document or information relating to the Collateral as the Administrative Agent may reasonably request in writing from time to time.

(l)                                     Underwriting Package.  Promptly, any modifications or additions to the items contained in the Underwriting Package.

(m)                               Reports; SEC Filings; Regulatory Reports; Press Releases; Etc.  Promptly upon their becoming available, to the extent not readily available to the public, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which any Credit Party or any Subsidiary or Affiliate sends to its shareholders, (ii) all material regulatory reports, (iii) all Forms 8-K filed with the SEC, press releases and other statements made available by any of the Credit Parties or any Subsidiary or Affiliate to the public concerning material developments in the business of any of the Credit Parties and (iv) any non-routine correspondence or official notices received by any Credit Party or any Subsidiary or Affiliate of a Credit Party from any Governmental Authority which regulates the operations of any Credit Party or any Subsidiary or Affiliate of a Credit Party which is reasonably likely to have a Material Adverse Effect.

(n)                                 General Information.  Promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

Section 5.3                                   Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its Taxes (Federal, state, local and any other Taxes) and (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such Taxes, obligations and liabilities, except when the amount or validity of any such Taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

Section 5.4                                   Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as now conducted by it or as otherwise approved by the Administrative Agent prior to the date hereof and preserve, renew and keep in full force and effect its legal existence and good standing, take all action to maintain all rights, privileges, licenses and franchises necessary, required or desirable in the normal conduct of its business (including, without limitation, preservation of all lending licenses held by the Borrowers and each Borrower’s status as a “qualified transferee” (however denominated) under all documents that govern the Pledged Mortgage Assets) and to maintain its goodwill and comply with all Contractual Obligations and Requirements of Law.

Section 5.5                                   Maintenance of Property; Insurance.

(a)                                  Keep all material Property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b)                                 Maintain with financially sound and reputable insurance companies on all its property liability, casualty, property and business interruption in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried.

Section 5.6                                   Inspection of Property; Books and Records; Discussions.

Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine, copy (at the expense of the Borrowers) and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties, financial conditions and other conditions of the Credit Parties and their Subsidiaries and Affiliates with officers and employees of the Credit Parties and their Subsidiaries and Affiliates and with its independent certified public accountants.

Section 5.7                                   Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender and each Affiliated Hedge Counterparty):

(a)                                  promptly, but in any event within two (2) Business Days after any Credit Party knows thereof, the occurrence of any Default or Event of Default;

(b)                                 promptly, (i) any default or event of default under any Contractual Obligation, Indebtedness or Guarantee Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000, (ii) any material default or event of default (beyond any applicable notice and cure period) related to any Collateral or (iii) any default or event of default under any Credit Party-Related Obligations;

(c)                                  promptly, but in any event within ten (10) Business Days after service of process, all litigation, actions, proceedings, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitrable proceedings affecting any Credit Party or any Subsidiary thereof or affecting any of the Property of any of them before any Governmental Authority (i) questioning, challenging the validity or enforceability or affecting any of the Credit Documents, any security interest or Lien created under any Security Document, any Collateral or any action to be taken in connection with the transactions contemplated hereby, (ii) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000 or involving injunctions or requesting injunctive relief by or against any Credit Party or any Subsidiary of any Credit Party, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iv) by any Governmental Authority relating to the Credit Parties or any Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person;

(d)                                 with respect to any Collateral, promptly upon receipt by a Borrower of any principal prepayment (in full or partial) of such Collateral;

(e)                                  of any attachment, judgment, levy or order exceeding $1,000,000 that may be assessed against or threatened against any Credit Party, or of any Lien or claim asserted against any Collateral, other than Permitted Liens or any material default related to any Collateral;

(f)                                    as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof:  (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any

Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(g)                                 promptly after becoming aware of the occurrence of any Internal Control Event;

(h)                                 promptly, any notice of any violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws;

(i)                                     promptly upon notice or knowledge thereof, notice of any change in Parent’s status as a REIT or Parent’s membership or good standing on any recognized securities exchange;

(j)                                     with respect to any Collateral hereunder, promptly upon receipt of notice or knowledge that the Underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Asset Value of such Collateral;

(k)                                  promptly upon notice or knowledge thereof, provide written notice to the Administrative Agent of any loss, expected loss or material change in the value of any Collateral, any Property or asset of any Credit Party or a Subsidiary (to the extent that such loss with respect to any such Property or asset could reasonably be expected to have a Material Adverse Effect), or any other event or change in circumstances or expected event or change in circumstances that could reasonably be expected to result (A) in a default with respect to any Mortgage Asset included in the Collateral, or (B) in a material decline in value or cash flow of any Collateral, any Underlying Mortgaged Property for any Collateral or any Property or asset of a Credit Party or a Subsidiary (to the extent that such event or change with respect to any such Property or asset could reasonably be expected to have a Material Adverse Effect);

(l)                                     the Borrowers shall provide written notice to the Administrative Agent at least ten (10) days prior to any Credit Party or any Affiliate or Subsidiary thereof acquiring any interest that would be senior in priority to any existing Mortgage Asset that is included in the Collateral;

(m)                               promptly upon notice or knowledge thereof, notice of the termination of any Servicer under any Servicing Agreement relating to any Collateral or of any PSA Servicer under any Pooling and Servicing Agreement;

(n)                                 promptly upon notice of knowledge thereof notice that any representation or warranty set forth in Schedule 1.1(c) to this Agreement is or was not satisfied in any material respect at any time; and

(o)                                 promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto.  In the case of any notice of a Default or Event of Default, the Borrowers shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8                                   Environmental Laws.

(a)                                  Except as could not reasonably be expected to have a Material Adverse Effect, comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)                                 Except as could not reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c)                                  Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

Section 5.9                                   Financial Covenants.

The Borrowers and the Guarantors, as applicable, shall comply with the following Financial Covenants:

(a)                                  Interest Coverage.  No Credit Party shall permit, during any Test Period, the ratio of (i) the sum of Consolidated Adjusted EBITDA of all Borrowers at any time such Test Period to (ii) Consolidated Interest Expense of all Borrowers at any time such Test Period to be less than 1.50 to 1.00.

(b)                                 Maintenance of Ratio of Consolidated Total Indebtedness to Consolidated Total Assets.  No Credit Party shall permit the ratio of Consolidated Total Indebtedness of all Borrowers to Consolidated Total Assets of all Borrowers at any time to be greater than 0.85 to 1.00.

(c)                                  Positive Net Income.  Each Borrower’s Net Income shall be positive at all times.

Section 5.10                            Additional Credit Parties.

(a)                                  Additional Borrowers.  To the extent any new Borrower is approved by the Administrative Agent, in its discretion, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Borrower to the extent applicable, substantially the same documentation required pursuant to Sections 4.1 and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation a Borrower Joinder Agreement.

(b)                                 Additional Borrower Subsidiaries.  Subject to the terms and conditions of this Agreement and the other Credit Documents, including without limitation the separateness provisions set forth in Section 5.23 of this Agreement, any Borrower may from time to time form or acquire additional Subsidiaries.  In the event that any Borrower at any time forms or acquires any such Subsidiary, such Borrower shall, within ten (10) days after such formation or acquisition, (i) notify the Administrative Agent in writing of such formation or acquisition, (ii) pledge in favor of the Administrative Agent for the ratable benefit of the Lenders of all of the Capital Stock and other equity and ownership interests held by the Borrower in each such Subsidiary and shall take all such further action as the Administrative Agent shall deem reasonably necessary or advisable (including, without limitation, the execution of financing statements on form UCC-1 and any additional security agreements or amendments thereto) in order to effect and perfect such pledge, (iii) in the event that such Subsidiary was formed or acquired for the purpose of acquiring or holding assets in contemplation of the entering into of Loans hereunder, such Subsidiary shall deliver to the Administrative Agent a properly completed and duly executed Borrower Joinder Agreement substantially in the form of Exhibit 1.1(d) hereto, pursuant to which such additional Subsidiary shall become a Borrower under this Agreement and (iv) the addition of such Subsidiary shall be indicated on the first organizational chart delivered to the Administrative Agent pursuant to Section 3.12 after such formation or acquisition.

(c)                                  Additional Guarantors.  To the extent any new Guarantor is approved by the Administrative Agent, in its discretion, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1 and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation a Guarantor Joinder Agreement.

(d)                                 Replacement Guarantors.  If at any time (i) the obligations of any Guarantor under the Guarantee Agreement or the Derivatives Guarantee Agreement shall cease to be in effect, (ii) any Act of Insolvency shall have occurred with respect to any Guarantor or (iii) there shall occur any violation of any provision set forth in Sections 12(c) through 12(j) of the Guarantee Agreement (any of the foregoing events, a “Guarantee Default”), then, within sixty (60) days after the occurrence of any such Guarantee Default, the related Borrower shall have a replacement performance guarantor acceptable to the applicable Lender (a “Performance Guarantor”) assume in writing such obligations under the Guarantee Agreement and the Derivatives Guarantee Agreement as the Administrative Agent deems necessary to correct such Guarantee Default.

Section 5.11                            Compliance with Law.

(a)                                  Comply with all Requirements of Law (including Environmental Laws and Securities Laws) and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral.

(b)                                 Comply in all material respects with all Contractual Obligations, all Indebtedness and all Guarantee Obligations.

Section 5.12                            Pledged Assets.

(a)                                  With respect to the Collateral, the Credit Parties shall (a) take all action necessary to perfect, protect and more fully evidence the Administrative Agent’s first priority perfected security interest in the Collateral, including, without limitation, (i) filing and maintaining effective financing statements against the Borrowers and other Credit Parties, as applicable in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (ii) executing or causing to be executed such other instruments, notices or control agreements as may be necessary or appropriate, and (iii) to the extent that anyone other than Wachovia is the Administrative Agent, entering into a new Account Control Agreement, and (b) taking all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement and the Credit Documents in such Collateral.  To the extent any Collateral is created or comes into existence after the Closing Date, the Credit Parties shall take such actions as the Administrative Agent shall require to obtain a first priority perfected security interest in such Collateral.

(b)                                 The Credit Parties shall cause each Servicer to provide to the Administrative Agent and to the Custodian via Electronic Transmission, a remittance report on a monthly basis by no later than the 15th day of each month (the “Reporting Date”) containing servicing information, including without limitation those fields reasonably requested by the Administrative Agent from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Mortgaged Assets serviced hereunder by any Credit Party or any Servicer for the month (or any portion thereof) prior to the Reporting Date (such remittance report, an “Asset Tape”).  To the extent it has control, no Credit Party shall cause or permit any Mortgage Assets to be serviced by any servicer other than a Qualified Servicer.

Section 5.13                            Interest Rate Protection Agreements.

Each Credit Party shall enter into Interest Rate Protection Agreement(s) selected by such Credit Party and acceptable to the Administrative Agent with respect to all Mortgaged Assets which have a fixed rate of interest or yield and each Credit Party shall enter into such other Interest Rate Protection Agreement(s) with respect to any or all of the Mortgaged Assets as the Administrative Agent may from time to time request.  Each Credit Party shall take all such steps as the Administrative Agent deems necessary to perfect the security interest granted in each Interest Rate Protection Agreement pursuant to Section 4.2(u) of this Agreement.  Each Credit Party shall perform its duties and obligations under and shall otherwise maintain any existing Interest Rate Protection Agreements to which it is a party.

Section 5.14                            Custodial and Control Agreements.

The Borrowers shall maintain each of the Custodial Agreement and the Account Control Agreement in full force and effect and shall not amend or modify the Custodial Agreement or the Account Control Agreement or waive compliance with any provisions thereunder without the prior written consent of the Administrative Agent.

Section 5.15                            Further Assurances.

(a)                                  Public/Private Designation.  The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) pursuant to this Article V or the other Credit Documents and will designate Information Materials (i) that are available to the public as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b)                                 Additional Information.  The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties or any of their Subsidiaries or Affiliates as the Administrative Agent or any Lender may reasonably request.

Section 5.16                            Performance and Compliance with Collateral.

The Credit Parties shall, at their expense, timely and fully perform and comply (and shall cause their Consolidated Subsidiaries and shall use commercially reasonable efforts to cause the Transferors, the Servicers and the PSA Servicers to timely and fully perform and comply) with all provisions, covenants and other promises required to be observed by them under the Collateral and all other agreements related to such Collateral.

Section 5.17                            Delivery of Income.

The Credit Parties shall deposit, and shall cause the other Credit Parties, each of their Subsidiaries and all other Persons to deposit, all Income and other amounts payable to the Borrowers or the other Credit Parties in respect of the Collateral within two (2) Business Days of such Person’s receipt thereof.  The Borrowers and the Credit Parties shall deposit, or cause to be deposited, into the Collection Account, on or before the date required by the Credit Documents, all other amounts required by the terms of the Credit Documents.  All distributions from the Collection Account and the Securities Account shall be made solely in accordance with the terms, provisions and conditions of this Agreement and the Account Control Agreement.

Section 5.18                            Exceptions.

The Borrowers shall promptly correct any and all Exceptions set forth on any Asset Schedule and Exception Report unless waived by the Administrative Agent.

Section 5.19                            Distributions in Respect of Collateral.

If the Credit Parties or any Subsidiary or Affiliate shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Collateral, or otherwise in respect thereof, the Credit Parties shall accept the same as the Administrative Agent’s agent, hold the same in trust for the Administrative Agent and deliver the same forthwith to the Administrative Agent (or its designee) in the exact form received, together with duly executed instruments of transfer, assignments in blank, executed and undated stock powers in blank and such other documentation as the Administrative Agent shall reasonably request.  If any sums of money or property are paid or distributed in respect of the Collateral (other than the Obligor Reserve Payments) and received by any Credit Party or any Subsidiary or Affiliate, the Credit Parties shall promptly pay or deliver, or caused to be paid or delivered, such money or property to the Administrative Agent and, until such money or property is so paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, segregated from other funds of the Credit Parties, their Subsidiaries and Affiliates and other Persons.

Section 5.20                            REIT Status.

Parent shall at all times continue to be (i) qualified as a REIT as defined in Section 856 of the Code without giving any effect to any cure or corrective periods or allowances, (ii) entitled to a dividends paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 REIT filed with the United States Internal Revenue Service for such year, or the entering into by it of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code, and (iii) a publicly traded company listed, quoted or traded on and in good standing in respect of any Stock Exchange.

Section 5.21                            Remittance of Prepayments.

The Borrowers shall remit or cause to be remitted to the Administrative Agent for the ratable benefit of the Lenders, via Electronic Transmission, all full or partial principal prepayments (regardless of the source of repayment) on any Collateral that a Borrower, Servicer or a PSA Servicer has received or that have been deposited into the Collection Account no later than two (2) Business Days following the date such prepayment was received or deposited.  The Borrowers shall include sufficient detail with each such Electronic Transmission to enable the Administrative Agent to appropriately identify the Collateral to which any amount remitted applies.

Section 5.22                            Escrow Imbalance.

The Borrowers shall (to the extent it is acting as a Servicer) or shall use commercially reasonable efforts to cause the Servicer to, no later than five (5) Business Days after learning (from any source) of any material imbalance in any reserve or escrow account related to any Collateral, fully and completely correct and eliminate such imbalance, including, without limitation, depositing its own funds into such account to eliminate any overdraw or deficit, to the extent required by the Applicable Servicing Agreement (in the case of a Servicer).

Section 5.23                            Separateness.

Each Borrower shall (a) except for the assets listed on Schedule 5.23 as amended and updated from time to time, which consist of assets where a Borrower holds bare legal title and has previously sold participation interests in 100% of the value of the listed assets to third parties, own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement, which assets and transactions specifically contemplated by this Agreement shall include, without limitation, the origination, acquisition, ownership, management, servicing, administration, operation, collection, enforcement, development, improvement, leasing, exchange, participation, securitization, sale, transfer and other disposition of all or any portion of the Mortgaged Assets (including the Underlying Mortgaged Property and any business interests related thereto), personal property necessary for and used or to be used in connection with its ownership or operation of the Mortgaged Assets (including the Underlying Mortgaged Property and any business interests related thereto) or any portion thereof, cash, its interest under any associated Interest Rate Protection Agreement, this Agreement, and any and all agreements, documents, insurance policies, reports and other instruments in any way relating to the Mortgaged Assets (including the Underlying Mortgaged Property and any business interests related thereto) or any portion thereof; (b) not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) pursuant to this Agreement, and under the agreements, documents, insurance policies, reports and other instruments evidencing, securing or in any other way related to the Mortgaged Assets (including the Underlying Mortgaged Property and any business interests related thereto), (ii) in connection with customary representations, warranties, indemnities and agreements in connection with the origination, acquisition, ownership, management, servicing, administration, operation, collection, enforcement, financing, development, improvement, leasing, exchange, participation, securitization, sale, transfer or other disposition of the Mortgaged Assets (including the Underlying Mortgaged Property and any business interests related thereto), and (iii) under zoning and other governmental regulations, rules, prohibitions and ordinances and existing and proposed covenants, easements and other matters of public record governing, burdening, benefiting or otherwise affecting any real property constituting or underlying any of the Mortgaged Assets (including the Underlying Mortgaged Property and any business interests related thereto); (c) not make any loans or advances to any third party, and shall not acquire obligations or securities of its affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of the Agent, not to unreasonably withheld; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP consistently applied as in effect from time to time or as a matter of law) and file its own tax returns (except to the extent that either consolidation is required or permitted under applicable law or it is a tax disregarded entity not required to file tax returns under applicable law); (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part, except as otherwise permitted in accordance herewith; (k) not commingle its funds or other assets with those of any Affiliate or any other Person; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person; and (n) shall not, without the vote of 100% of the Board of Directors or Board of Managers of such Borrower, (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to such Borrower; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to such Borrower; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower or a substantial portion of its properties; or (iii) make any assignment for the benefit of Borrower’s creditors.

Section 5.24                            Registration of Securities.

In the case of any Pledged Mortgage Asset not physically delivered to the Administrative Agent as agent for the Lenders (or the Custodian on its behalf) unless otherwise consented to by the Administrative Agent, the Borrowers shall maintain, or cause to be maintained, each of the Securities (as defined in the UCC) with either DTC or with the National Book Entry System of the Federal Reserve, DTC or any similar firm or agency, as applicable, in the name of the Administrative Agent as agent for the Lenders.

Section 5.25                            Termination of Securities Account.

Upon the Borrowers’ receipt of notice from any securities intermediary (as defined in the UCC) of its intent to terminate any securities account (as defined in the UCC) of the Borrowers held by such securities intermediary and relating to a Pledged Mortgage Asset or collateral for a Pledged Mortgage Asset, prior to the termination of such securities account, the collateral in such account (a) shall be transferred to a new securities account, upon the request of the Administrative Agent, which shall be subject to an executed control agreement as provided in Section 5.12 of this Agreement or (b) transferred to an account held by the Administrative Agent as agent for the Lenders in which such collateral will be held until a new securities account is established with an executed control agreement acceptable to the Administrative Agent in its discretion.

Section 5.26                            Independence of Covenants.

All covenants contained in this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

Section 5.27                            ERISA.

Each Borrower and Guarantor shall, and each shall cause each of its Subsidiaries to, comply in all material respects with all requirements of ERISA applicable with respect to each Plan.

Section 5.28                            Mortgage Assets.

The Borrowers shall (i) acquire the Mortgage Assets pursuant to and in accordance with the terms of the Purchase Agreements (if applicable), (ii) take all action necessary to perfect, protect and more fully evidence the Borrowers’ ownership of such Mortgage Assets under the Purchase Agreements (if any) free and clear of any Lien other than Permitted Liens, including, without limitation, (A) filing and maintaining effective financing statements against the Transferors in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (iii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, (c) until no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, that:

Section 6.1                                   Indebtedness.

The Borrowers shall not create, incur, assume or suffer to exist any Indebtedness (including, but not limited to, any credit or repurchase facility), Guarantee Obligation or Contractual Obligation of the Borrowers, except Indebtedness, Guarantee Obligations and Contractual Obligations of the Borrowers permitted under this Agreement.

Section 6.2                                   Liens.

The Credit Parties and the Subsidiaries and Affiliates shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume, suffer or permit to exist any Lien on all or any portion of the Collateral, other than Permitted Liens, whether now existing or hereafter transferred hereunder, or any interest therein, and the Credit Parties and the Subsidiaries and Affiliates shall not sell, pledge, assign or suffer to exist any Lien, or any circumstance which, if adversely determined, would be reasonably likely to give rise to a Lien, on its interest, if any, hereunder or under the other Credit Documents.  Immediately upon notice to any Credit Party of a Lien or any circumstance which, if adversely determined would be reasonably likely to give rise to a Lien (other than in favor of the Administrative Agent or created by or through the Administrative Agent), on all or any portion of the Collateral, the Borrowers shall notify the Administrative Agent and the Borrowers shall further defend the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral (other than any Permitted Liens created under this Agreement and the Credit Documents), and the Borrowers shall defend the right, title and interest of the Credit Parties and their Subsidiaries and Affiliates in and to any of the Collateral against the claims and demands of all Persons whomsoever.  Notwithstanding the foregoing, if a Credit Party or any Subsidiary or Affiliate shall grant a Lien on any of the Collateral in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such Collateral in favor of the Administrative Agent for the ratable benefit of the Lenders and the Affiliated Hedge Counterparty to the extent such Lien has not already been granted to the Administrative Agent.

Section 6.3                                   Nature of Business.

No Credit Party will, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date.  The Borrowers shall not engage in any activity other than activities specifically permitted by this Agreement, including, but not limited to, investment in mortgage loans, mezzanine loans, participations and other real estate related assets and the purchasing, financing and holding of commercial mortgage-backed securities, collateralized debt obligation securities and activities incident thereto.

Section 6.4                                   Consolidation, Merger, Sale or Purchase of Assets, etc.

No Credit Party shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets.

Section 6.5                                   Advances, Investments and Loans.

The Borrowers shall not create, incur, assume or suffer to exist any Indebtedness, Guarantees or Contingent Liabilities, except Indebtedness of the Borrowers to the Administrative Agent or any Lender (or an Affiliate of the Administrative Agent or any Lender).

Section 6.6                                   Transactions with Affiliates.

The Credit Parties may enter into any transaction with an Affiliate; provided that such transaction is disclosed in writing in advance to the Administrative Agent and each Lender and such transaction is upon fair and reasonable terms no less favorable to the applicable Credit Party than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided, further, that in no event shall a Credit Party transfer to the Administrative Agent hereunder any Mortgage Asset acquired by a Credit Party from an Affiliate of Credit Party unless a Non-Consolidation Opinion and a True Sale Opinion have been delivered to the Administrative Agent prior to such sale if requested by the Administrative Agent in its sole discretion.

Section 6.7                                   Ownership of Subsidiaries; Restrictions.

Except in connection with a Permitted Investment or Permitted Indebtedness, the Credit Parties other than the Borrowers shall not create or own Subsidiaries other than in the ordinary course of business.  The Borrowers shall not create or own Subsidiaries.  Except in connection with a Permitted Investment or Permitted Indebtedness, the Credit Parties will not sell, transfer, pledge or otherwise dispose of any Equity Interest or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interest or other equity interests.

Section 6.8                                   Corporate Changes; Material Contracts.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its Authority Documents in any respect without the prior written consent of the Administrative Agent; provided that no Credit Party shall (i) except to the extent permitted under this Agreement, alter its legal existence, identity or corporate structure or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization, (iii) change its registered legal name or (iv) change its organizational identification number, without providing thirty (30) days prior written notice to the Administrative Agent and without having first taken all action required by the Administrative Agent for the purpose of perfecting or protecting the liens and security interests of the Administrative Agent and the Lenders established hereunder, (c) amend, modify, cancel or terminate other than on its terms or fail to renew or extend at the Credit Party’s or the Subsidiary’s option or permit the amendment, modification, cancellation or termination other than on its terms of any of the Material Contracts in any respect materially adverse to the interests of the Lenders without first providing at least three (3) Business Days prior written notice thereof, together with a reasonably detailed written summary of the substance thereof and a signed and properly completed Compliance Certificate, (d) change its state of incorporation, organization or formation without the consent of the Administrative Agent or have more than one state of incorporation, organization or formation or (e) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9                                   Limitation on Restricted Actions.

The Credit Parties will not, nor, in connection with clauses (a) through (d) below will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any Lien or restriction on the ability of any such Person to (a) other than dividends to the Guarantors by direct or indirect Subsidiaries of the Guarantors, pay dividends or make any other distributions to any Credit Party on its Equity Interest or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) other than in connection with Permitted Investments or Permitted Indebtedness, make loans or advances to any Credit Party, (d) sell, lease or transfer any of its Properties to any Credit Party, or (e) act as a Borrower or Guarantor, to obtain loans or to pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) (d) above) for such Liens or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents or (ii) Requirements of Law.

Section 6.10                            Restricted Payments.

No Credit Party shall declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of any Credit Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Credit Party, except, so long as no Default, Event of Default or Deficit shall have occurred and be continuing, a Credit Party may (i) make such payments solely to the extent necessary to preserve the status of the Parent as a REIT and (ii) make dividend distributions in an amount up to 100% of FFO.

Section 6.11                            Sub-Limits.

The Borrowers shall not pledge to the Administrative Agent any Eligible Assets if, after such pledge a Sub-Limit would be exceeded, unless waived in writing by the Administrative Agent in its discretion.

Section 6.12                            No Further Negative Pledges.

None of the Credit Parties or any of their Subsidiaries shall grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts, or purports to prohibit or restrict, the granting of any Lien or other encumbrance on any of the assets or Properties of the Credit Parties or their Subsidiaries; provided, however, that the foregoing shall not apply to (i) the negative pledge contained in

Section 6.2, (ii) Indebtedness identified on Schedule 6.1(b) or (iii) any other negative pledge or grant of any Lien or other encumbrance approved by the Administrative Agent in its discretion.

Section 6.13                            Collateral Not to be Evidenced by Instruments.

No Credit Party shall take any action to cause all or any portion of the Collateral that is not, as of the applicable Borrowing Date, evidenced by an Instrument to be so evidenced except, with the Administrative Agent’s consent, in connection with the enforcement or collection of such Collateral.

Section 6.14                            Deposits.

The Credit Parties will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account or Securities Account cash or cash proceeds other than (i) in the case of the Collection Account, Income in respect of Collateral, Cash Collateral and other payments required to be deposited therein under the Credit Documents, and (ii) in the case of the Securities Account, the GKK CRE CDO Securities that are Mortgage Assets and other Collateral related thereto (except those GKK CRE CDO Securities that are certificated securities within the meaning of Article 8 of the UCC).

Section 6.15                            Servicing Agreements.

The Credit Parties will not materially amend, modify, waive or terminate any provision of any Purchase Agreement, Servicing Agreement or Pooling and Servicing Agreement (other than any Servicing Agreement with SLG) without the prior written consent of the Administrative Agent.  Notwithstanding the foregoing, but subject to the Administrative Agent’s rights under Article IX, the Borrowers shall have the right to terminate any of the foregoing upon the occurrence of a material default (beyond any applicable notice and cure period) of the other party thereto.

Section 6.16                            Extension or Amendment of Collateral.

Except as provided in Section 9.7 or unless otherwise agreed to by the Administrative Agent in its discretion, the Credit Parties will not extend, amend, waive or otherwise modify, or permit any Servicer or PSA Servicer (except as provided in a Pooling and Servicing Agreement) to extend, amend, waive or otherwise modify the material terms of any Collateral or the Mortgage Loan Documents related thereto or to exercise the material rights of a holder of said Collateral.  Unless otherwise agreed to by the Administrative Agent in its discretion, the Credit Parties, the Servicers and the PSA Servicers (except as provided in a Pooling and Servicing Agreement) shall have no right to waive, amend, modify or alter the material terms of any Collateral or the related Mortgage Loan Documents thereto or otherwise exercise any material right of the holder of any Collateral.  The Administrative Agent agrees to promptly consider any request for consent under this Section 6.16.

Section 6.17                            Stock Repurchase.

Except as permitted under Section 6.10, no Credit Party shall repurchase any outstanding common stock or operating partnership units of any Credit Party prior to the later of (a) the Maturity Date and (b) the payment in full of the Obligations.

Section 6.18                            Margin Regulations.

No part of the proceeds of any Loan hereunder shall be used for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X.

Section 6.19                            Senior Interests.

Unless otherwise agreed to by the Administrative Agent in its sole and absolute discretion, no Credit Party shall acquire or maintain any right or interest in any Mortgage Asset (or, directly or indirectly, the Underlying Mortgaged Property with respect thereto) that is senior to the rights and interests of the Administrative Agent or the Lenders therein under this Agreement and the Credit Documents.

Section 6.20                            Portfolio Assets.

To the extent the Administrative Agent acquires a pledge of multiple Mortgage Assets as a part of a portfolio or package (as indicated as such on the related Confirmation), the Borrowers shall not repay or obtain the release of any Lien on less than all such Collateral without repaying all Loans related to all such Collateral included in the portfolio or package, unless the Administrative Agent otherwise consents in its discretion.

Section 6.21                            Inconsistent Agreements.

The Credit Parties shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any agreement containing any provision that would be violated or breached by any transaction, Loan or pledge of Collateral under the Credit Documents or by the performance by any Credit Party of its duties, covenants or obligations under any Credit Document.

Section 6.22                            Internalization of Management.

The Borrowers shall not permit the Parent to internalize the management of the Parent without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld by the Administrative Agent.

Section 6.23                            Payment of Third Party Management Fees.

The percentage used to calculate the fees paid under the Management Contract (or any replacement or substitution thereof) shall at no time exceed the percentage used to calculate the fees under the Management Contract as of the Closing Date.  It is hereby acknowledged that the Credit Parties shall be entitled to calculated any related management fees based on the foregoing percentage and the sum of the common equity, any preferred equity and trust preferred securities of the related company.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1                                   Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)                                  Payment.  (i) The Borrowers shall fail to pay any principal or interest on any Loan or Note when due (whether at maturity, by reason of mandatory or optional prepayment, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) the Borrowers shall fail to pay any fee or other amount payable hereunder or under the Credit Documents when due (whether at maturity, by reason of mandatory or optional prepayment, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (iii) or the Guarantors shall fail to pay on the Guarantee Agreement or the Derivatives Guarantee Agreement in respect of any of the foregoing or in respect of any other Obligations under the Credit Documents; or (iv) any other Credit Party shall fail to pay any amounts owed by it under the Credit Documents to which it is a party; or

(b)                                 Misrepresentation.  Any representation, warranty or certification made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or the Credit Documents or any material information with respect to the Mortgage Assets furnished in writing by or on behalf of any Credit Party shall prove to have been incorrect, false or misleading as of the earlier of (i) the date made or deemed made to the Administrative Agent or (ii) the date on which the Credit Parties become aware thereof; or

(c)                                  Covenant Default.  Any Credit Party shall fail to comply with any covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders, other than those set forth in Section 7.1 of this Credit Agreement, if such failure to comply shall continue unremedied for a period of ten (10) Business Days after actual knowledge by any Credit Party or receipt of written notice thereof from the Administrative Agent; or

(d)                                 Internalization of Management Default.  A breach of the covenant set forth in Section 6.22; or

(e)                                  Borrower Indebtedness Cross-Default.  Any Borrower shall be in default under (i) any Indebtedness of the Borrower which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the underlying default results in a Material Adverse Effect, or (ii) any other material contract to which the Borrower is a party which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the underlying default results in a Material Adverse Effect; or

(f)                                    Guarantor and Pledgor Indebtedness Cross-Default.  Any Guarantor or Pledgor shall have defaulted or failed to perform (beyond all applicable notice and cure periods) under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default or failure to perform (A) involves the failure to pay a matured obligation equal to or in excess of $10,000,000, or (B) involves an obligation of at least $10,000,000, is a monetary default or a material non-monetary default and results in acceleration or permits the acceleration of the obligation by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract, agreement or transaction; or

(g)                                 Bankruptcy Default.  An Act of Insolvency shall have occurred with respect to any Credit Party or any Affiliate thereof; or

(h)                                 Judgment Default.  A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against any Credit Party or any of its Subsidiaries or Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within fifteen (15) days from the date of entry thereof; or

(i)                                     ERISA Default.  (i) Any Credit Party or an ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Credit Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) any Credit Party or any ERISA Affiliate shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(j)                                     Change of Control.  There shall occur a Change of Control; or

(k)                                  Invalidity of Credit Documents.  (i) Any Credit Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective, be declared null and void, cease to be in full force and effect or cease to be the legally valid, binding and/or enforceable obligation of any Credit Party, as applicable, (ii) any Credit Party or any other Person shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Credit Document or any Lien or security interest thereunder or deny or disaffirm such Person’s obligations under any Credit Document, (iii) the Liens contemplated under the Credit Documents shall cease or fail to be first priority perfected Liens on any Collateral in favor of the Administrative Agent or shall be Liens in favor of any Person other than the Administrative Agent or (iv) any Credit Party shall grant, or permit or suffer to exist, any Lien on any Collateral except Permitted Liens; or

(l)                                     Uninsured Loss.  Any uninsured damage to or loss, theft or destruction of any Property or assets of the Credit Parties or any of their Subsidiaries shall occur that is in excess of (A) $250,000 with respect to any Borrower or (B) $5,000,000 with respect to any Credit Party other than a Borrower; or

(m)                               40 Act.  Any Credit Party shall become required to register as an “investment company” within the meaning of the 40 Act or the arrangements contemplated by the Credit Documents shall require registration as an “investment company” within the meaning of the 40 Act; or

(n)                                 Material Adverse Effect.  There shall exist any event or occurrence that has caused a Material Adverse Effect which, if it relates to any Credit Party other than a Borrower, shall remain uncured for a period of at least ten (10) Business Days; or

(o)                                 IRS Lien.  The Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets or Property of any Credit Party; or

(p)                                 Cooperation.  Any Credit Party fails to pledge Collateral required to be pledged under this Agreement or the other Credit Documents or fails to cooperate with the Administrative Agent as required by this Agreement or the other Credit Documents to ensure that the Administrative Agent has or obtains a perfected first priority security interest in all existing and future Collateral; or

(q)                                 Solvency.  Any Credit Party is not Solvent or shall admit its inability to, or its intentions not to, perform its obligations, covenants, duties or agreements under any Credit Document, any Obligation or any Credit Party-Related Obligation; or

(r)                                    REIT.  Parent fails (i) to qualify as a REIT (without giving any effect to any cure or corrective periods or allowances), or (ii) to continue to be entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120- REIT filed with the United States Internal Revenue Service for such year, or the entering into by Parent of “prohibited transactions” as defined in Sections 857(b)(6)(B)(iii) of the Code (taking into account Sections 857(b)(6)(C), 857(b)(6)(D) and 857(b)(6)(E) of the Code) or (iii) to satisfy any of the income or asset tests required to be satisfied by a REIT; or

(s)                                  Downgrade.  Parent is subject to a ratings downgrade by any Rating Agency or ceases to be a publicly traded company listed, quoted or traded on or in good standing in respect of any Stock Exchange; or

(t)                                    Commitment.  The aggregate principal amount of all Revolving Loans outstanding on any day exceeds the Revolving Commitment; or

(u)                                 Servicer Default.  A Servicer Default occurs and is continuing; or

(v)                                 Income.  Any Credit Party’s, any Subsidiary or Affiliate thereof, any Servicer’s or any PSA Servicer’s failure to deposit to the Collection Account all Income and other Cash Collateral as required by this Agreement or the failure of the Borrowers to deposit or credit to the Securities Account any uncertificated GKK CRE CDO Securities and related Collateral required to be deposited or credited to such account; or

(w)                               Consent.  Any Credit Party engages in any conduct or action where the Administrative Agent’s and/or any Lender’s prior written consent is required by the terms of this Agreement or the other Credit Documents and any Credit Party fails to obtain such consent, if such failure to comply shall continue unremedied for a period of ten (10) Business Days after actual knowledge by any Credit Party or receipt of written notice thereof from the Administrative Agent; or

(x)                                   Merger.  Unless waived by the Administrative Agent, to the extent merger or consolidation is permitted under the Credit Documents, any Credit Party shall merge or consolidate into any entity and such entity is, in the Administrative Agent’s determination in its discretion, materially weaker in its financial condition (in the aggregate) than such Person pre-merger or consolidation; or

(y)                                 Liens.  Any Credit Party shall grant, or suffer to exist, any Lien on any Mortgage Asset (except any Lien in favor of the Administrative Agent for the benefit of the Lenders); or the Mortgage Assets shall not have been pledged to the Administrative Agent for the benefit of the Lenders, or the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Mortgage Asset in favor of the Administrative Agent for the benefit of the Lenders (other than by result of any action or inaction by the Administrative Agent) or shall be Liens in favor of any Person other than the Administrative Agent for the benefit of the Lenders; or

(z)                                   Valid Security Interest.  Any Pledge and Security Agreement shall cease to create a valid and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders in the Equity Interests of the respective Credit Party, or any Credit Party shall so assert; or

(aa)                            Amendment of Management Contract.  The Management Contract shall be amended to increase the percentage used to calculate the fees paid under the Management Contract such that the percentage exceeds the percentage used to calculate the fees under the Management Contract as of the Closing Date, or the Management Contract shall be otherwise materially amended to the detriment of Parent, or the Manager shall be terminated, in any case without the prior written consent of the Administrative Agent; or

(bb)                          Interest Rate Protection Agreement.  Any default, potential event of default, event of default or termination event (however denominated) shall have occurred with respect to a Credit Party (or its Affiliate, as applicable) under any Interest Rate Protection Agreement with an Affiliated Hedge Counterparty; or

(cc)                            Letter of Credit.  A Credit Party shall fail to make any required payment under any Letter of Credit issued under Section 2.3 hereof or there shall otherwise be a default under any such Letter of Credit; or

(dd)                          Other Defaults.  Any event or occurrence under this Agreement or any of the other Credit Documents that, by the express terms of this Agreement or the other Credit Documents, is deemed to constitute an Event of Default, if such failure to comply shall continue unremedied for a period of ten (10) Business Days after actual knowledge by any Credit Party or receipt of written notice thereof from the Administrative Agent; or

(ee)                            Instructions; Notices.  Any Credit Party shall have failed to give instructions or any notice to the Administrative Agent or any Lender as required by this Agreement or the other Credit Documents, or to deliver any required reports hereunder, on or before the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement or the other Credit Documents, if such failure to comply shall continue unremedied for a period of ten (10) Business Days after actual knowledge by any Credit Party or receipt of written notice thereof from the Administrative Agent.

In making a determination as to whether an Event of Default has occurred, the Administrative Agent and the Lenders shall be entitled to rely on reports published or broadcast by media sources believed by the Administrative Agent and/or any Lender to be generally reliable and on information provided to it by any other sources believed by it to be generally reliable, provided that the Administrative Agent and/or the Lender reasonably and in good faith believes such information to be accurate and has taken such steps as may be reasonable in the circumstances to attempt to verify such information.  Notwithstanding anything contained in the Credit Documents to the contrary, unless waived by the Administrative Agent in its discretion, neither the Credit Parties nor any other Person shall be permitted to cure an Event of Default after the acceleration of any of the Obligations.

Section 7.2                                   Acceleration; Remedies.

(a)                                  If an Event of Default shall have occurred and be continuing, the following rights and remedies are available to the Administrative Agent.

(i)                                     At the option of the Administrative Agent, exercised by written notice to the Credit Parties (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency of any Credit Party), the Loans (with accrued interest thereon), and all Obligations and other amounts under the Credit Documents shall immediately become due and payable.  The Administrative

Agent shall (except upon the occurrence of an Act of Insolvency of any Credit Party) give notice to the Credit Parties of the exercise of such option as promptly as practicable.

(ii)                                  With respect to all Letters of Credit not previously Cash Collateralized with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit.  The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrowers under this Agreement and the other Credit Documents.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Credit Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).  The Borrowers shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

(iii)                               If the Administrative Agent exercises or is deemed to have exercised the option referred to in Section 7.2(a)(i),

(A)                             (i) all of the Credit Parties’ obligations in respect of such Loans shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the Administrative Agent, for the account of the Lenders and each Affiliated Hedge Counterparty, and applied to the aggregate outstanding principal balance of the Loans and any other amounts owed to the Administrative Agent and Lenders hereunder and each Affiliated Hedge Counterparty or under any other Credit Document and (iii) all other Obligations shall be immediately due and payable;

(B)                               from and after the exercise or deemed exercise of such option, to the extent permitted by applicable law, the Loan balance with respect to each such Loan shall be determined by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Loan balance, (x) the ABR Default Rate to (y) the Loan balance for such Loan as of the Maturity Date (decreased as of any day by (i) any amounts actually in the possession of the Administrative Agent pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Mortgaged Assets applied to the outstanding principal balance of the Loans pursuant to Section 7.2(a)(v), and (iii) any amounts applied to the outstanding principal balance of the Loans pursuant to Section 7.2(a); and

(C)                                all Income actually received by the Administrative Agent for the account of the Lenders and Affiliated Hedge Counterparties shall be payable pursuant to Section 2.10.

(iv)                              Upon the occurrence and during the continuance of one or more Events of Default, the Administrative Agent shall have the right to obtain physical possession of the Servicing Records (subject to the provisions of the Custodial Agreement) and all other files of the Credit Parties relating to the Mortgaged Assets and all documents relating to the Mortgaged Assets which are then or may thereafter come into the possession of the Credit Parties or any third party acting for the Credit Parties and the Credit Parties shall deliver to the Administrative Agent such assignments as the Administrative Agent shall request and the Administrative Agent shall have the right to appoint any Person to act as Servicer for the Mortgaged Assets.  The Administrative Agent shall be entitled to specific performance of all agreements of the Credit Parties contained in the Credit Documents.

(v)                                 At any time on the Business Day following written notice to the Credit Parties (which notice may be the written notice given under Section 7.2(a)(i)), in the event the Credit Parties have not repaid all its Obligations under the Credit Documents, the Administrative Agent may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Administrative Agent may deem satisfactory any or all Mortgaged Assets subject to such Loans hereunder and apply the proceeds thereof to the aggregate unpaid principal balance of the Loans and any other amounts owing by the Credit Parties hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Mortgaged Assets, to give the Credit Parties credit for such Mortgaged Assets in an amount equal to the Asset Value of the Mortgaged Assets against the aggregate unpaid principal balance of the Loans and any other amounts owing by the Credit Parties hereunder.  The proceeds of any disposition of Mortgaged Assets shall be applied in accordance with Section 2.10(b).

(vi)                              Each Credit Party agrees that the Administrative Agent may seek to obtain an injunction or an order of specific performance to compel the Credit Party to fulfill any of its obligations as set forth in Article IX, if the Credit Party fails or refuses to perform its obligations as set forth therein.

(vii)                           Each Credit Party shall be liable to the Administrative Agent, payable as and when incurred by the Administrative Agent, for (A) the amount of all expenses, including legal or other expenses incurred by the Administrative Agent in connection with or as a consequence of any Event of Default, and (B) all costs incurred in connection with hedging or covering transactions.

(viii)                        The Administrative Agent shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b)                                 The Administrative Agent may exercise one or more of the remedies available to the Administrative Agent immediately upon and during the continuance of an Event of Default and, except to the extent provided in Sections 7.2(a)(i) and 7.2(a)(v), at any time thereafter without notice to any Credit Party.  All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which the Administrative Agent may have.

(c)                                  The Administrative Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Credit Party hereby expressly waives any defenses the Credit Party might otherwise have to require the Administrative Agent to enforce its rights by judicial process.  Each Credit Party also waives any defense (other than a defense of payment or performance) the Credit Party might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Mortgage Assets, or from any other election of remedies.  Each Credit Party recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length.

(d)                                 To the extent permitted by applicable law each Credit Party shall be liable to the Administrative Agent for interest on any amounts owing by the Credit Party hereunder, from the date the Credit Party becomes liable for such amounts hereunder until such amounts are (i) paid in full or (ii) satisfied in full by the exercise of the Administrative Agent’s rights hereunder.  Interest on any sum payable by any Credit Party to the Administrative Agent under this Section 7.2(d) shall be at a rate equal to the ABR Default Rate.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1                                   Appointment and Authority; Nature of Duties.

Each Lender hereby irrevocably designates and appoints Wachovia to act on its behalf as the Administrative Agent under this Agreement and the other Credit Documents, and each Lender hereby irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to or conferred upon the Administrative Agent by the terms of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein, together with such other powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article VIII.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and neither the Manager nor any Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.

The Administrative Agent shall be responsible for administering the Loans on a day-to-day basis.  In the exercise of such administrative duties, the Administrative Agent shall use the same diligence and standard of care that is customarily used by the Administrative Agent with respect to similar loans entered into by the Administrative Agent solely for its own account.

Each Lender delegates to the Administrative Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Loans:

(a)                                  to enter into and fund Loans on behalf of the Lenders in accordance with the provisions of the Credit Documents;

(b)                                 to receive all amounts paid by, or on behalf of, the Credit Parties and, except for fees to which the Administrative Agent is entitled pursuant to the Credit Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;

(c)                                  to keep and maintain complete and accurate files and records of all material matters pertaining to the Loans, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to the Administrative Agent; and

(d)                                 to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation and administration of the Loans and the rights and duties delegated hereinabove.

The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through its agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder and under the other Credit Documents.  The Administrative Agent shall not be responsible for the negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, or a Lender hereunder.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.2                                   Exculpatory Provisions.

The Administrative Agent and any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent and any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Requirements of Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent and any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent and any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report, statement or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the value, validity, enforceability, effectiveness, genuineness or sufficiency of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3                                   Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any note, resolution, notice, request, certificate, consent, statement, affidavit, order, instrument, document or other writing (including any letter, cablegram, telegram, telecopy, telex, teletype message or electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent, made or otherwise authenticated by the proper Person or Persons.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as the Administrative Agent deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking, continuing or failing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.4                                   Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or one of the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be) and the Administrative Agent shall not incur liability to any Person by reason of so acting or refraining from acting.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

Section 8.5                                   Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Credit Party and made its own credit analysis and decision to enter into this Agreement and each Loan hereunder.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Credit Party.  Except for notices, reports and other documents expressly required to be furnished by a Credit Party to the Administrative Agent hereunder or under the other Credit Documents, which the Administrative Agent must distribute promptly to each Lender, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, attorneys-in-fact or Affiliates.

Section 8.6                                   Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity hereunder and its Affiliates and its respective officers, directors, agents and employees (to the extent not reimbursed by the Borrowers within five (5) Business Days after the delivery of a written request by the Administrative Agent to the Borrowers for such reimbursement or indemnification or, if earlier, upon receipt by the Administrative Agent of a refusal from the Borrowers to comply with any such request and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

Section 8.7                                   Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.8                                   Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior approval of the Borrowers, to appoint a successor, or an Affiliate of any such bank.  If no successor Administrative Agent has been appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving notice of its resignation, then the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lenders appoint and the Borrowers approve a successor Administrative Agent and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.9                                   Collateral and Guaranty Matters.

(a)                                  The Lenders irrevocably authorize and direct the Administrative Agent:

(i)                                     to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), or (B) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders or (C) subject to Sections 2.7(c) and 6.21 and other restrictions on releases, upon a prepayment in full of all amounts owed hereunder with respect to a Pledged Mortgage Asset by the Borrowers pursuant to Section 2.7(b)(iv), provided there is no Default, no Event of Default and no mandatory prepayment is due or will become due upon such release or upon the expiration of the applicable time period under Section 2.7.

(ii)                                  to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2; and

(iii)                               to release the Guarantors from their obligations under the applicable Guarantee Agreement if any such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b)                                 In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrowers’ expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release the Guarantors from their obligations under the Guarantee Agreement pursuant to this Section.

Section 8.10                            Duties in the Case of Enforcement.

In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Credit Parties’ obligations under the Credit Documents shall have occurred, the Administrative Agent shall, at the request, or may, upon the consent, of the Required Lenders, and provided that the Lenders have given to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Credit Documents respecting the sale or other disposition of all or any of the Mortgage Assets and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Credit Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Required Lenders.  The Administrative Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Required Lenders, and such instruction shall be binding upon all the Lenders.  The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the

Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.  The Administrative Agent may, in its discretion but without obligation, in the absence of direction from the Required Lenders, take such interim actions as it believes necessary to preserve the rights of the Lenders hereunder and in and to any Mortgage Assets, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Mortgage Asset.  Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Credit Documents, other than through the Administrative Agent.

ARTICLE IX

ADMINISTRATION AND SERVICING

Section 9.1                                   Servicing.

(a)                                  The Administrative Agent hereby appoints each of the Borrowers as its agent to service the Collateral and enforce its rights in and under such Collateral.  The Borrowers hereby accept such appointment and agree to perform the duties and obligations with respect thereto as set forth herein.

(b)                                 The Borrowers covenant to maintain or cause the servicing of the Collateral (other than Junior Interests and GKK CRE CDO Securities) to be maintained in conformity with Accepted Servicing Practices and in a manner at least equal in quality to the servicing Borrowers provide for Mortgage Assets that it owns.  In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which this Agreement terminates or the Administrative Agent releases its Lien with respect to the related item of Collateral or (iii) the transfer of servicing approved in writing by the Administrative Agent.

Section 9.2                                   Borrowers as Servicer.

With respect to Mortgage Assets other than Junior Interests and GKK CRE CDO Securities, if the Collateral is serviced by an Affiliate of the Borrowers, each Borrower agrees that, until the item of Collateral is released from the Administrative Agent’s Lien, the Administrative Agent has a security interest in all servicing records for the period that the Administrative Agent has a Lien on the Collateral, including, but not limited to, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, computer programs, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Collateral (the “Servicing Records”).  Each Borrower covenants to safeguard such Servicing Records and to deliver them promptly to the Administrative Agent or its designee (including the Custodian) at the Administrative Agent’s request.

Section 9.3                                   Third Party Servicer.

With respect to Mortgage Assets other than Junior Interests and GKK CRE CDO Securities (the “Serviced Assets”), if any Serviced Assets are serviced by a person other than an Affiliate of the Borrowers (such third party, the “Servicer”), (i) the Borrowers shall, in accordance with Section 4.2, provide to the Administrative Agent a copy of the servicing agreement, which shall be in form and substance acceptable to the Administrative Agent (the “Servicing Agreement”) and a Servicer Redirection Notice, fully executed by the Borrowers and the related Servicer and the Borrowers shall require each Servicing Agreement to contain provisions relating to the delivery of information and reports as will enable each Borrower to comply with its obligations under this Agreement as and when required hereunder, and (ii) each Borrower hereby irrevocably assigns to the Administrative Agent, and the Administrative Agent’s successors and assigns, for the benefit of the Lenders, all of the Borrower’s right, title and interest in, to and under, and the benefits of, each Servicing Agreement.  The Borrowers shall not cause the Serviced Assets to be serviced by a third party other than pursuant to the Servicing Agreements or, if not serviced thereunder, by any Servicer other than a Servicer expressly approved in writing by the Administrative Agent in its discretion, which approval shall be deemed granted by the Administrative Agent with respect to each Servicer listed on Schedule 9.3 attached hereto, as such schedule may be amended or supplemented from time to time, after the execution of this Agreement.  Notwithstanding the fact that the Borrowers have contracted with the Servicers to service the Serviced Assets, the Borrowers shall remain liable to the Administrative Agent for the acts of the Servicers and for the performance of the duties and obligations set forth herein.  Each Borrower agrees that no Person shall assume the servicing obligations with respect to any Serviced Assets as successor to the Servicer unless such successor is a Qualified Servicer and unless such successor is approved in writing by the Administrative Agent prior to such assumption of servicing obligations.  The Administrative Agent hereby agrees that upon the repayment of any Loan, the Administrative Agent shall assign back to the Borrower all of its right, title and interest in, to and under, and the benefits of, any Servicing Agreement pertaining to the related Serviced Assets.

Section 9.4                                   Duties of the Borrowers.

(a)                                  Duties.  The Borrowers shall take or cause to be taken all such actions as may be necessary or advisable to collect all Income and other amounts due or recoverable with respect to the Collateral from time to time, all in accordance with Applicable Laws, with reasonable care and diligence, and in accordance with the standard set forth in Section 9.1(b).

(b)                                 Administrative Agent’s Rights.  Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent of its rights hereunder shall not release the Borrowers from any of its duties or responsibilities with respect to the Collateral.  The Administrative Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrowers hereunder.

(c)                                  Servicing Programs.  In the event that the Borrowers or the Servicers use any software program in servicing the Collateral that is licensed from a third party, at the request of the Administrative Agent, the Borrowers shall use their reasonable efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Administrative Agent to use such programs.

Section 9.5                                   Authorization of the Borrowers.

(a)                                  The Administrative Agent hereby authorizes the Borrowers (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Collateral to the Administrative Agent to collect all amounts due under any and all Collateral, including, without limitation, endorsing any checks and other instruments representing Income, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Requirements of Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Borrowers could have done if it had continued to own such Collateral free of the Lien of the Administrative Agent.  The Administrative Agent shall furnish the Borrowers (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Borrowers to carry out their servicing and administrative duties hereunder and shall cooperate with the Borrowers to the fullest extent in order to ensure the collectibility of the Collateral.  In no event shall the Borrowers be entitled to make the Administrative Agent a party to any litigation without the Administrative Agent’s express prior written consent.

(b)                                 Subject to all other rights of the Administrative Agent contained herein, after an Event of Default has occurred and is continuing, at the direction of the Administrative Agent, the Borrowers shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided, however, subject to all other rights of the Administrative Agent contained herein, the Administrative Agent may, at any time that an Event of Default or Default has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Administrative Agent and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or lock–box or other account designated by the Administrative Agent and, upon such notification and at the expense of the Borrowers, the Administrative Agent may enforce collection of any such Collateral and adjust, settle or compromise the amount or payment thereof.

Section 9.6                                   Event of Default.

With respect to Mortgage Assets other than Junior Interests and GKK CRE CDO Securities, if the servicer of the Collateral is any Borrower or an Affiliate of any Borrower, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to terminate the Borrower or Affiliate of Borrower as the servicer of the Collateral and transfer servicing to its designee, at no cost or expense to the Administrative Agent, at any time thereafter.  If the servicer of the Collateral is not any of the Borrowers, the Administrative Agent shall have the right, as contemplated in the applicable Servicer Redirection Notice, upon the occurrence of an Event of Default, to terminate any Servicer and any applicable Servicing Agreement and any PSA Servicer and any applicable Pooling and Servicing Agreement to the extent a PSA Servicer signed a Servicer Redirection Notice and, in each case, to transfer servicing to its designee, at no cost or expense to the Administrative Agent, it being agreed that the Borrowers will pay any and all fees required to terminate each such Servicer, PSA Servicer, Servicing Agreement and Pooling and Servicing Agreement and to terminate such Servicing Agreement and effectuate the transfer of servicing to the designee of the Administrative Agent.  The Borrowers shall cooperate fully and shall cause all Servicers and applicable PSA Servicers to cooperate fully with the Administrative Agent in transferring the servicing of the Collateral to the Administrative Agent’s designee.

Section 9.7                                   Modification.

Unless otherwise agreed to by the Administrative Agent in its discretion until the Administrative Agent releases its Lien on any item of Collateral, neither the Borrowers, the Servicers, PSA Servicer (unless otherwise provided in a Pooling and Servicing Agreement) nor any other Person acting on behalf of the foregoing shall have any right without the Administrative Agent’s prior written consent in its discretion to (i) waive, amend, modify or alter the material terms of any item of Collateral (including, without limitation, the related Mortgage Loan Documents), the Servicing Agreements or the Pooling and Servicing Agreements or (ii) exercise any material rights of a holder of any item of Collateral under any document or agreement governing or relating to such Collateral, in each case except as provided in the Custodial Agreement.  The Administrative Agent agrees to promptly consider any request for consent under this Section 9.7.

Section 9.8                                   Inspection.

In the event the Borrowers or their Affiliates are servicing the Collateral, the Borrowers or Affiliates shall permit the Administrative Agent to inspect the Borrowers’ and any of their Affiliates’ servicing facilities, books and records and related documents and information, as the case may be, for the purpose of satisfying the Administrative Agent that that Borrowers or their Affiliates, as the case may be, have the ability to service and are servicing the Collateral as provided in this Agreement.  If a Servicer or PSA Servicer is servicing any Collateral, the Borrowers shall cooperate with the Administrative Agent in causing each Servicer and PSA Servicer to permit the Administrative Agent to inspect the Servicer’s and PSA Servicer’s facilities, books and records and related documents and information relating to the Collateral.

Section 9.9                                   Payment of Certain Expenses by Servicer.

The Borrowers and any Servicer will be required to pay all expenses incurred by them in connection with their activities under this Agreement and the other Credit Documents, including fees and disbursements of independent accountants, Taxes imposed on the Borrowers or the Servicers, expenses incurred in connection with payments and reports pursuant to this Agreement and the other Credit Documents, and all other fees and expenses under this Agreement and the other Credit Documents for the account of the Borrowers.  The Borrowers shall be required to pay all fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account and all other collection, reserve or lock–box accounts related to the Collateral.  The Borrowers shall be required to pay such expenses for their own account and shall not be entitled to any payment therefor.

Section 9.10                            Pooling and Servicing Agreements.

Notwithstanding the provisions of this Article IX, to the extent the Collateral (or portions thereof) are serviced by a PSA Servicer (other than the Borrowers or any Servicer) under a Pooling and Servicing Agreement, (a) the standards for servicing such items of Collateral shall be those set forth in the applicable Pooling and Servicing Agreement, to the extent of the items covered therein, and otherwise as provided in this Agreement, (b) the Borrowers shall enforce its rights and interests under such agreements for and on behalf of the Administrative Agent, (c) the Borrowers shall instruct the applicable PSA Servicer to deposit all Income received in respect of the Collateral into the Collection Account in accordance with Section 5.17 of this Agreement, (d) the Borrowers shall not take any action or fail to take any action or consent to any action or inaction under any Pooling and Servicing Agreement where the effect of such action or inaction would prejudice or adversely affect the interests of the Administrative Agent, (e) the Administrative Agent shall be entitled to exercise any and all rights of the Borrowers or the holder of any such item of Collateral under such Pooling and Servicing Agreements as such rights relate to the Collateral, and (f) the Borrowers shall not consent to any amendment or modification to any Pooling and Servicing Agreement without the prior written consent of the Administrative Agent in its discretion.  The Administrative Agent agrees to promptly consider any request for consent under this Section 9.10.

Section 9.11                            Servicer Default.

Any material breach by the Borrowers, any of their Servicers or any of the PSA Servicers of the obligations contained in this Article IX or in Sections 2.11(a) and 5.17 shall constitute a “Servicer Default”.

ARTICLE X

MISCELLANEOUS

Section 10.1                            Amendments, Waivers and Release of Collateral.

Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, waived, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section.  The Required Lenders may, with the consent of each Affiliated Hedge Counterparty, or the Administrative Agent may, with the written consent of the Required Lenders and each Affiliated Hedge Counterparty, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i)                                     reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon (except in accordance with Section 2.4), or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.8 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b) or the definition of Asset Value shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and (C) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or

(ii)                                  amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)                               release any Borrower or Guarantor from obligations under the Guarantee Agreement, without the written consent of all of the Lenders; or

(iv)                             release any Borrower or Guarantor from obligations under the Derivatives Guarantee Agreement, without the written consent of each Affiliated Hedge Counterparty; or

(v)                                 release all or substantially all of the Collateral without the written consent of all of the Lenders; or

(vi)                              subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

(vii)                           permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(viii)                        amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

(ix)                                without the consent of Revolving Lenders holding in the aggregate more than 50% of the outstanding Revolving Commitments (or if the Revolving Commitments have been terminated, the aggregate principal amount of outstanding Revolving Loans), amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so; or

(x)                                   amend, modify or waive the order in which Obligations are paid or in a manner that would alter the pro rata sharing of payments by and among the Lenders in Section 2.10 without the written consent of each Lender and directly affected thereby; or

(xi)                                amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(xii)                             amend or modify the definition of Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, in addition to the Lenders and each Affiliated Hedge Counterparty required hereinabove to take such action.  Unless otherwise expressly provided herein, waivers shall be effective only in the specific instance and for the specific purpose for which given.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent, each Affiliated Hedge Counterparty and all future holders of the Notes.  In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent and each Affiliated Hedge Counterparty shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.8).

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 10.1, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Required Lenders (i) to increase the aggregate Commitments of the Lenders (provided that no Lender shall be required to increase its commitment without its consent), (ii) to add one or more additional borrowing Tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Credit Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing Tranche(s) and the accrued interest and fees in respect thereof and (iii) to include appropriately the lenders under such additional borrowing Tranches in any determination of the Required Lenders and/or to provide consent rights to such lenders under subsections (x) and/or (xi) of Section 10.1 corresponding to the consent rights of the other Lenders thereunder.

Section 10.2                            Notices.

(a)                                  Notices Generally.  Except as otherwise expressly permitted in this Agreement (and except as provided in paragraph (b) below), all notices and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by email,  telex or telecopy) and shall be delivered to the intended recipient as follows:

(i)                                    if to the Borrowers or any other Credit Party:

Gramery Warehouse Funding I LLC
420 Lexington Avenue
New York, NY 10170
Attention:	Bob Foley
Fax:	(212) 297-1090

GKK Trading Warehouse I LLC 420 Lexington Avenue New York, NY 10170
Attention:	Bob Foley
Fax:	(212) 297-1090

(ii)                                 if to the Administrative Agent:

Wachovia Bank, National Association One Wachovia Center, NC0166 301 South College Street Charlotte, North Carolina 28288
Attention:	Lee Goins
Phone No.:	(704) 715–7655
Facsimile No.:	(704) 715–0066

with copies to:

Wachovia Bank, National Association One Wachovia Center, NC0166 301 South College Street Charlotte, North Carolina 28288
Attention:	Marianne Hickman
Phone No.:	(704) 715–7818
Facsimile No.:	(704) 715–0066

and

Cadwalader Wickersham & Taft LLP
227 West Trade Street
Charlotte, North Carolina 28202
Attention:	Stuart N. Goldstein, Esq.
Phone No.:	(704) 348-5258
Facsimile No.:	(704) 348-5200

(iii)                               if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

(iv)                              if to an Affiliated Hedge Counterparty, to it at its address (or telecopier number) set forth in its related Interest Rate Protection Agreement.

Except as otherwise provided in this Agreement and except for notices given under Article IV (which shall be effective only on receipt), all communications shall be deemed to have been duly given when transmitted by Electronic Transmission or telecopy (upon receipt of confirmation) or personally delivered or, in the case of a mailed notice, upon receipt.

(b)                                 Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.3                            No Waiver; Cumulative Remedies.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Credit Document and no course of dealing with respect to any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent or any Lender would otherwise have.  No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.  An Event of Default shall be deemed to be continuing unless expressly waived by the Administrative Agent in writing.

Section 10.4                            Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Obligations owing under any Notes or the other Credit Documents have been paid in full.

Section 10.5                            Payment of Expenses and Taxes; Indemnity.

(a)                                  Costs and Expenses.  The Borrowers shall pay (i) all expenses incurred by the Administrative Agent and its Affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all expenses incurred by the Administrative Agent and its Affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, (iii) all expenses incurred by the Administrative Agent or any Lender, (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans, (iv) the Borrowers shall pay on demand any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Credit Documents or the other documents to be delivered hereunder or thereunder or the funding or maintenance of Loans hereunder and (v) in connection with the Administrative Agent’s diligence with respect to the Collateral or proposed Collateral, the Borrowers shall pay the asset management fees described in paragraph (f) of the Fee and Pricing Letter, the Administrative Agent’s legal fees and expenses provided for in paragraph (e) of the Fee and Pricing Letter and any amounts required by Section 10.26.  The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

(b)                                 Indemnification by the Borrowers.

(i)                                     Each Borrower, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each present and former Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from and against, any and all claims, penalties, fines, losses, damages, liabilities, costs, and expenses (including, without limitation, attorneys’ fees and disbursements), in each case incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party (collectively, the “Indemnified Amounts”) arising out of, in connection with, or as a result of (A) this Agreement, the Credit Documents, any Loan, any Collateral, the Mortgage Loan Documents, any transaction or Extension of Credit contemplated hereby or thereby, or any amendment, supplement, extension or modification of, or any waiver or consent under or in respect of this Agreement, the Credit Documents, any Loan, any Collateral, the Mortgage Loan Documents or any transaction or Extension of Credit contemplated hereby or thereby, (B) any Mortgage Asset or any other Collateral under the Credit Documents, (C) any violation or alleged violation of, non–compliance with or liability under any Requirement of Law (including, without limitation, violation of Securities Laws and Environmental Laws), (D) ownership of, Liens on, security interests in or the exercise of rights and/or remedies under the Credit Documents, the Mortgage Loan Documents, the Collateral, any other collateral under the

Credit Documents, the Underlying Mortgaged Property, any other related Property or collateral or any part thereof or any interest therein or receipt of any Income or rents, (E) any accident, injury to or death of any person or loss of or damage to Property occurring in, on or about any Underlying Mortgaged Property, any other related Property or collateral or any part thereof, the related Collateral or on the adjoining sidewalks, curbs, parking areas, streets or ways, (F) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Underlying Mortgaged Property, any other related Property or collateral or any part thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways, (G) any failure on the part of the Credit Parties to perform or comply with any of the terms of the Mortgage Loan Documents, the Credit Documents, the Collateral or any other collateral under the Credit Documents, (H) performance of any labor or services or the furnishing of any materials or other Property in respect of the Underlying Mortgaged Property, any other related Property or collateral, the Collateral or any part thereof, (I) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Underlying Mortgaged Property, any other related Property or collateral, the Collateral or any part thereof or the Credit Documents, (J) any Taxes including, without limitation, any Taxes attributable to the execution, delivery, filing or recording of any Credit Document, any Mortgage Loan Document or any memorandum of any of the foregoing, (K) any Lien or claim arising on or against the Underlying Mortgaged Property, any other related Property or collateral, the Collateral or any part thereof under any Requirement of Law or any liability asserted against the Administrative Agent or any Lender with respect thereto, (L) the claims of any lessee or any Person acting through or under any lessee or otherwise arising under or as a consequence of any leases with respect to any Underlying Mortgaged Property, related Property or collateral, or any claims of an Obligor, (M) any civil penalty or fine assessed by OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with the defense thereof, by any Indemnitee as a result of conduct of any Credit Party that violates any sanction enforced by OFAC, (N) any and all Indemnified Amounts arising out of, attributable or relating to, accruing out of, or resulting from (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any Property or Underlying Mortgaged Property by any Person or other source, whether related or unrelated to any other Credit Party or any Obligor, (2) any presence of any Materials of Environmental Concern in, on, within, above, under, near, affecting or emanating from any Property or Underlying Mortgaged Property, (3) the failure to timely perform any Remedial Work, (4) any past, present or future activity by any Person or other source, whether related or unrelated to any Credit Party or any Obligor in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Property or Underlying Mortgaged Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting any Property or Underlying Mortgaged Property, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Property or Underlying Mortgaged Property by any Person or other source, whether related or unrelated to any Credit Party or any Obligor, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Property or Underlying Mortgaged Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any Environmental Law, or (7) any misrepresentation or inaccuracy in any representation or warranty in any material respect or material breach or failure to perform any covenants or other obligations pursuant to this Agreement, the other Credit Documents or any of the Mortgage Loan Documents or relating to environmental matters in any way including, without limitation, under any of the Mortgage Loan Documents or (O) any Credit Party’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section that, in each case, results from anything other than any Indemnitee’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnitee in connection with any Collateral or any other collateral under the Credit Documents for any sum owing thereunder, or to enforce any provisions of any Collateral or any other collateral under the Credit Documents, the Credit Parties shall save, indemnify and hold such Indemnitee harmless from and against all expense, loss or damage suffered by reason of any defense, set–off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor, obligor or Obligor thereunder arising out of a breach by any Credit Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor, obligor or Obligor or its successors from any Credit Party.  Each of the Credit Parties also agrees to reimburse an Indemnitee as and when billed by such Indemnitee for all such Indemnitee’s costs, expenses and fees incurred in connection with the enforcement or the preservation of such Indemnitee’s rights under this Agreement, the Credit Documents, the Mortgage Loan Documents and any transaction or Extension of Credit contemplated hereby or thereby, including, without limitation, the fees and disbursements of its counsel.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party and/or any of their officers, directors, shareholders, employees or creditors, an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not any transaction contemplated hereby is consummated.

(ii)                                  Each Borrower shall, whether or not any transaction contemplated hereby is consummated: (i) pay as when billed by the Administrative Agent, and in any event within three (3) days after demand from the Administrative Agent, all costs and expenses (including, without limitation, all fees and disbursements of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees and expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with any Loans or any proposed Collateral, and the amount of such costs and expenses shall, until paid, bear interest at the greater of (x) 5.25% per annum in excess of the Prime Rate in effect from time to time or (y) 0.50% per annum in excess of the Alternate Base Rate in effect from time to time (or at such greater rate plus 6.00%, at any time the ABR Default Rate is applicable to any Loan)) (A) of the Administrative Agent in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement, any other Credit Document or any other documents prepared in connection herewith or therewith and the documents and instruments referred to herein and therein (including, without limitation, all fees, disbursements and expenses of Cadwalader, Wickersham & Taft LLP and/or other counsel incurred as of the date of this Agreement) and (B) of the Administrative Agent in connection with the enforcement of this Agreement and the other Credit Documents and any amendment, waiver or consent relating hereto or thereto and the documents and instruments referred to herein and therein; (ii) pay and hold each Indemnitee harmless from and against any and all present and future stamp, documentary, issue, sales and use, value added, property and other similar Taxes (other than Taxes imposed on net income) with respect to the matters described in foregoing clause (i) and hold each Indemnitee harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes; and (iii) indemnify each Indemnitee from and hold each of them harmless against any and all Indemnified Amounts incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loan hereunder or the consummation of any transactions contemplated herein or in any other Credit Document, including, without limitation, (A) the out-of-pocket due diligence, inspection, appraisals, testing and review costs and expenses incurred by the Administrative Agent with respect to Collateral submitted by any Borrower under this Agreement, including, but not limited to, those costs and expenses incurred by the Administrative Agent pursuant to Article IX and Section 10.26, (B) the fees and disbursements of counsel incurred in connection therewith and (C) any environmental liabilities with respect to any real estate or other assets held by any Borrower or any of its Affiliates (but excluding any such Indemnified Amounts to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

(iii)                               For the avoidance of doubt, an Indemnitee may seek payment of any Indemnified Amount at any time and regardless of whether a Default or an Event of Default then exists or is continuing.

(iv)                              If for any reason the indemnification provided in this Section is unavailable to the Indemnitee or is insufficient to hold an Indemnitee harmless, then the Credit Parties shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee on the one hand and the Credit Parties on the other hand but also the relative fault of such Indemnitee as well as any other relevant equitable considerations.

(v)                                 Without prejudice to the survival of any other agreement of any Borrower hereunder, the obligations of the Credit Parties under this Article X are joint and several and shall survive the termination of this Agreement.

(vi)                              Indemnification under this Section shall be in an amount necessary to make the Indemnitee whole after taking into account any tax consequences to the Indemnitee of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnitee.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Requirements of Law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.  The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

Section 10.6                            Successors and Assigns; Participations.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and any attempt by any Credit Party to assign any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent shall be null and void.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to any Person which is an Eligible Transferee (each such Person, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) and the other Credit Documents; provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in paragraph (b)(i)(A) of this Section, the aggregate principal amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless the Administrative Agent consents.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                            the consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an existing Lender, an Affiliate of an existing Lender or an Approved Fund; and

(B)                              the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (i) a Revolving Commitment if such assignment is to a Person that is not a

Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Credit Parties.  No such assignment shall be made to any Credit Party or any of the Credit Parties’ Affiliates or Subsidiaries of a Credit Party.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a register within the meaning of U.S. Treasury Regulation Section 5f.103 1(c) (the “Register”) on which it will record the Loans made hereunder, and each assignment and acceptance and participation.  The Register shall include the names and addresses of Lenders (including all assignees, successors and Participants), and the principal amount of the Loans owing to such Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrowers’ obligations in respect of such Loans.  If a Lender sells a participation in any Loan, it shall provide Borrowers, or maintain as agent of Borrowers, the information described in this paragraph and permit Borrowers to review such information as reasonably needed for Borrowers to comply with their obligations under this Agreement or under any applicable law or governmental regulation or procedure.

(d)                                 Participations.  Any Lender may at any time, upon notice to the Borrowers, sell participations to any Person (other than a natural person or the Credit Parties or any of the Credit Parties’ Affiliates or Subsidiaries of a Credit Party) which is an Eligible Transferee (each such Person, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders, shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant.  Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.14 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.14 as though it were a Lender.

(f)                                    Disclosures.  Each Borrower authorizes each Lender to disclose to any Assignee or Participant (including any prospective Assignee or Participant) any and all of the information in the possession of such Lender relating to the Borrower and its Affiliates or to any aspect of the Loans that has been delivered to such Lender by or on behalf of the Borrower or any of its Affiliates pursuant to this Agreement or in connection with the credit evaluation of the Lenders and their Affiliates prior to becoming a party to this Agreement; provided, that such Assignee or Participant shall have agreed to be bound by the provisions of Section 10.13 hereof.  Each Borrower agrees to cooperate with the applicable Lender in connection with any such sale of participating interests or assignments and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement to give effect to any such sale or transfer; provided, that the Borrower’s further consent shall be required with respect to any such restatement, amendment, supplement or other modification which adversely changes any economic or other material term of this Agreement.

(g)                                 Certain Pledges.   The parties to this Agreement acknowledge that nothing in this Agreement shall limit or otherwise restrict the right of any Lender to grant security interests in its rights hereunder, including, without limitation, (i) any security interest in all or any portion of any Lender’s rights under this Agreement to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, and (ii) any pledge or assignment for the benefit of the assignor’s trustee and/or its investors or financing parties to secure its obligations under any indenture, credit facility or Authority Documents to which it is a party; provided, that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.7                            Right of Set off; Sharing of Payments.

(a)                                  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, each Borrower hereby grants to the Administrative Agent and each Lender a right of offset, to secure repayment of all amounts owing to the Administrative Agent or any Lender by the Borrowers under the Credit Documents, upon any and all monies, securities, collateral or other property of the Borrower and the proceeds therefrom, now or hereafter held or received by the Administrative Agent or any Lender or any entity under the control of the Administrative Agent or any Lender and their respective successors and assigns (including, without limitation, branches and agencies of the Administrative Agent, wherever located), for the account of the Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of the Borrower at any time existing.  Each of the Administrative Agent, the Lenders and their respective Affiliates is hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to any Borrower, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to any of the Lenders or the Administrative Agent by the Borrowers under the Credit Documents, irrespective of whether any of the Lenders or the Administrative Agent shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts.  Each Borrower shall be deemed directly indebted to the Administrative Agent and the Lenders in the full amount of all amounts owing to the Lenders and the Administrative Agent by the Borrowers under the Credit Documents, and the Lenders and the Administrative Agent shall be entitled to exercise the rights of offset provided for above.  ANY AND ALL RIGHTS TO REQUIRE ANY OF THE LENDERS OR THE ADMINISTRATIVE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE AMOUNTS OWING TO ANY OF THE LENDERS OR THE ADMINISTRATIVE AGENT BY THE BORROWERS UNDER THE CREDIT DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY EACH BORROWER.

(b)                                 If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate principal amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Credit Parties or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

(c)                                  Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 10.8                            Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 10.9                            Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.10                     Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11                     Governing Law.

This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed in accordance with, the law of the State of New York.

Section 10.12                     Consent to Jurisdiction; Service of Process and Venue.

(a)                                  Any legal action or proceeding against any Credit Party with respect to this Agreement or any other Credit Document to which such Credit Party is a party may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each Credit Party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid to the Credit Party at its address as designated in Section 10.2 of this Agreement, such service to become effective ten (10) days after such mailing.  Nothing herein shall affect the right of Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

(b)                                 Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)                                  Except as prohibited by law, each Credit Party hereby waives any right it may have to claim or recover in any litigation any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Each Credit Party certifies that no representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waiver.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

(d)                                 Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

(e)                                  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any of the other Credit Documents or to any other documents or agreements relating to any transaction entered into hereunder.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

Section 10.13                     [Reserved].

Section 10.14                     Acknowledgments.

The Borrowers and the other Credit Parties each hereby acknowledge that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrowers and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)                                  no joint venture exists among the Lenders or among the Borrowers or the other Credit Parties, the Lenders and the Administrative Agent.

Section 10.15                     Waivers of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS, COURSE OF DEALINGS, COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WHETHER ORAL OR WRITTEN) OR OTHER ACTIONS OF ANY PARTY, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATIONSHIP THAT IS BEING ESTABLISHED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY ACTION OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR THE ENFORCEMENT OF THE CREDIT DOCUMENTS, AND NONE OF THE PARTIES HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

Section 10.16                     Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties, which information includes the name and address of the Borrowers and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the other Credit Parties in accordance with the Patriot Act.

Section 10.17                     Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 10.18                     Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments have been terminated.  Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrowers, deliver all the Collateral in its possession to the Borrowers and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

Section 10.19                     Lender Consent.

Each Person signing a Lender Consent (a) approves of this Agreement and the other Credit Documents, (b) authorizes and appoints the Administrative Agent as its agent in accordance with the terms of Article VIII, (c) authorizes the Administrative Agent to execute and deliver this Agreement on its behalf, and (d) is a Lender hereunder and therefore shall have all the rights and obligations of a Lender under this Agreement as if such Person had directly executed and delivered a signature page to this Agreement.

Section 10.20                     Appointment of the Administrative Borrower.

Each of the Borrowers hereby appoint the Administrative Borrower to act as its agent for all purposes under this Agreement (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans) and agree that (a) the Administrative Borrower may execute such documents on behalf of such Borrower as the Administrative Borrower deems appropriate in its sole discretion and each Borrower shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Administrative Borrower shall be deemed delivered to each Borrower and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Administrative Borrower on behalf of each Borrower.

Section 10.21                     Counterclaims.

The Credit Parties each hereby knowingly, voluntarily and intentionally waives any right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by the Administrative Agent, the Lenders or any of the Affiliates or agents of the foregoing.  The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

Section 10.22                     Legal Matters.

In the event of any conflict between the terms of this Agreement, any other Credit Document or any Confirmation with respect to any Collateral, the documents shall control in the following order of priority:  first, the terms of the related Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Credit Documents shall prevail.

Section 10.23                     Recourse Against Certain Parties.

No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Lenders, or the Credit Parties, as contained in this Agreement, the Credit Documents or any other agreement, instrument or document entered into by the Administrative Agent, the Lenders, the Credit Parties or any such party pursuant hereto or thereto or in connection herewith or therewith shall be had against any administrator of the Administrative Agent, the Lenders, or the Credit Parties or any incorporator, Affiliate (direct or indirect), owner, member, partner, stockholder, officer, director, employee, agent or attorney of the Administrative Agent, the Lenders, or the Credit Parties or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the

Administrative Agent, the Lenders or the Credit Parties contained in this Agreement, the Credit Documents and all of the other agreements, instruments and documents entered into by it pursuant hereto or thereto or in connection herewith or therewith are, in each case, solely the corporate obligations of the Administrative Agent, the Lenders or the Credit Parties and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders or the Credit Parties or any incorporator, owner, member, partner, stockholder, Affiliate (direct or indirect), officer, director, employee, agent or attorney of the Administrative Agent, the Lenders or the Credit Parties or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lenders or the Credit Parties contained in this Agreement, the Credit Documents or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Lenders or the Credit Parties and each incorporator, owner, member, partner, stockholder, Affiliate (direct or indirect), officer, director, employee, agent or attorney of the Administrative Agent, the Lenders, the Credit Parties or of any such administrator, or any of them, for breaches by the Administrative Agent, the Lenders, or the Credit Parties of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.  The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

Section 10.24                     Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Loans.

(a)                                  The Credit Parties shall cause all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by Requirements of Law fully to preserve and protect the right, title and interest of the Administrative Agent (on behalf of the Lenders) hereunder to all Property comprising the Collateral.  The Credit Parties shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.  The Credit Parties shall execute any and all documents reasonably required to fulfill the intent of this Section.

(b)                                 The Credit Parties agree that from time to time, at their expense, they will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent or any Lender may reasonably request in order to perfect, protect or more fully evidence the Loans hereunder and the security interest granted in the Collateral, or to enable the Administrative Agent to exercise and enforce their rights and remedies hereunder or under any Credit Document.

(c)                                  If the Credit Parties fail to perform any of their obligations hereunder, the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Borrowers.  The Credit Parties irrevocably appoint the Administrative Agent as their attorney-in-fact and authorize the Administrative Agent to act on behalf of the Credit Parties to file financing statements necessary or desirable in the Administrative Agent’s discretion to perfect and to maintain the perfection and priority of the interest in the Collateral.

(d)                                 Without limiting the generality of the foregoing, the Credit Parties will not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 4.1(d) or any other financing statement filed pursuant to this

Agreement, the Credit Documents or in connection with any Loan hereunder, unless this Agreement has terminated in accordance with the provisions hereof:

(i)                                     deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii)                                  deliver or cause to be delivered to the Administrative Agent an Opinion of Counsel for the Credit Parties, confirming and updating the opinion delivered pursuant to Section 4.1(c) with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 10.25                     Credit Parties’ Waiver of Setoff.

Each Credit Party hereby waives any right of setoff it may have or to which it may be entitled under this Agreement, the other Credit Documents or otherwise from time to time against the Administrative Agent, any Lender, or any Property or assets, or any of the foregoing.

Section 10.26                     Periodic Due Diligence Review.

Each Credit Party acknowledges that the Administrative Agent and each Lender has the right to perform continuing due diligence reviews with respect to the Collateral and the Credit Parties and Consolidated Subsidiaries of the foregoing for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Credit Party agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Credit Parties, as applicable, the Administrative Agent, the Lenders or their authorized representatives shall be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Asset Files and any and all documents, records, agreements, instruments or information relating to such Collateral, the Credit Parties and the Consolidated Subsidiaries of the foregoing in the possession or under the control of any Credit Party or the Custodian.  Each Credit Party also shall make available to the Administrative Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Collateral, the Credit Parties and the Consolidated Subsidiaries of the foregoing.  Each Credit Party shall also make available to the Administrative Agent and the Lenders any accountants or auditors of any Credit Party to answer any questions or provide any documents as the Administrative Agent or the Lenders may require.  The Administrative Agent has the right to request appraisals for the Collateral and proposed Collateral and the Borrowers shall pay all costs related to any appraisals required by the Administrative Agent in connection with the Collateral or proposed Collateral.  The Credit Parties acknowledge that the Administrative Agent has the right at any time to review all aspects of the Collateral and the Asset Value thereof, which review shall occur no less than quarterly and such reviews may result in mandatory prepayments under Section 2.7.  The Credit Parties shall pay all out-of-pocket costs and expenses (including fees and expenses of counsel, if any) incurred by the Administrative Agent in connection with the Administrative Agent’s activities pursuant to this Section 10.26 (“Due Diligence Costs”); provided that, in the event that a Default or an Event of Default shall have occurred, the Credit Parties shall reimburse the Administrative Agent for all Due Diligence Costs for any and all out-of-pocket costs and expenses incurred by the Administrative Agent in connection with any due diligence review conducted by the Administrative Agent pursuant to this Section 10.26 following the occurrence and during the continuation of such Default or Event of Default.

Section 10.27                     Character of Loans for Income Tax Purposes.

The Lenders and the Credit Parties shall treat all Loans hereunder as indebtedness of the Borrowers for United States federal income tax purposes.

Section 10.28                     Joint and Several Liability; Full Recourse Obligations.

(a)                                  At all times during which there is more than one (1) Borrower under this Agreement, each Borrower hereby acknowledges and agrees that (i) such Borrower shall be jointly and severally liable to the Administrative Agent and the Lenders to the maximum extent permitted by the Requirements of Law for all representations, warranties, covenants, obligations, duties and indemnities of the Borrowers, arising under this Agreement and the other Credit Documents, as applicable, and the Obligations, (ii) such Borrower has consented to the Administrative Borrower delivering all Notices of Borrowing on behalf of all Borrowers and any such Notice of Borrowing delivered by the Administrative Borrower on behalf of the Borrowers is binding upon and enforceable against each Borrower, (iii) the liability of each Borrower (A) shall be absolute and unconditional and shall remain in full force and effect (or be reinstated) until all the Obligations shall have been paid in full and the expiration of any applicable preference or similar period pursuant to any bankruptcy, insolvency, reorganization, moratorium or similar law, or at law or in equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by the Administrative Agent, and (B) until such payment has been made, shall not be discharged, affected, modified or impaired on the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of the Credit Parties or any other Person, (1) the waiver, compromise, settlement, release, termination or amendment (including, without limitation, any extension or postponement of the time for payment or performance or renewal or refinancing) of any or all of the obligations or agreements of any Credit Party under this Agreement or any Credit Document, (2) the failure to give notice to the Credit Parties of the occurrence of an Event of Default under any of the Credit Documents, (3) the release, substitution or exchange by the Administrative Agent of any or all of the Collateral (whether with or without consideration) or the acceptance by the Administrative Agent of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Obligations, whether by the Administrative Agent or in connection with any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors or similar event or proceeding affecting any or all of the Credit Parties or any other Person who, or any of whose Property, shall at the time in question be obligated in respect of the Obligations or any part thereof, or (5) to the extent permitted by Requirements of Law, any other event, occurrence, action or circumstance that would, in the absence of this Section, result in the release or discharge of any or all of the Borrowers from the performance or observance of any obligation, covenant or agreement contained in this Agreement or the Credit Documents, (iv) the Administrative Agent shall not be required first to initiate any suit or to exhaust its remedies against the Credit Parties or any other Person to become liable, or against any of the Collateral, in order to enforce this Agreement or the Credit Documents and the Credit Parties expressly agree that, notwithstanding the occurrence of any of the foregoing, each Borrower shall be and remain directly and primarily liable for all sums due under this Agreement or any of the other Credit Documents, (v) when making any demand hereunder against any Borrower, the Administrative Agent or the Lenders may, but shall be under no obligation to, make a similar demand on the other Borrowers, and any failure by the Administrative Agent or Lenders to make any such demand or to collect any payments from the other Borrowers, or any release of such other Borrowers, shall not relieve any Borrower in respect of which a demand or collection is not made or the Borrowers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or the Lenders against the Borrowers and (vi) on disposition by the Administrative Agent of any Property encumbered by any Collateral, each Borrower shall be and shall remain jointly and severally liable for any deficiency.

(b)                                 Each Borrower hereby agrees that, to the extent another Borrower shall have paid more than its proportionate share of any payment made hereunder, the Borrowers shall be entitled to seek and receive contribution from and against any other Borrowers which have not paid their proportionate share of such payment; provided however, that the provisions of this Section shall in no respect limit the obligations and liabilities of each Borrower to the Administrative Agent and the Lenders and, notwithstanding any payment or payments made by a Borrower (the “Paying Borrower”) hereunder or any set-off or application of funds of the Paying Borrower by the Administrative Agent or the Lenders, the Paying Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or the Lenders against any other Borrowers or any collateral security or guarantee or right of offset held by the Administrative Agent or the Lenders, nor shall the Paying Borrower seek or be entitled to seek any contribution or reimbursement from the other Borrowers in respect of payments made by the Paying Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers under the Credit Documents and the Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations) are paid in full.  If any amount shall be paid to the Paying Borrower on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the Paying Borrower in trust for the Administrative Agent, segregated from other funds of the Paying Borrower, and shall, forthwith upon receipt by the Paying Borrower, be turned over to the Administrative Agent in the exact form received by the Paying Borrower (duly indorsed by the Paying Borrower to the Administrative Agent, if required), to be applied against amounts owing to the Administrative Agent and the Lenders by the Borrowers under the Credit Documents and the Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations) in such order as the Administrative Agent may determine in its discretion.

(c)                                  Each Borrower shall remain obligated under this Section 10.28 notwithstanding that, without any reservation of rights against the Borrower and without notice to or further assent by the Borrower, any demand by the Administrative Agent for payment of any amounts owing to the Administrative Agent or any Borrower by any other Borrower under the Credit Documents may be rescinded by the Administrative Agent and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, and this Agreement and the other Credit Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent for the payment of amounts owing to the Administrative Agent or any Lender by the Borrowers under the Credit Documents may be sold, exchanged, waived, surrendered or released.  The Administrative Agent shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to the Administrative Agent or any Lender by the Borrowers under the Credit Documents, or any property subject thereto.  When making any demand hereunder against any Borrower, the Administrative Agent may, but shall be under no obligation to, make a similar demand on any other Borrower, and any failure by the Administrative Agent to make any such demand or to collect any payments from any other Borrower, or any release of such other Borrower shall not relieve any Borrower in respect of which a demand or collection is not made or the Borrowers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or the Lenders against the Borrowers.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(d)                                 Each Borrower waives any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to the Administrative Agent or any Lender by any other Borrower under the Credit Documents and notice of or proof of reliance by the Administrative Agent or the Lenders upon the Borrower or acceptance of the obligations of the Borrower under this Section 10.28, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of the Borrowers under this Section 10.28; and all dealings between the Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of the Borrowers under this Section 10.28.  Each Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower with respect to any amounts at any time owing to the Administrative Agent or the Lenders by the Borrower under the Credit Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Credit Documents.  Each Borrower understands and agrees that it shall continue to be liable under this Section 10.28 without regard to (a) the validity, regularity or enforceability of any other provision of this Agreement or any other Credit Document, any amounts at any time owing to the Administrative Agent or the Lenders by the Borrowers under the Credit Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for any amounts owing to the Administrative Agent or the Lenders by the Borrowers under the Credit Documents, or of the Borrowers under this Agreement, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against any Borrower, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee related thereto or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against Borrower.

(e)                                  Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of any Borrower hereunder in respect of the liabilities of the other Borrowers under this Agreement and the other Credit Documents shall in no event exceed the amount which can be guaranteed by the Borrower under applicable federal and state laws relating to the insolvency of debtors.

(f)                                    The obligations of the Borrowers and the Guarantors under the Credit Documents are full recourse obligations to each Borrower and Guarantor and the Borrowers and the Guarantors hereby forever waive, demise, acquit and discharge any and all defenses, and shall at no time assert or allege any defense, to the contrary.

Section 10.29                     Administrative Agent’s Appointment as Attorney-in-Fact.

(a)                                  Following the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact (coupled with an interest) with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Borrower hereby gives the Administrative Agent the power and right, on behalf of the Borrower, without assent by, but with written notice to, the Borrower, to do the following:

(i)                                     in the name of the Borrower, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

(ii)                                  to pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral;

(iii)                               (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust without the Borrower’s consent any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrower’s expense, at any time, and from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Borrower might do;

(iv)                              to direct the actions of the Custodian with respect to the Collateral under the Custodial Agreement; and

(v)                                 to execute, from time to time, in connection with any sale provided for in Section 7.2, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

Each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by the express terms hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

(b)                                 The powers conferred on the Administrative Agent hereunder are solely to protect the interests of the Administrative Agent and the Lenders in the Collateral and Mortgage Assets and shall not impose any duty upon it to exercise any such powers.  The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 10.30                     Treatment of Certain Information.

Notwithstanding anything to the contrary contained herein or in any related document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of any of the transactions contemplated by this Agreement or any other related document, any fact relevant to understanding the federal tax treatment of such transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.

Section 10.31                     Third Party Beneficiaries.

Each Lender and Affiliated Hedge Counterparty is a third party beneficiary of each of the terms and provisions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWERS:	GRAMERCY WAREHOUSE FUNDING I LLC, a Delaware limited liability company

	By:	Gramercy Investment Trust, a Maryland real estate investment trust, its sole member and manager

	By:	/s/ Robert R. Foley
	Name:	Robert R. Foley
	Title:	Chief Financial Officer

GKK TRADING WAREHOUSE I LLC, a
Delaware limited liability company

	By:	GKK Trading Corp., its sole member and manager

	By:	/s/ Robert R. Foley
	Name:	Robert R. Foley
	Title:	Chief Financial Officer

GUARANTORS:	GRAMERCY CAPITAL CORP., a Maryland corporation

	By:	/s/ Robert R. Foley
	Name:	Robert R. Foley
	Title:	Chief Financial Officer

GKK CAPITAL LP, a Delaware limited partnership

	By:	Gramercy Capital Corp., a Maryland corporation, its general partner

	By:	/s/ Robert R. Foley
	Name:	Robert R. Foley
	Title:	Chief Financial Officer

GRAMERCY INVESTMENT TRUST, a Maryland real estate investment trust

	By:	/s/ Robert R. Foley
	Name:	Robert R. Foley
	Title:	Chief Financial Officer

GKK TRADING CORP., a Delaware corporation

	By:	Gramercy Capital Corp., a Maryland corporation, its general partner

	By:	/s/ Robert R. Foley
	Name:	Robert R. Foley
	Title:	Chief Financial Officer

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ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders

	By:	/s/ Marianne Hickman
	Name:	Marianne Hickman
	Title:	Managing Director

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